                                                              Filed Pursuant to
                                                                 Rule 424(b)(4)
                                                             File No. 333-47197

PROSPECTUS

                               2,387,500 SHARES
                                     LOGO

                                 COMMON STOCK

  Of the 2,387,500 shares of Common Stock offered hereby (the "Offering"), 2,250,000 shares are being offered by The InterCept Group, Inc. ("InterCept" or the "Company") and 137,500 shares are being offered by a shareholder of the Company (the "Selling Shareholder"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholder. See "Use of Proceeds."

  Prior to the Offering there has been no public market for the Common Stock. See "Underwriting" for information relating to the determination of the initial public offering price.

  The Common Stock has been approved for listing on the American Stock Exchange under the symbol "ICG."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                                 PROCEEDS TO
                                      PRICE TO     UNDERWRITING   PROCEEDS TO      SELLING
                                       PUBLIC      DISCOUNT(1)     COMPANY(2)    SHAREHOLDER
--------------------------------------------------------------------------------------------
Per Share.......................       $7.00          $0.49          $6.51          $6.51
--------------------------------------------------------------------------------------------
Total(3)........................    $16,712,500     $1,169,875    $14,647,500      $895,125

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated Offering expenses of $1,400,000, payable by the Company.

(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 358,125 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters, the total Price to Public will be $19,219,375, the total Underwriting Discount will be $1,345,356, the total Proceeds to Company will be $16,978,894 and the total Proceeds to Selling Shareholder will be $895,125. See "Underwriting."

                               ----------------

  The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale, and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock will be available for delivery on or about June 15, 1998.

                               ----------------

J.C. Bradford & Co.                                           Wheat First Union

                                 June 9, 1998

ARTWORK (Inside Front Cover):

(1)Color map of the United States reflecting the outlines of the states and the Company's point of presence locations within each state, including the name of the city. The following heading is above the graphic: "The InterCept Group Communications Network LATA Map."


(2)Color map of the United States reflecting the outlines of the states. The states where the Company has customers or alliances with bankers banks are highlighted in yellow. The following heading is above the graphic: "States with customers or bankers bank alliances."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. All Common Stock share numbers in this Prospectus reflect a 2.1053-for-1 stock split on February 28, 1998. The terms "InterCept" and "Company" as used in this Prospectus mean The InterCept Group, Inc. and its subsidiaries on a consolidated basis. Industry information presented in this Prospectus is based upon sources which the Company believes to be reliable but has not independently verified.

                                  THE COMPANY

  The InterCept Group, Inc. ("InterCept" or the "Company") designs, develops, markets and implements a suite of fully integrated electronic commerce products and services primarily for community financial institutions in the United States. The Company's products and services include electronic funds transfer ("EFT"), data communications management, client/server enterprise software and other processing solutions. InterCept currently serves over 580 financial institutions and is the largest third-party processor of financial institutions' automated teller machines ("ATMs") in the southeastern United States. The Company has established marketing relationships with 9 of the 17 bankers' banks, which provide the Company access to over 4,500 of the approximately 11,000 community financial institutions nationwide. For the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998, recurring revenues accounted for approximately 69.3%, 76.1% and 78.2%, respectively, of the Company's revenues.

  InterCept is a single source provider of a broad range of flexible electronic commerce solutions and supporting value-added products and services. The Company provides numerous EFT products and services, including ATM, point-of-sale ("POS") and scrip debit services, debit card processing, funds transfer and remote banking services. The Company licenses PC BancPAC(TM), a client/server enterprise software system that operates in a personal computing environment and (since October 1997) in a Windows NT(R) environment. Community financial institutions can implement PC BancPAC(TM) on both a service bureau and in-house basis, providing them with two alternatives for utilizing the Company's technologies and processing expertise to improve operating efficiency for their institutions. The Company also provides maintenance and technical support services, supplies banking related equipment and offers numerous ancillary products and services to its financial institution customers.

  As part of its integrated suite of electronic commerce products and services, the Company provides end-to-end data communications management solutions to its customers. The Company maintains nationwide data communications coverage and has one of the largest private frame relay networks in the southeastern United States (the "InterCept Frame Relay Network"). The InterCept Frame Relay Network is the principal conduit through which the Company processes EFT transactions and manages the data communications needs of its customers. The InterCept Frame Relay Network contains approximately 1,200 drops which are located in 14 states, 41 local access transport areas ("LATAs") and all five markets of the Regional Bell Operating Companies ("RBOCs"). The design of the InterCept Frame Relay Network provides for efficient switching capabilities, which results in rapid response time, as well as secure and reliable transmission and processing of electronic commerce transactions conducted across the network. The Company believes the InterCept Frame Relay Network enables it to provide its electronic commerce products and services efficiently and on a more cost-effective basis for its customers.

  InterCept's top 9 senior officers have an average of over 22 years of industry experience and have expertise in multiple areas of electronic commerce (including EFT and data communications management), enterprise software and transaction processing for financial institutions. The Company's current market focus is on community financial institutions, which the Company believes rely heavily on third-party providers for a majority of their EFT, data communications management, enterprise software and transaction processing solutions, including the products and services offered by the Company. As a result of rapid technological, financial and other changes that have occurred over the past several years, InterCept believes that the demand of community financial institutions and their customers for technologically advanced solutions has increased substantially and that such demand will continue to grow in the future. The Company believes that its integrated suite of electronic commerce solutions enables its community financial institution customers to compete with larger financial institutions by allowing them to offer similar products and services on a cost-competitive basis.

  The Company believes it is one of the largest providers of fully integrated electronic commerce products and services for community financial institutions in the southeastern United States, and its goal is to become one of the largest such providers in the United States. To attain this goal, the Company plans to grow significantly by implementing the following key strategies:

    (i) Cross-Market to Existing Customer Base and Maximize Recurring Revenues. InterCept plans to cross-market its EFT, data communications management, client/server enterprise software and numerous ancillary products and services to its existing customers, most of which already use the Company's EFT services. The Company seeks to develop and maintain long-term customer relationships by providing multiple electronic commerce products and services to community financial institutions pursuant to contracts with renewable terms. The Company intends to maximize its recurring revenues through these relationships by enhancing and increasing the use of its various products and services. The Company also plans to create and acquire additional sources of recurring revenues to meet the evolving needs of its customers.

    (ii) Increase Data Communications Management and Optimize the InterCept Frame Relay Network. InterCept intends to increase the use of its data communications management services by offering customized, cost-competitive telecommunications connectivity to its customers and by managing their data traffic in a reliable and secure manner across the InterCept Frame Relay Network. The Company intends to optimize the InterCept Frame Relay Network by selling additional communications services to its customers, thereby increasing network utilization with minimal additional cost to the Company. InterCept plans to improve the speed and efficiency of transaction processing across the network by selectively enhancing and upgrading its processing and switching equipment and telecommunications lines. In addition, the Company will attempt to expand the InterCept Frame Relay Network into new geographic areas as business warrants. The Company believes that the strategic development of the InterCept Frame Relay Network will continue to provide for more efficient network utilization, allow it to reduce transmission and other operating costs, and support its current and future products and services.

    (iii) Complete Strategic Acquisitions. InterCept intends to acquire other companies with complementary technologies or services that will enhance and expand the products and services offered to existing customers, increase its market share, expand its geographic presence or optimize the InterCept Frame Relay Network. Since the beginning of 1996, the Company has completed several acquisitions of providers of complementary products and services. On April 28, 1998, the Company entered into a $20.0 million revolving line of credit agreement with First Union National Bank (the "First Union Credit Facility"), the proceeds of which will be available to fund acquisitions upon completion of this Offering and the satisfaction of certain other conditions set forth in such agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    (iv) Expand Sales Force and Strategic Marketing Relationships. The Company plans to expand its customer base and penetrate new geographic markets by hiring sales personnel with expertise in community financial institutions' operations and/or electronic commerce products and services similar to those offered by the Company. InterCept currently has established relationships with several banking related business organizations, including strategic marketing relationships with 9 of the 17 bankers' banks, which provide the Company access to over 4,500 of the approximately 11,000 community financial institutions nationwide. InterCept intends to use its expanded sales force to market its products and services directly to these institutions and to enhance its indirect marketing efforts by developing additional strategic marketing relationships with bankers' banks and various other business organizations.

    (v) Expand and Enhance its Products and Services. The Company has devoted and will continue to devote resources to developing and enhancing its suite of products and services. The Company plans to continue to combine its enhanced and expanded electronic commerce solutions with sophisticated technology to help its community financial institution customers remain competitive with other financial service providers. The Company continually strives to anticipate the most recent trends in the financial services industry and to develop and provide leading edge products and services.

  The Company is a Georgia corporation whose principal offices are located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071, and its telephone number is (770) 248-9600.

                                  THE OFFERING

 Common Stock offered by the Company........ 2,250,000 shares
 Common Stock offered by the
  Selling Shareholder.......................   137,500 shares(1)
 Common Stock to be outstanding
  after the Offering........................ 9,000,114 shares(2)
 Use of proceeds by the Company............. To repay certain indebtedness and an amount owed to an officer;
                                             enhance marketing efforts;
                                             upgrade, enhance and expand the
                                             InterCept Frame Relay Network;
                                             redeem outstanding preferred
                                             stock; and for working capital
                                             and general corporate purposes,
                                             including acquisitions. See "Use
                                             of Proceeds."
 American Stock Exchange symbol............. ICG

--------
(1) See "Principal and Selling Shareholders."

(2) Excludes 595,853 shares issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans. See "Management-- Stock Option Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             YEARS ENDED DECEMBER 31,        THREE MONTHS ENDED MARCH 31,
                          -------------------------------  ---------------------------------
                                                                                 AS ADJUSTED
                           1995(1)  1996(2)(3)    1997        1997       1998      1998(4)
                          --------- ----------  ---------  ---------- ---------- -----------
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  $   8,223 $  14,511   $  23,260  $    5,116 $    6,257 $    6,257
Costs of services.......      4,607     7,859      10,223       2,274      2,634      2,634
Selling, general and
 administrative
 expenses...............      2,213     6,852      10,105       2,316      2,532      2,532
Depreciation and
 amortization...........        242       351       1,323         308        285        285
Loss on impairment of
 intangibles............          0         0         728           0          0          0
Writeoff of purchased
 research and
 development costs......          0       810           0           0          0          0
                          --------- ---------   ---------  ---------- ---------- ----------
Total operating
 expenses...............      7,062    15,873      22,379       4,898      5,451      5,451
                          --------- ---------   ---------  ---------- ---------- ----------
Operating income
 (loss).................      1,161    (1,362)        881         218        806        806
Income (loss) before
 provision for income
 taxes and minority
 interest...............      1,098    (1,641)        232          55        646        814
Net income (loss)
 attributable to common
 shareholders...........  $     681 $  (1,427)  $    (427) $       29 $      376 $      476
                          ========= =========   =========  ========== ========== ==========
Net income (loss) per
 common share(5)........  $    0.12 $   (0.24)  $   (0.06) $     0.00 $     0.06 $     0.05
                          ========= =========   =========  ========== ========== ==========
Weighted average common
 shares outstanding.....  5,867,400 5,851,347   6,750,114   6,750,114  6,750,114  9,000,114

                                                                  AS OF
                                                             MARCH 31, 1998
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(6)
                                                          ------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents................................ $  940     $ 7,555
Working capital..........................................    604       7,674
Total assets.............................................  9,885      16,501
Long-term debt...........................................  4,221         284
Shareholders' (deficit) equity...........................   (408)     12,799

--------
(1) On June 4, 1996, Intercept Systems, Inc. ("Systems") merged with the Company in a share exchange combination by which Systems became a wholly-owned subsidiary of the Company. The results of operations of Systems have been included for the periods shown. See Note 3 of Notes to Consolidated Financial Statements.
(2) On June 4, 1996, the Company acquired Data Services Corp. ("Data Services") in a transaction accounted for as a purchase and the results of operations of Data Services have been included since the date of acquisition. On November 27, 1996, the Company acquired ProVesa, Inc. ("ProVesa") in a merger transaction accounted for as a purchase, and the results of operations of ProVesa have been included since the date of acquisition. On December 17, 1996, InterCept acquired FiNet, Inc. ("FiNet") in a merger transaction accounted for as a purchase, and the results of operations of FiNet have been included since the date of acquisition. On December 31, 1996, InterCept acquired Bank Services Corporation ("Bank Services") in a merger transaction accounted for as a purchase, and the results of operations of Bank Services have been included since the date of acquisition. See Note 3 of Notes to Consolidated Financial Statements.
(3) On January 30, 1998, the Company acquired Technologies in a transaction accounted for as a pooling of interests, and the results of operations of Technologies have been included since its inception on January 1, 1996.
(4) The statements of operations data have been adjusted to reflect (i) the sale of 2,250,000 shares of Common Stock offered by the Company, (ii) the elimination of interest expense related to the Company's credit facilities,
    (iii) the elimination of interest expense related to a deferred compensation agreement with an officer of the Company and (iv) the elimination of preferred stock dividends related to preferred stock to be repurchased with proceeds of the Offering. See "Use of Proceeds."
(5) See Notes 2 and 10 of Notes to the Consolidated Financial Statements for a discussion of the historical computations of net income (loss) per common share. Pursuant to Staff Accounting Bulletin No. 98, the impact of any options are excluded as the issuances are not considered nominal. Accordingly, basic and fully diluted net income (loss) per common share are the same.
(6) Adjusted to reflect the sale of 2,250,000 shares of Common Stock offered by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, projections of revenue composition and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, the Company's management. The words "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intends," "plans" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

BRIEF COMBINED OPERATING HISTORY; PRIOR LOSSES

  The Company was incorporated in May 1996 and has acquired five companies in transactions that occurred from June 1996 through January 1998. The members of the Company's senior management have worked together to manage the Company as a combined business for only a short time. Although the Company has generated net income for the three months ended March 31, 1998 and other historical operating periods, the Company had net losses of $1.4 million and $400,000 for the years ended December 31, 1996 and 1997, respectively, and has had net losses for several historical interim periods. See Consolidated Financial Statements and the related Notes thereto. There can be no assurance that management will be able to effectively manage the combined enterprise or implement the Company's growth strategies or that the Company will be able to achieve any cost savings or generate net income in future periods. The Company's historical financial results cover periods when the Company was not operating as a combined entity and, therefore, may not be indicative of the Company's future operating results or financial condition. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

ABILITY TO CONTINUE AND MANAGE GROWTH; ACQUISITION RISKS

  The Company's failure or inability to continue and manage its growth successfully may have a material adverse effect on the Company's business, financial condition and results of operations. The expansion of the Company's operations has placed and will continue to place significant demands on its administrative, operational and financial personnel and systems. The Company intends to continue to grow through strategic business combinations and through internal growth, including expanding its sales and marketing forces, cross-marketing its suite of products and services to existing customers, opening new data communications and item processing centers and expanding the InterCept Frame Relay Network. The Company's ability to grow also will depend on a number of factors beyond the Company's control, including general economic and industry conditions, existing and emerging competition and the strength of demand for the products and services provided by the Company. There can be no assurance that the Company will be able to generate or obtain capital sufficient to fund mergers and acquisitions and the enhancement and expansion of its products and services, manage costs, adapt its infrastructure and modify its operating systems to accommodate growth and attract and train additional qualified sales and marketing personnel. Implementing the Company's business strategies, including integrating other companies, introducing new products and services and opening new data communications and item processing centers, may divert management's attention from normal operating activities, which, in addition to the costs associated with such activities, may materially and adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The inability to identify, acquire and integrate additional businesses, products and services may have a material adverse effect on the Company's business, financial condition and results of operations. An element of the Company's strategy is the pursuit of business combinations that either increase or enhance the products and services currently offered by the Company. There can be no assurance that the Company will be able to identify suitable acquisition candidates, establish favorable consideration and other terms, arrange adequate financing on acceptable terms, consummate any transaction, or successfully integrate the operations, products, personnel and culture of any acquired business into those of the Company, nor can there be any assurance that the Company will be able to expand its market share. Future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the loss of key employees, the writeoff of in-process product development and capitalized product costs, integration costs, the amortization of expenses related to goodwill and other intangible assets, and the incurrence of unforeseen liabilities, all of which could have a material adverse effect on the Company. In addition, the Company competes with other electronic commerce providers for acquisition candidates, and consolidation in the financial services industry in the United States has resulted in fewer opportunities for acquisitions.

ABILITY TO EXPAND SALES AND MARKETING FORCES AND STRATEGIC MARKETING
RELATIONSHIPS

  If InterCept is unable to locate and hire experienced sales and marketing personnel or establish and maintain key marketing relationships on a timely basis, the Company's business, financial condition and results of operations would likely be materially adversely affected. An integral part of the Company's strategy is to expand its sales and marketing forces and its strategic marketing relationships. Competition for experienced sales and marketing personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel or to attract, integrate or keep additional qualified personnel in the future. In addition, the Company has relationships with various banking related organizations for the marketing and endorsement of the Company's products and services that management believes are important to its sales and marketing efforts and geographic expansion of the Company's business. The loss of any of these marketing relationships or the failure to enter into additional strategic marketing alliances could impact the Company's ability to implement its business strategies and could have a material adverse effect on its business, financial condition and results of operations. See "Business--Business Strategy" and "--Sales and Marketing."

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS

  There can be no assurance that the Company will be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving customer needs, that the Company will not experience difficulties that could delay or prevent the successful introduction of such products or services, that its new or enhanced products and services will satisfy the requirements of the marketplace and be accepted by its customers or that incorporating new developments in data communications or information processing technology or employing new technologies will not involve substantial cost. Electronic commerce, including EFT, data communications and enterprise software, has been characterized by rapid technological change, and the introduction of new communications technologies and new financial products and services can render existing technologies, products and services obsolete in a short period of time. The Company believes that its future success will depend in large part upon its ability to maintain and enhance its current product and service offerings and to continually develop and introduce new products and services that will keep pace with technological advances and satisfy evolving customer requirements.

  In addition, telephone companies and media companies are likely to increase communications services through the Internet, and if the Internet becomes an accepted method of electronic commerce, the Company could lose customers, which would reduce revenues from EFT and data communications management services. Use of the Internet for electronic commerce services raises numerous issues, including reliability, data security and data integrity, timely transmission, and pricing of products and services. It is impossible to predict whether the Internet will prove to be a viable commercial marketplace or whether the Company will continue to design, develop and offer Internet products and services which will be accepted in the marketplace.

  Delays or failures in the development and provision of new or enhanced products or services, or the failure of such products or services to achieve market acceptance, could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company expects other vendors to continually introduce new products and services, as well as enhancements to their existing products and services, which will compete with the products and services offered by the Company. The Company's success will depend significantly on its ability to anticipate evolving industry trends, continue to apply advances in electronic commerce, enhance existing products and services, and develop, acquire and introduce new products and services on a timely basis to address technological developments and meet increasing demands of its customers.

DEPENDENCE ON MANAGEMENT

  The loss of the services of one or more of the Company's senior officers or key management personnel would likely have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success depends on the abilities of John W. Collins, its Chief Executive Officer, Donny R. Jackson, its President and Chief Operating Officer, and a number of other senior officers and key management personnel who have substantial experience with the Company's operations, the rapidly changing electronic commerce industry and the particular community financial institutions on which the Company focuses. The relationships established between the Company and its customers and marketing partners would be impaired if the Company lost the services of one or more of its senior officers, which would likely have a material adverse effect on the Company's business, financial condition and results of operations. As the Company implements its business strategies, its success will depend on its ability to continue to attract, manage and retain other qualified management and technical personnel, and there can be no assurance that the Company will be able to attract or retain such personnel. The Company is the beneficiary of key man life insurance policies on Mr. Collins and Mr. Jackson. See "Management."

COMPETITION

  The EFT, data communications management, enterprise software and transaction processing industries are intensely competitive and highly fragmented, and the Company expects increased competition from both existing competitors and entrants into the Company's existing or future markets. Such competition could materially and adversely affect the Company's business, financial condition and results of operations. The Company believes that its ability to compete depends in part on a number of factors, including the development by others of competing products and services, the price at which others offer competitive products and services, the extent of competing competitors' responsiveness to customer needs and the ability of the Company's competitors to hire, retain and motivate key personnel. Numerous companies supply competing products and services, and many of these companies specialize in one or more of the services that the Company offers or intends to offer to its customers. The Company believes that existing competitors are likely to expand their product and service offerings and that new competitors are likely to enter the market and attempt to integrate various electronic commerce products and services, resulting in greater competition for the Company which could materially and adversely affect its business, financial condition and results of operations.

  Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties to increase their ability to address the needs of the Company's prospective customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. As a result of these and other factors, the Company's competitors may be able to adapt more quickly than the Company to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. Failure by the Company to adapt to emerging market demands and to compete successfully with existing and new competitors would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's principal EFT competitors include regional ATM networks, regional and local processing banks, non-bank processors and other independent electronic commerce and data communications organizations.

There can be no assurance that the Company will be able to compete effectively with such competitors. The Company's EFT services and its customers' outsourced core processing data are transmitted to its customers over telephone lines, and the Telecommunications Act of 1996 (the "Act") lifted certain restrictions on regional telephone companies and others competing with the Company, which will likely lead to these companies competing with the Company by packaging information service offerings with other services and providing them on a wider geographic scale. The competitive pricing pressures that would result from any such increase in competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Government and Network Regulation," "Business--Competition" and "Business--Government Regulation."

DEPENDENCE ON PROCESSING CENTERS AND COMMUNICATIONS

  Damage or destruction that interrupts the Company's processing services could cause the Company to lose customers and may cause the Company to incur substantial additional expense to repair or replace damaged equipment or to avoid interruption of communications services, any of which would likely have a material adverse effect on the Company's business, financial condition and results of operations. The processing centers and communications network operations of the Company depend upon its ability to protect computer equipment and the information stored in the Company's data centers against damage or destruction that may be caused by natural disasters, human causes, fire, power loss, telecommunication failures, unauthorized intrusion, computer viruses and disabling devices and other similar causes and events. The Company's electronic commerce products and services depend upon long-distance and local telecommunications carriers and access to telecommunications facilities on a 24-hour basis. The Company maintains a single EFT processing and communications switching facility and has established a limited disaster recovery plan with certain telecommunications providers to provide alternative communications capabilities in the event the Company experiences a natural disaster or other interruption at such facility, rather than maintaining a "hot site" backup location for its EFT processing and InterCept Frame Relay Network switching hardware. There can be no assurance that a natural disaster, telecommunications failure or other event, including national, regional or local telecommunications outages, would not result in a prolonged interruption of the Company's transaction processing services. In the event of a disaster, and depending on the nature of any such disaster, several hours to several days may pass before the Company's systems can become operational for all of its customers. In the event that an interruption of the Company's network extends for more than several hours, the Company may experience data loss or a reduction in revenues by reason of such interruption. See "Business--The InterCept Solution--Data Communications Management and The InterCept Frame Relay Network."

RISKS ASSOCIATED WITH NEW PRODUCTS AND SERVICES

  There can be no assurance that any new products and services offered by the Company will not have undetected errors or failures that could have a material adverse effect upon the Company's business, financial condition and results of operations. Electronic commerce products and services as complex as those offered by the Company may contain undetected errors or failures when first introduced or when new versions are released. If errors are discovered after introduction to the marketplace, the Company could experience delayed or lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after introduction to the market, resulting in loss of or delay in market acceptance, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability to sell the new product on a timely basis, any one or more of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's agreements with its customers generally contain provisions designed to limit the Company's exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. It is possible, however, that the limitation of liability provisions contained in such agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of products by the Company may result in the

Company's being subject to product liability claims, and a successful product liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's ability to successfully develop new products and services depends on a number of factors, including its ability to identify and effectively integrate new services into the Company's suite of integrated electronic commerce solutions. The identification and offering of new services in which the Company has little or no experience or expertise could divert management's attention and place significant demands on the Company's operational, administrative and financial resources. See "Business--Business Strategy."

FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY
RESULTS

  The market for EFT, data communications management, client/server software and other processing products and services is rapidly evolving and the Company's revenues in any period may be affected by many factors, including the introduction of new products and services by the Company's competitors as well as alternative data communications technologies. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and the Company's business, financial condition and results of operations are likely to be adversely affected. Customers may be lost at the expiration of a contract due to conversion to a competing processor or to an in-house system. Prior to contract expiration, customers may be lost due to business failure or acquisition by financial institutions using other third party service providers. The Company's quarterly operating results have varied in the past and will likely vary significantly in the future. Factors that may cause the Company's future operating results to vary include, without limitation, the timing of new product and service announcements, changes in pricing policies by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products and services, the lengthening of sales cycles for new or existing customers, customer attrition, changes in operating expenses, changes in Company strategy, personnel changes, the introduction of alternative technologies, the Company's products becoming obsolete, the failure, delay and expense in making software, systems and networks utilized in the Company's business Year 2000 compliant, the effect of acquisitions and general economic factors. The Company has limited or no control over many of these factors. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance. Due to all of the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock will likely be adversely affected.

CONSOLIDATION IN THE FINANCIAL INSTITUTIONS INDUSTRY

  Any significant increase in the level of consolidation in the financial institutions industry could adversely affect the Company's business, results of operations and financial condition. Merger and acquisition activity has been widespread in the financial institutions industry in recent years and is expected to continue in future years. As a result, the industry has experienced consolidation on a large scale, and this consolidation has had the effect of reducing the number of customers of the Company and will continue to have the effect of reducing the number of potential customers of the Company.

GOVERNMENT AND NETWORK REGULATION

  As a provider of services to financial institutions, the Company's data processing operations are examined from time to time by various state and federal regulatory agencies. These agencies can make findings or recommendations regarding various aspects of operations, and the Company generally must follow such recommendations to continue its data processing operations. As part of its compliance efforts, the Company arranges for an annual independent examination of certain of its data processing facilities. The Company's ATM network operations are subject to federal regulations governing consumers' rights with respect to ATM transactions. Certain fees charged by ATM owners are currently regulated in several states, and legislation regulating ATM fees has been proposed in several other states. It is impossible to predict whether such legislation will continue to be proposed and enacted in the future or whether existing consumer protection laws will be expanded to apply to fees charged in connection with ATM transactions. If the number of ATMs deployed decreases, then revenues from the Company's EFT business may decline. Furthermore, the Company is subject to the regulations and policies of various ATM and debit card associations and networks. If the Company lost its privileges to provide transaction processing services across these networks, the Company's revenues from ATM and POS transaction processing might decrease significantly. The Clinton administration has announced an initiative to establish a framework for global electronic commerce. Also, there are a number of bills currently being considered in the United States at the federal and state levels involving encryption and digital signatures, all of which may impact the Company. No assurance can be given that such laws, regulations and policies will not be amended or interpreted differently by regulatory authorities, associations and networks, or that new laws, regulations and policies will not be adopted, the effect of which could materially and adversely affect the Company's business, financial condition and results of operations. See "Business--Government Regulation."

RISKS ASSOCIATED WITH YEAR 2000

  The Company's business and relationships with its customers depend significantly on a number of computer software programs, internal operating systems and connections to other networks, and the failure of any of these programs, systems or networks to successfully address the Year 2000 data rollover problem could have a material adverse effect on the Company's business, financial condition and results of operations. Many installed computer software and network processing systems currently accept only two-digit entries in the date code field and may need to be upgraded or replaced in order to accurately record and process information and transactions on and after January 1, 2000. The Company believes that its internal systems and software and the network connections it maintains are adequately programmed to address the Year 2000 issue. The Company currently provides service bureau processing services to certain customers using a processing system that is not Year 2000 compliant, and the Company is in the process of converting those customers to its PC BancPAC(TM) software, which the Company believes is Year 2000 compliant. The Company currently anticipates that such conversion process will be completed before the end of September 1999. The Company currently anticipates that the cost of such conversion will total approximately $200,000; however, it is difficult to predict with any certainty the costs the Company will incur to implement this conversion and there can be no assurance that the costs necessary to convert its customers to PC BancPAC(TM) will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, any failure by the Company to complete the conversion of any of its service bureau customers in a timely manner could significantly interrupt the business operations of such customers, which could have material adverse effect on the business, financial condition and results of operations of both the affected customers and the Company.

  Other companies interact electronically with the Company and its customers, and the Company must coordinate its EFT, data communications and enterprise software processing with such companies, including interfacing and exchanging information with customers, financial institutions' network processors and other participants in the electronic commerce process. If such other companies do not successfully address Year 2000 issues in their operations, and if the Company or its customers cannot successfully transfer their processing operations to another provider that is Year 2000 compliant, the Company's processing operations may be impeded, hindered or delayed, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that many financial institutions and third party vendors and network processors are still in the preliminary stages of analyzing their software and network applications for Year 2000 compliance and that it is impossible to estimate the potential expenses involved or delays that may result as these institutions transition their operations to resolve the Year 2000 issue. There can be no assurance that the failure or delay of third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on the Company's business, financial condition and results of operations.

STATE TAXATION

  Transaction processing companies such as the Company may be subject to state taxation of certain portions of the fees charged for their services. Application of this tax is an emerging issue in the industry, and the states have not yet adopted uniform guidelines implementing these regulations. In the event the Company is required to bear all or a portion of these costs, and is unable to pass such costs through to its customers, the financial condition and results of operations of the Company could be adversely affected.

VOTING CONTROL BY MANAGEMENT

  After the Offering, the executive and key officers and directors of the Company will own approximately 59.5% of the outstanding Common Stock (approximately 57.2% if the Underwriters' over-allotment option is exercised in full). As a result, the officers and directors of the Company, voting together, will be able to control or, at a minimum, significantly impact the outcome of matters requiring a shareholder vote, including the election of directors, adopting or amending provisions of the Company's Articles of Incorporation and Bylaws, and approving certain mergers or other similar transactions, such as sales of substantially all the Company's assets. Purchasers in this Offering will become minority shareholders of the Company and will be unable to control the management or policies of the Company. Moreover, the Company is not prohibited from engaging in transactions with its management and principal shareholders, or with entities in which such persons are interested, as long as such transactions are on terms that are no less favorable to the Company than could be obtained from an unaffiliated third party in an arm's length transaction. See "Management," "Principal and Selling Shareholders" and "Certain Transactions."

DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS

  The Company expects to use approximately $9.3 million of the net proceeds of the Offering for specific, identified purposes, with the remaining net proceeds to be used for working capital and general corporate purposes including possible acquisitions. Accordingly, management will have substantial discretion in spending a large part of the net proceeds to be received by the Company. See "Use of Proceeds."

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

  The Company attempts to protect its software, documentation and other written materials principally under trade secret and copyright laws, confidentiality procedures and contractual provisions, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products, and the Company has agreed to indemnify many of its customers against such claims. The Company anticipates that the number of infringement claims will increase as the number of electronic commerce products and services increase and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, and may not be resolved on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition or results of operations.

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

  Before this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or continue following the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Underwriters based on several factors and may not be indicative of the market price for the Common Stock after this Offering. The Company believes that various factors such as general economic conditions and changes or volatility in the financial markets, changing conditions in the Company's market and quarterly or annual variations in the Company's financial results, some of which are unrelated to the Company's performance, could cause the market price of the Common Stock to fluctuate substantially. See "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Common Stock offered hereby will experience immediate dilution in the pro forma net tangible book value per share of Common Stock of $5.77 per share. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

  A substantial number of outstanding shares of Common Stock, as well as shares of Common Stock issuable on exercise of stock options granted or to be granted under the Company's stock option plans, are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. Upon completion of this Offering, there will be outstanding 9,000,114 shares of Common Stock (9,358,239 shares if the Underwriters' over-allotment option is exercised in full) and options to purchase 595,853 additional shares of Common Stock. Of these shares, the 2,387,500 shares of Common Stock sold in the Offering (2,745,625 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act. The remaining 6,612,614 outstanding shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144.

  All executive officers, directors and current shareholders of the Company have entered into contractual agreements with the Underwriters (the "Lock-up Agreements") pursuant to which they have agreed, subject to certain exceptions, not to sell, contract to sell, or otherwise dispose of any shares of the Common Stock currently owned by them for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the prior written consent of J.C. Bradford & Co. Upon the expiration of the Lock-up Period, 3,871,585 shares of Common Stock that are "restricted securities" will be eligible for sale in the public market subject to the limitations of Rule 144. The Company intends to register on a registration statement on Form S-8 the shares of Common Stock issuable upon exercise of options granted or reserved for issuance under the 1996 Stock Option Plan and the ProVesa Plan, including the 595,853 shares subject to options which are currently outstanding. In addition, as soon as practical after the closing of this Offering, the Company intends to register up to 2,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions, and it will be a condition to the issuance of any of these shares that the holders agree similarly not to sell, contract to sell or otherwise dispose of such shares for the remaining portion, if any, of the Lock-up Period. Thereafter, these shares will generally be freely tradable after their issuance, unless the sale thereof is contractually restricted. See "Management--Stock Option Plans," "Shares Eligible for Future Sales" and "Underwriting."

  Upon expiration of the Lock-up Agreements, Mr. Collins and Mr. Jackson, who will beneficially hold 2,472,113 and 605,625 shares of Common Stock, respectively, upon completion of this Offering, will be entitled to certain demand registration rights with respect to such shares if their employment is terminated for any reason or if they are no longer directors of the Company. If the exercise of their demand registration rights causes a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale--Registration Rights."

POTENTIAL ANTI-TAKEOVER EFFECTS OF ARTICLES AND BYLAWS PROVISIONS AND EMPLOYMENT AGREEMENTS

  The Company's Articles of Incorporation and Bylaws, as well as employment agreements between the Company and certain of its executive officers, contain provisions that could have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares over the then-current market price. The Company's Articles of Incorporation authorize the Board of Directors to issue preferred stock ("Preferred Stock") without shareholder approval and on such terms as the Board of Directors may determine. Following closing of this Offering and the application of a portion of the net proceeds therefrom to redeem the Company's Series A Preferred Stock, the Company will have no shares of Preferred Stock outstanding. Although the Company has no present plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any shares of Preferred Stock that may be issued in the future. See "Description of Capital Stock--Preferred Stock." The Bylaws provide that special meetings of shareholders may be called by shareholders only upon a written request made by the holders of a majority of the votes entitled to be cast on an issue and require compliance with certain advance notice procedures to bring business before an annual meeting of shareholders and to nominate directors.

  Certain of the Company's executive officers have entered into employment agreements with the Company that contain change in control provisions. The change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment and receive one-twelfth of their annual base salary and bonus for a varying number of consecutive 30-day periods following the termination and, in some cases, the employees' options would vest and become immediately exercisable. See "Management--Employment Agreements."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT

  The Company currently anticipates that after completion of this Offering all of its earnings will be retained for development and expansion of its business. The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's current loan facilities prohibit the payment of cash dividends without the lenders' consent, and the Company may in the future obtain loan or credit facilities containing similar restrictions. See "Dividend Policy."

                                  THE COMPANY

  InterCept designs, develops, markets and implements a suite of fully integrated electronic commerce products and services primarily for community financial institutions in the United States, including EFT, data communications management, client/server enterprise software solutions, maintenance and technical support services and banking related equipment. John
W. Collins, the Company's Chairman and Chief Executive Officer, co-founded InterCept Systems, Inc. ("Systems") in 1986 to provide EFT transaction services to financial institutions. Mr. Collins, together with certain of the Company's other senior officers, formed Data Services Corp. ("Data Services") in 1989 to supply maintenance and technical support services and certain banking related equipment required by financial institutions, and also formed ProVesa, Inc. ("ProVesa") in 1994 to provide core bank processing services, item processing, check imaging and related products and services to financial institutions.

  The Company was incorporated in May 1996 to be a holding company for Systems, Data Services and ProVesa. The Company acquired FiNet, Inc. ("FiNet"), a provider of merchant credit card portfolio management services, and Bank Services Corporation ("Bank Services"), a provider of client/server enterprise software and data processing solutions, in December 1996 to create a single-source provider of electronic commerce solutions for community financial institutions.

  In 1996, Mr. Collins and certain other members of the Company's management formed Intercept Communications Technologies, L.L.C. ("Technologies") to develop the InterCept Frame Relay Network and to offer data communications management services to financial institutions on a more cost-effective basis than previously available for its customers. On January 30, 1998, the Company merged with certain of its wholly-owned subsidiaries, Systems, Data Services, Bank Services and FiNet, to consolidate its corporate structure, and acquired Technologies in a transaction accounted for as a pooling of interests. For a description of the transactions pursuant to which these businesses were acquired, see "Certain Transactions--Acquisitions."

  Prior to the merger of Bank Services with the Company on January 30, 1998, Bank Services transferred all of its service bureau operations and related assets to ProVesa, which the Company will continue to operate as a wholly-owned subsidiary. ProVesa includes, on a consolidated basis, its wholly-owned subsidiary, ProVesa Services, Inc., and ProImage, Inc. ("Pro Image"), 33.3% of which is owned by ProVesa. The Company's other remaining subsidiary is InterCept Switch, Inc. ("InterCept Switch"), which maintains the Company's surcharge-free ATM network.

  The Company is a Georgia corporation whose principal offices are located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia, 30071, and its telephone number is (770) 248-9600. InterCept maintains a site on the Internet's World Wide Web. Information contained in the Company's website shall not be deemed to be a part of this Prospectus.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,250,000 shares of Common Stock offered by the Company in this Offering are estimated to be approximately $13.2 million (approximately $15.6 million if the Underwriters' over-allotment is exercised in full), after deducting estimated underwriting discounts and other offering expenses payable by the Company. The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholder. See "Principal and Selling Shareholders."

  The Company intends to use a total of approximately $9.3 million of the net proceeds of this Offering as follows: (i) approximately $2.7 million to repay the indebtedness outstanding under the Company's loan facility with Georgia State Bank (the "GSB Loan Facility"); (ii) approximately $1.3 million to repay the indebtedness outstanding under the Company's loan facility with First National Bank of Commerce (the "FNBC Loan Facility"); (iii) approximately $400,000 to repay the indebtedness outstanding under the Company's loan facility with Allied Bank of Georgia (the "Allied Loan Facility");
(iv) approximately $1.8 million to pay an amount owed to J. Ronnie Henderson, an officer of the Company, for services previously rendered to the Company;
(v) approximately $1.6 million to upgrade, enhance and expand the InterCept Frame Relay Network, the majority of which will be used to purchase currently leased network equipment; (vi) approximately $1.0 million to enhance its marketing efforts; and (vii) approximately $450,000 to redeem the outstanding shares of the Company's Series A Preferred Stock. The GSB Loan Facility matures on July 20, 2006 and bears interest at the lender's prime rate plus 2.5%. The FNBC Loan Facility matures on June 1, 2003 and bears interest at the lender's prime rate plus 2.0%. The Allied Loan Facility matures on December 31, 1999 and bears interest at the lender's prime rate. The deferred compensation amount owed to an officer is due on or before June 4, 2001 and bears interest at an annual rate of approximately 10.0%. The Company's
Series A Preferred Stock accrues dividends, which are payable quarterly, at an annual rate of 8.0% and is redeemable at any time by the Company upon 10 days' notice. See "Certain Transactions--Acquisitions" and "Description of Capital Stock."

  The Company intends to use the balance of the net proceeds, expected to be approximately $3.9 million, for working capital and general corporate purposes, including possible acquisitions. The Company continues to evaluate potential strategic acquisitions of providers of complementary technologies and services and to carry on discussions with several potential acquisition candidates. The Company is not currently a party to any binding agreements or commitments with respect to any such acquisitions. There can be no assurance that any acquisitions will be consummated on terms favorable to the Company, if at all. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities. See "Risk Factors--Discretion of Management Concerning Use of Proceeds" and "Business--Business Strategy."

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions. Unless waived in writing by the lender, the GSB Loan Facility, the FNBC Loan Facility and the First Union Credit Facility restrict the declaration and payment of dividends. Any payment of future dividends on the Common Stock will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. See "Description of Capital Stock."

                                   DILUTION

  The net tangible book value of the Company at March 31, 1998 was $(2,110,555), or $(0.31) per share. The net tangible book value per share represents the amount by which the Company's net tangible assets exceed the Company's total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 2,250,000 shares of Common Stock offered by the Company in this Offering and the application of the estimated net proceeds as set forth under "Use of Proceeds," the Company's pro forma net tangible book value as of March 31, 1998 would have been $11.1 million, or $1.23 per share, representing an immediate increase of $1.54 in pro forma net tangible book value per share to existing shareholders and an immediate dilution of $5.77 in pro forma net tangible book value per share to persons purchasing shares in the Offering. The following table illustrates this per share dilution:

   Initial public offering price................................         $7.00
     Net tangible book value at March 31, 1998.................. $(0.31)
     Increase attributable to the sale of shares offered
      hereby....................................................   1.54
                                                                 ------
   Pro forma net tangible book value after the Offering.........          1.23
                                                                         -----
   Dilution per share to new investors(1).......................         $5.77
                                                                         =====

--------
(1) If the underwriters' over-allotment option is exercised in full, pro forma net tangible book value of the Company would be $1.43 per share, representing an increase in pro forma net tangible book value of $1.74 per share and dilution to new investors of $5.57 per share.

  The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and to be paid by the new investors purchasing shares of Common Stock offered hereby.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing shareholders........... 6,750,114   75.0% $ 2,519,775   13.8%   $0.37
New investors................... 2,250,000   25.0   15,750,000   86.2     7.00
                                 ---------  -----  -----------  -----
  Total......................... 9,000,114  100.0% $18,269,775  100.0%
                                 =========  =====  ===========  =====

  Sales by the Selling Shareholder in the Offering will reduce the number of shares of Common Stock held by existing shareholders to 6,612,614, or 73.5%, and will increase the number of shares to be held by new investors to 2,387,500, or 26.5%, of the total number of shares of Common Stock to be outstanding after this Offering (2,745,625 shares, or 29.3%, if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

  The foregoing table assumes no exercise of outstanding stock options. At March 31, 1998 there were outstanding options to purchase 595,853 shares of Common Stock at a weighted average exercise price of $5.12 per share. See "Management" and Note 10 of Notes to Consolidated Financial Statements. Effective June 10, 1998, the Company has reset the exercise price on outstanding options to acquire 317,688 shares of Common Stock from $7.70 per share to the initial public offering price per share for this Offering.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization at March 31, 1998 (i) on a historical basis and (ii) as adjusted to give effect to the sale by the Company of 2,250,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Selected Consolidated Financial Data" and "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Prospectus.

                                                           MARCH 31, 1998
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
                                                       ----------  -----------
Long-term debt, including current maturities.......... $4,765,863  $   373,727
                                                       ----------  -----------
Series A Preferred Stock, 30,000 shares authorized,
 4,000 shares issued and outstanding (actual and pro
 forma), and none outstanding (pro forma as
 adjusted)............................................    400,000            0
                                                       ----------  -----------
Shareholders' equity(1):
  Preferred Stock, 1,000,000 shares (including Series
   A) authorized, none outstanding....................          0            0
  Common Stock, 50,000,000 shares authorized,
   6,750,114 shares issued and outstanding (actual),
   and 9,000,114 shares issued and outstanding (as
   adjusted)(2).......................................  2,764,405   15,971,905
  Accumulated deficit................................. (3,172,636)  (3,172,636)
                                                       ----------  -----------
   Total shareholders' (deficit) equity...............   (408,231)  12,799,269
                                                       ----------  -----------
    Total capitalization.............................. $4,757,632  $13,172,996
                                                       ==========  ===========

--------
(1) On April 29, 1998, the Company filed Amended and Restated Articles of Incorporation to reflect 1,000,000 shares of authorized Preferred Stock and 50,000,000 shares of authorized Common Stock. See "Description of Capital Stock."
(2) Excludes an aggregate of 1,263,180 shares reserved for issuance pursuant to the Company's stock option plans. At March 31, 1998, there were outstanding options to purchase 595,853 shares of Common Stock with a weighted average exercise price of $5.12 per share. See "Management" and
    Note 10 of Notes to Consolidated Financial Statements. Effective June 10, 1998, the Company has reset the exercise price on outstanding options to acquire 317,688 shares of Common Stock from $7.70 per share to the initial public offering price per share for this Offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements and the related Notes thereto and other financial information included elsewhere in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data of the Company for the years ended December 31, 1995, 1996 and 1997 were derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for the years ended December 31, 1993 and 1994 and the three months ended
March 31, 1997 and 1998 were derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's financial condition and results of operations. These results may not be indicative of future results.

                                       YEARS ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                          ------------------------------------------------------  ---------------------------------
                                                                                                        AS ADJUSTED
                           1993(1)     1994       1995     1996(2)(3)    1997       1997       1998       1998(4)
                          ---------  ---------  ---------  ----------  ---------  ---------  ---------  -----------
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  $   5,504  $   6,076  $   8,223  $  14,511   $  23,260  $   5,116  $   6,257   $   6,257
Costs of services.......      2,179      2,374      4,607      7,859      10,223      2,274      2,634       2,634
Selling, general and
 administrative
 expenses...............      2,727      3,490      2,213      6,852      10,105      2,316      2,532       2,532
Depreciation and
 amortization...........        172        172        242        351       1,323        308        285         285
Loss on impairment of
 intangibles............          0          0          0          0         728          0          0           0
Writeoff of purchased
 research and
 development costs......          0          0          0        810           0          0          0           0
                          ---------  ---------  ---------  ---------   ---------  ---------  ---------   ---------
Total operating
 expenses...............      5,078      6,036      7,062     15,873      22,379      4,898      5,451       5,451
                          ---------  ---------  ---------  ---------   ---------  ---------  ---------   ---------
Operating income
 (loss).................        426         40      1,161     (1,362)        881        218        806         806
Other income (expense),
 net....................        (87)       (86)       (63)       279        (649)      (163)      (160)          8
                          ---------  ---------  ---------  ---------   ---------  ---------  ---------   ---------
Income (loss) before
 provision for income
 taxes and minority
 interest...............        339        (46)     1,098     (1,641)        232         55        646         814
Provision (benefit) for
 income taxes...........        129        (17)       417       (236)        666         43        258         326
Minority interest
 (income) loss..........          0          0          0        (14)         39         25         (4)         (4)
                          ---------  ---------  ---------  ---------   ---------  ---------  ---------   ---------
Net income (loss).......        210        (29)       681     (1,419)       (395)        37        384         484
Preferred stock
 dividends..............          0          0          0         (8)        (32)        (8)        (8)         (8)
                          ---------  ---------  ---------  ---------   ---------  ---------  ---------   ---------
Net income (loss)
 attributable to common
 shareholders...........  $     210  $     (29) $     681  $  (1,427)  $    (427) $      29  $     376   $     476
                          =========  =========  =========  =========   =========  =========  =========   =========
Basic and diluted net
 income (loss) per
 common share(5)........  $    0.04  $   (0.01) $    0.12  $   (0.24)  $   (0.06) $    0.00  $    0.06   $    0.05
                          =========  =========  =========  =========   =========  =========  =========   =========
Weighted average common
 shares outstanding.....  5,867,400  5,867,400  5,867,400  5,851,347   6,750,114  6,750,114  6,750,114   9,000,114

                                                                 AS OF MARCH 31,
                                  AS OF DECEMBER 31,                   1998
                         -------------------------------------  -------------------
                                                                            AS
                          1993   1994    1995   1996    1997    ACTUAL  ADJUSTED(6)
                         ------ ------  ------ ------- -------  ------  -----------
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  206 $   63  $  356 $ 1,398 $ 2,010  $  940    $7,555
Working capital.........    341    334     825   1,509     992     604     7,674
Total assets............  1,431  1,155   1,980  10,941  10,156   9,885    16,501
Long-term debt..........    903    746     589   5,212   4,717   4,221       284
Shareholders' (deficit)
 equity.................    185    (89)    767      82    (784)   (408)   12,799

--------
(1) On June 4, 1996, Intercept Systems, Inc. ("Systems") merged with the Company in a share exchange combination by which Systems became a wholly-owned subsidiary of the Company. The results of operations of Systems have been included for the periods shown. See Note 3 of Notes to Consolidated Financial Statements.
(2) On June 4, 1996, the Company acquired Data Services in a transaction accounted for as a purchase and the results of operations of Data Services have been included since the date of acquisition. On November 27, 1996, the Company acquired ProVesa in a merger transaction accounted for as a purchase and the results of operations of ProVesa have been included since the date of acquisition. On December 17, 1996, InterCept acquired FiNet in a merger transaction accounted for as a purchase and the results of operations of FiNet have been included since the date of acquisition. On December 31, 1996, InterCept acquired Bank Services in a merger transaction accounted for as a purchase and the results of operations of Bank Services have been included since the date of acquisition. See Note 3 of Notes to Consolidated Financial Statements.
(3) On January 30, 1998, the Company acquired Technologies in a transaction accounted for as a pooling of interests, and the results of operations of Technologies have been included since January 1, 1996.
(4) The statements of operations data have been adjusted to reflect (i) the sale of 2,250,000 shares of Common Stock offered by the Company, (ii) the elimination of interest expense related to certain of the Company's credit facilities (iii) the elimination of interest expense related to a deferred compensation agreement with an officer of the Company and (iv) preferred stock to be repurchased with proceeds of the Offering. See "Use of Proceeds."
(5) See Notes 2 and 10 of Notes to the Consolidated Financial Statements for a discussion of the historical computations of net income (loss) per common share. Pursuant to Staff Accounting Bulletin No. 98, the impact of any options are excluded as the issuances are not considered nominal. Accordingly, basic and fully diluted net income (loss) per common share are the same.
(6) Adjusted to reflect the sale of 2,250,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains "forward-looking statements" relating to, without limitation, the Company's future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, the Company's management. The words "may," "could," "would," "will," "expect," "estimate," "anticipate," "believe," "intends," "plans" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section, in "Risk Factors" and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and other financial information appearing elsewhere in this Prospectus. The dollar amounts and percentages provided below have been rounded to simplify presentations.

OVERVIEW

  The Company designs, develops, markets and implements a suite of fully integrated electronic commerce products and services, including EFT, data communications management, enterprise software solutions, maintenance and technical support services and banking related equipment primarily for community financial institutions in the United States. John W. Collins, the Company's Chairman and Chief Executive Officer, co-founded Systems in 1986, Data Services in 1989 and ProVesa in 1994. The Company was incorporated in May 1996 to become a holding company for these three related entities and acquired FiNet and Bank Services in December 1996 to create a single-source provider of electronic commerce solutions for community financial institutions. In 1996, Mr. Collins and certain other members of the Company's management formed Technologies, and on January 30, 1998, the Company merged with its subsidiaries Systems, Data Services, Bank Services and FiNet, and merged with Technologies. See "The Company."

  The acquisitions of Data Services, ProVesa, FiNet and Bank Services have been accounted for as purchases, and the results of operations of each entity have been included since June 1, December 1, December 17 and December 31, 1996, respectively. As a result, historical combined results may not be comparable to or indicative of future performance. The transaction with Technologies has been accounted for as a pooling of interests and all results of operations have been included since its inception on January 1, 1996. The Company's revenues and expenses may be significantly affected by the number and timing of future acquisitions or the introduction of new products and services. The timing of such expansion activities may also affect period-to-period comparisons.

  A substantial portion of the Company's revenues are derived from recurring monthly charges to its customers under service agreements that generally have terms of from one to five years. Recurring revenues are defined by the Company as revenues derived from services that are used by the Company's customers each year in connection with their ongoing businesses, and accordingly exclude such items as conversion and deconversion fees, initial software license fees, data communications line installation fees and hardware sales. For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, approximately 69.3%, 76.1% and 78.2%, respectively, of the Company's consolidated revenues were recurring revenues.

  The Company derives revenues primarily from the following sources: (i) EFT processing services; (ii) data communications management; (iii) client/server enterprise software support, maintenance and related services; and (iv) maintenance and technical support services, sales of banking related equipment and complementary products and customer services. For the year ended December 31, 1997, the Company generated total pro forma revenues of $23.3 million, of which $9.3 million, or 39.9%, was derived from EFT processing services; $3.1 million, or 13.4%, was derived from data communications management; $5.6 million, or 24.2%, was derived from client/server enterprise software support and maintenance and related services; and $5.2 million, or 22.5%, was derived from maintenance and technical support services, sales of banking related equipment and complementary products and customer services. For the three months ended March 31, 1998, the Company generated total revenues of $6.3 million, of which $2.6 million, or 41.9%, was derived from EFT processing services; $850,000, or 13.6%, was derived from data communications management; $1.3 million, or 20.9%, was derived from client/server enterprise software support and maintenance and related services; and $1.5 million, or 23.6%, was derived from maintenance and technical support services, sales of banking related equipment and complementary products and customer services.

  The Company derives EFT revenues principally from processing ATM, POS and debit card transactions. The Company receives a base fee for providing its ATM processing services and an additional fee for each ATM serviced. Once the number of transactions exceeds established levels (typically between 2,000 and 3,000 transactions), the Company charges additional fees for the extra transactions processed. The Company also receives fees for installation, maintenance and support of the ATMs it supplies to its customers. For its POS services, the Company generally receives a portion of the interchange fees charged by its community financial institution customers that issue debit cards and charges a monthly fee if its customers do not meet a certain minimum dollar amount of transactions for a particular month. Most charges due under the Company's EFT service agreements are paid monthly. The Company generally is permitted to raise prices on an annual basis subject to certain maximum limits. Generally, the Company's EFT contracts automatically renew for varying periods at the end of the initial or any renewal term unless either party elects to cancel the agreement 180 days prior to its expiration.

  The Company's data communications management service revenues are principally derived from network management services, data packet transportation services across the InterCept Frame Relay Network, consulting, and equipment configuration, installation and sales. The Company charges a flat monthly fee for providing telecommunications connectivity and network management as well as an initial installation charge.

  The Company licenses PC BancPAC(TM), the Company's proprietary Windows NT(R) based client/server software system, on both a service bureau and in-house basis. On a service bureau basis, the Company derives revenues from license fees and service and item processing fees based on the volume of transactions processed. If a customer chooses to implement the software on an in-house basis, the Company derives revenues from software licensing, maintenance contracts and certain consulting services. The Company recognizes service revenues as the services are provided. It is the Company's policy to recognize revenues for licensing of PC BancPAC(TM) in accordance with Statement of Position 97-2 on "Software Revenue Recognition" issued by the American Institute of Certified Public Accountants. Software license fees are recognized when a non-cancelable license agreement has been signed, the product has been shipped and all significant obligations to the customer have been satisfied. Revenues for implementation, conversion, installation, training, interface and consulting services are recognized when the services are performed. Service revenues for ongoing customer and software support, product updates and disaster recovery services provide recurring revenues as they are recognized ratably over each year of the license agreement, the term of which is typically five years.

  The Company's maintenance, support and equipment revenues consist primarily of revenues from the Company's maintenance and technical support services, which generate recurring revenues, as well as sales of specialized equipment including ATMs, proof machines, teller equipment, personal computers, vaults and other security equipment. Equipment revenues are recognized at the time of shipment while maintenance and technical support service revenues are recognized as the service period elapses.

  Costs of services consists primarily of network lines and leased router equipment related to telecommunication transmission, the direct cost of the Company's service bureau operations and the direct cost of equipment sales. Historically, the Company's EFT customers directly bore the data communications costs.

  Selling, general and administrative expenses consist of commissions to the Company's strategic marketing partners, direct sales force salaries, commissions and benefits, research and development, a deferred compensation agreement with an officer in 1996 and other corporate administration expenses. Historically, the Company has marketed its products and services primarily through a direct sales force. Although the Company intends to increase both its direct sales forces and indirect marketing relationships, it believes that future revenues from products and services sold through indirect marketing channels may become an increasingly significant source of the Company's total revenues. Composition of revenues and expenses will vary depending on whether a sale is made directly by the Company or through an indirect marketing relationship. However, the Company believes that the difference in the net revenues obtained from direct and indirect sales should not have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into employment agreements with certain officers of the Company providing for the payment of bonuses. See "Management--Employment Agreements" and Note 12 of Notes to the Company's Consolidated Financial Statements.

  Depreciation and amortization includes depreciation of computer and network operations equipment, furniture and office equipment, buildings and leasehold improvements and amortization of intangible assets. The Company provides for depreciation using the straight-line method of depreciation over the estimated useful lives of the assets, which range from 3 to 31 years. The Company's amortization expense relates primarily to intangible assets allocated to contracts, software purchased and goodwill associated with the Company's acquisitions. The contracts, purchased software and goodwill are amortized over a period of 18 months, 3 to 5 years, and 15 to 40 years, respectively.

  In accordance with generally accepted accounting principles, the Company capitalizes both costs to develop software for internal use as well as costs to develop software for sale to third parties upon reaching technological feasibility and expenses all such costs prior to reaching this point. Costs incurred to develop computer software are charged to product development expense when incurred until technological feasibility has been established for the product. Thereafter, all software production costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Capitalization ceases upon internal software use or general release of the software to customers. After general release, capitalized costs are amortized using the straight-line method over the estimated useful life of three to five years.

  In the quarter ended December 31, 1996, the Company purchased FiNet, a merchant portfolio management company, for consideration of approximately $570,000 of the Company's Common Stock. The purchase price of FiNet was allocated to goodwill as of the acquisition date and written off as a nonrecurring charge in the fourth quarter of 1997 due to uncertainties regarding its recoverability. Additionally, during the quarter ended December 31, 1997, the Company wrote off approximately $190,000 related to purchased software which was deemed to be impaired upon review under SFAS No. 121.

  ProImage, a corporation in which ProVesa has a 33.3% ownership interest, has been consolidated in the accompanying consolidated financial statements since its inception, due to ProVesa's management and control of ProImage's day-to-day operations and limitations on the ability of the other investors to have losses allocated to their capital accounts. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest represents the minority shareholders' proportionate share of the equity and earnings of ProImage in all periods.

  Provision for income taxes is a function of pretax earnings and the combined effective rate of federal and state income taxes. Prior to June 4, 1996, Systems and Data Services had elected to be taxed as S corporations and, accordingly, a pro forma income tax provision (benefit) has been recorded.

  The Company's business and relationships with its customers depend significantly on a number of computer software programs, internal operating systems and connections to other networks, and the failure of any of these programs, systems or networks to successfully address the Year 2000 data rollover problem could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its internal systems and software and the network connections it maintains are adequately programmed to address the Year 2000 issue. The Company currently anticipates that such conversion process will be completed to address the Year 2000 issue. The Company currently provides service bureau processing services to certain customers using a processing system that is not Year 2000 compliant, and the Company is in the process of converting those customers to its PC BancPAC(TM) software, which the Company believes is Year 2000 compliant, before the end of September 1999. The Company currently estimates that the cost of such conversion will total approximately $200,000; however, it is difficult to predict such costs with any certainty, and there can be no assurance that the costs necessary to convert its customers to PC BancPAC(TM) will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, any failure by the Company to complete the conversion of any of its service bureau customers in a timely manner could significantly interrupt the business operations of such customers, which could have material adverse effect on the business, financial condition and results of operations of both the affected customers and the Company. See "Risk Factors--Risks Associated With Year 2000."

  The Company's quarterly operating results have varied in the past and will likely vary significantly in the future. Factors that may cause the Company's future operating results to vary include, without limitation, the timing of new product and service announcements, changes in pricing policies by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products and services, the lengthening of sales cycles for new or existing customers, customer attrition, changes in operating expenses, changes in Company strategy, personnel changes, the introduction of alternative technologies, the Company's products becoming obsolete, failure, delay and expense in making software, systems and networks utilized in the Company's business Year 2000 compliant, the effect of acquisitions and general economic factors. Product and service revenues are difficult to forecast because the market for electronic commerce products and services is rapidly evolving, and the Company's sales cycle generally covers an extended period but varies substantially from customer to customer. InterCept believes that quarter to quarter comparisons of its results of operations should not be relied upon as indications of future performance. See "Risk Factors--Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results."

RESULTS OF OPERATIONS

  The following table sets forth the percentage of revenues represented by certain items in the Company's consolidated statements of operations for the indicated periods.

                                                                    THREE
                                                                   MONTHS
                                             YEAR ENDED             ENDED
                                            DECEMBER 31,          MARCH 31,
                                          --------------------   ------------
                                          1995   1996    1997    1997   1998
                                          -----  -----   -----   -----  -----
Revenues................................. 100.0% 100.0%  100.0%  100.0% 100.0%
Costs of services........................  56.0   54.2    44.0    44.4   42.1
Selling, general and administrative
 expenses................................  26.9   47.2    43.4    45.3   40.5
Depreciation and amortization............   3.0    2.4     5.7     6.0    4.5
Loss on impairment of intangibles........     0      0     3.1       0      0
Writeoff of purchased research and
 development costs.......................     0    5.6       0       0      0
                                          -----  -----   -----   -----  -----
Total operating expenses.................  85.9  109.4    96.2    95.7   87.1
                                          -----  -----   -----   -----  -----
Operating income (loss)..................  14.1   (9.4)    3.8     4.3   12.9
Other income (expense), net..............  (0.8)  (1.9)   (2.8)   (3.2)  (2.6)
                                          -----  -----   -----   -----  -----
Income (loss) before minority interest
 and provision for income taxes..........  13.3  (11.3)    1.0     1.1   10.3
Minority interest (income) loss..........     0   (0.1)    0.2     0.5   (0.1)
Provision (benefit) for income taxes.....   5.0   (1.6)    2.9     0.9    4.1
                                          -----  -----   -----   -----  -----
Net income...............................   8.3%  (9.8)%  (1.7)%   0.7%   6.1%
                                          =====  =====   =====   =====  =====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997

  Revenues. Revenues increased 22.3%, or $1.1 million, to $6.3 million for the three months ended March 31, 1998 from $5.1 million for the three months ended March 31, 1997. The $1.1 million increase was primarily attributable to (i) $620,000 generated by an increase in EFT processing services, (ii) $170,000 generated by an increase in data communications management services, (iii) $230,000 generated by an increase in equipment sales and (iv) other net increases of $80,000.

  Costs of Services. Costs of services increased 15.9%, or $360,000, to $2.6 million for the three months ended March 31, 1998 from $2.3 million for the three months ended March 31, 1997. The $360,000 increase was primarily attributable to (i) $270,000 generated by an increase in equipment sales, (ii) $80,000 generated by an increase in data communications management and (iii) other net increases of $10,000.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 9.3%, or $220,000 to $2.5 million for the three months ended March 31, 1998 from $2.3 million for the three months ended March 31, 1997. The $220,000 increase was primarily attributable to additional sales and administrative personnel to support the Company's growth.

  Depreciation and Amortization. Depreciation and amortization decreased 7.8%, or $30,000 to $280,000 for the three months ended March 31, 1998 from $310,000 for the three months ended March 31, 1997. The $30,000 decrease was primarily attributable to reduced amortization related to fully amortized intangibles related to the Company's acquisitions in 1996.

  Other Income (Expense). Other expense decreased 1.7% to $160,000 for the three months ended March 31, 1998 from $160,000 for the three months ended March 31, 1997. The decrease was primarily attributable to payments of long-term debt.

  Minority Interest Income (Loss). Minority interest income decreased 117.0%, or $30,000, to a loss of $5,000 for the three months ended March 31, 1998 from $25,000 for the three months ended March 31, 1997. The decrease was attributable to profits in ProImage's operations.

  Provision (Benefit) for Income Taxes. Provision for income taxes increased $220,000 to $260,000 for the three months ended March 31, 1998 from $40,000 for the three months ended March 31, 1997. The increase was attributable to increased profits partially offset by a reduction in nondeductible amortization.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  Revenues. Revenues increased 60.3%, or $8.7 million, to $23.3 million for the year ended December 31, 1997 from $14.5 million for the year ended December 31, 1996. The $8.7 million increase was primarily attributable to (i) $4.0 million generated by ProVesa as it was included for the full year in 1997 as compared to one month in 1996, (ii) $1.3 million generated by an increase in EFT processing services, (iii) $1.3 million generated by Bank Services since its acquisition on December 31, 1996, (iv) $1.2 million generated by Data Services as it has been included for a full year in 1997 and (v) $930,000 generated by additional data communications management services.

  Costs of Services. Costs of services increased 30.0%, or $2.3 million, to $10.2 million for the year ended December 31, 1997 from $7.9 million for the year ended December 31, 1996. The $2.3 million increase was primarily due to
(i) an increase of $1.1 million related to the service bureau operations at ProVesa as the operations were included for the full year in 1997 as compared to one month in 1996, (ii) an increase of $570,000 related to data communications management services, (iii) an increase of $310,000 related to service bureau operations at Bank Services which were included for the full year in 1997 and (iv) $320,000 related to additional equipment sales and maintenance. Costs of services as a percentage of sales decreased from 54.2% to 44.0% from 1996 to 1997, primarily due to additional higher margin EFT revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 47.5%, or $3.3 million, to $10.1 million for the year ended December 31, 1997 from $6.8 million for the year ended December 31, 1996. The $3.3 million increase was primarily attributable to (i) $1.3 million related to ProVesa as a full year of operations was included in 1997 as compared to one month in 1996, (ii) $980,000 related to Bank Services since its acquisition on December 31, 1996, of which approximately $500,000 was related to research and development activities, (iii) $840,000 related to Data Services as a full year of operations was included in 1997, (iv) $520,000 related to FiNet as a full year of operations was included in 1997 as compared to one month in 1996, (v) $1.3 million related to additional personnel and facilities to support the Company's growth and (vi) other expenses of $120,000 partially offset by a $1.8 million nonrecurring charge in 1996 related to a deferred compensation agreement with an officer of the Company.

  Depreciation and Amortization. Depreciation and amortization increased $970,000 to $1.3 million for the year ended December 31, 1997 from $350,000 for the year ended December 31, 1996. This increase was primarily due to (i) the amortization of $620,000 of goodwill and contracts related to the Company's purchase of ProVesa which was included for a full year in 1997 as opposed to one month in 1996, (ii) amortization of $90,000 of goodwill and contracts related to the Company's purchase of Data Services which was included for a full year in 1997, (iii) an increase in depreciation expense of $160,000 related primarily to acquisition and (iv) other net increases of $100,000.

  Loss on Impairment of Intangibles. Loss on impairment of intangibles totaled $730,000 for the year ended December 31, 1997. This was due to (i) the writeoff of $540,000 of goodwill assumed in the Company's acquisition of FiNet and (ii) the writeoff of $190,000 in purchased software assumed in the Company's acquisition of ProVesa. These writeoffs were due to permanent impairment in the related long term assets.

  Writeoff of Purchased Research and Development Costs. The $810,000 in writeoff of purchased research and development costs in 1996 was due to allocation of a component of the purchase price of Bank Services to incomplete research and development costs at the time of purchase as the development of certain projects had not yet reached technological feasibility and the technology had no alternative use and required substantial additional development.

  Operating Income (Loss). For the foregoing reasons, operating income increased $2.2 million to $880,000 for the year ended December 31, 1997 from an operating loss of $1.4 million for the year ended December 31, 1996. Exclusive of the nonrecurring loss on impairment of intangibles, operating income would have been $1.6 million in 1997.

  Other Income (Expense). Other expense increased $370,000 to $650,000 for the year ended December 31, 1997 from $280,000 for the year ended December 31, 1996. This increase was primarily due to interest on new debt to fund the Company's acquisitions during 1996 which was recorded for a full year in 1997.

  Minority Interest Income (Loss). Minority interest income decreased $50,000 to $(40,000) for the year ended December 31, 1997 from income of $10,000 for the year ended December 31, 1996. The increase was primarily due to losses in ProImage's operations.

  Provision (Benefit) For Income Taxes. Provision for income taxes increased $900,000 to $670,000 for the year ended December 31, 1997 from a benefit of $(230,000) for the year ended December 31, 1996. The increase was primarily due to increased pre-tax income partially offset by deductible losses in 1996 primarily related to a deferred compensation agreement with an officer of the Company.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Revenues. Revenues increased 76.5%, or $6.3 million, to $14.5 million for the year ended December 31, 1996 from $8.2 million for the year ended December 31, 1995. The $6.3 million increase was primarily related to (i) $2.8 million generated by additional equipment sales, (ii) $1.1 million generated by an increase in EFT processing services, (iii) $1.3 million related to additional maintenance services, (iv) $720,000 generated by an increase in data communications management services and (v) $360,000 generated by ProVesa for the one month of activity since its acquisition.

  Costs of Services. Costs of services increased 70.6%, or $3.3 million, to $7.9 million for the year ended December 31, 1996 from $4.6 million for the year ended December 31, 1995. The $3.3 million increase was primarily attributable to (i) an increase of $2.6 million related to equipment sales and maintenance services, (ii) an increase of $370,000 related to data communications management services, (iii) an increase of $160,000 in network operating expenses and (iv) other costs of $170,000.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 209.7%, or $4.6 million, to $6.9 million for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995. The $4.6 million increase was primarily due to (i) a $1.8 million nonrecurring charge related to a deferred compensation agreement with an officer of the Company, (ii) $1.7 million related to the acquisitions of Data Services and ProVesa in 1996 and (iii) $1.1 million related to additional personnel to support the Company's growth.

  Depreciation and Amortization. Depreciation and amortization increased 44.9%, or $110,000, to $350,000 for the year ended December 31, 1996 from $240,000 for the year ended December 31, 1995. The decrease was primarily due to an increase in amortization of intangibles related to the Company's acquisitions in 1996.

  Writeoff of Purchased Research and Development Costs. The $810,000 in writeoff of purchased research and development costs in the year ended December 31, 1996 was due to allocation of a component of the purchase price of Bank Services to incomplete research and development costs at the time of purchase as the development of certain projects had not yet reached technological feasibility and the technology had no alternative use and required substantial additional developments.

  Operating Income (Loss). For the foregoing reasons, operating income decreased $2.5 million to an operating loss of $1.4 million for the year ended December 31, 1996 from an operating income of $1.1 million for the year ended December 31, 1995. Exclusive of the writeoff of purchased research and development and the $1.8 million nonrecurring charge related to a deferred compensation agreement with an officer of the Company, operating income would have been $1.2 million for the year ended December 31, 1996.

  Other Income (Expense). Other expense increased $220,000 to $280,000 for the year ended December 31, 1996 from $60,000 for the year ended December 31, 1995. The increase was due to interest on new debt to fund the Company's acquisitions as well as interest expense related to the repurchase of stock from a shareholder.

  Minority Interest Income (Loss). The $10,000 in minority interest income related primarily to the earnings of ProImage for the year ended December 31, 1996.

  Provision (Benefit) For Income Taxes. Benefit for income taxes decreased $650,000 to $(230,000) for the year ended December 31, 1996 from $420,000 for the year ended December 31, 1995. The decrease was primarily attributable to deductible losses in 1996 related to a deferred compensation agreement with an officer of the Company.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically generated positive cash flow from operations, but has historically relied upon the proceeds of several loan facilities (the "Loan Facilities") to refinance debt assumed in connection with its acquisitions. Borrowings under the Loan Facilities were available for use in connection with certain acquisitions and other general corporate purposes. The $3.0 million GSB Loan Facility matures on July 20, 2006 and bears interest at the lender's prime rate plus 2.5%. The $1.7 million FNBC Loan Facility matures on June 1, 2003 and bears interest at the lender's prime rate plus 2.0%. The $598,995 Allied Loan Facility matures on December 31, 1999 and bears interest at the lender's prime rate. At March 31, 1998, the Company owed an aggregate of approximately $4.8 million in principal on the outstanding Loan Facilities. See "Use of Proceeds." The Loan Facilities contain covenants with respect to the maintenance of certain financial ratios and specified net worth and limit the incurrence of additional indebtedness, the sale of substantial assets, the sale of Common Stock by the Company (including through this Offering), consolidations or mergers by the Company and the declaration and payment of dividends. Any past or potential defaults or breaches of the provisions of the Loan Facilities as a result of the Offering and the Company's business combination transactions have been waived in writing by the lenders (such waivers being conditioned upon the Offering), but there can be no assurance that similar waivers can be obtained, if needed, in the future. The Loan Facilities are secured by all assets of the Company and a pledge of 100% of the stock of certain subsidiaries, which have guaranteed the repayment of indebtedness under the Loan Facilities. The Company currently is negotiating with certain other financial institutions to establish a credit facility for future working capital and acquisition financing, but there can be no assurance that such negotiations will be successful.

  Net cash provided by operating activities was $2.1 million, $1.8 million, and $1.1 million for the years ended December 31, 1997, 1996 and 1995, respectively, and $110,000 and $200,000 for the three months ended March 31, 1998 and 1997, respectively. The decrease in net cash provided by operating activities for the three months ended March 31, 1998 as compared to the three months ended March 31, 1997 was attributable to a reduction in accounts payable offset by increased earnings. The increase in net cash provided by operating activities in 1997 as compared to 1996 was due primarily to a decrease in accounts receivable. The reduction in net cash provided by operating activities in 1996 as compared to 1995 was primarily due to an increase in deferred tax assets related to the payment of a deferred compensation agreement with an officer of the Company that is not currently deductible.

  Net cash (used in) provided by investing activities was $(630,000), $(300,000) and $(190,000) in 1997, 1996 and 1995, respectively, and $(440,000)
and $380,000 for the three months ended March 31, 1998 and 1997, respectively. The increase in net cash used in investing activities for the three months ended March 31, 1998 as compared to the three months ended March 31, 1997 was due to additional capital expenditures in 1998 and collection of a note receivable in 1997. The increase in net cash used in investing activities in 1997 as compared to 1996 was primarily due to increased fixed asset purchases, partially offset by the collection of a related party receivable. The increase in net cash used in investing activities in 1996 as compared to 1995 was primarily related to an increase in a related party note receivable.

  Net cash used in financing activities was $860,000, $470,000 and $580,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $740,000 and $130,000 for the three months ended March 31, 1998 and 1997, respectively. The increase for the three months ended March 31, 1998 as compared to March 31, 1997 is attributable to increased payments on the Company's long-term debt. In 1997, this amount was related primarily to net payments on long term debt while the amounts in 1996 and 1995 were related primarily to S corporation distributions to certain shareholders of Systems and Data Services.

  On April 28, 1998, the Company entered into the First Union Credit Facility, under which the Company may borrow up to $20.0 million to fund acquisitions and pay expenses related to acquisitions. In addition, at the Company's election, $2.0 million of the First Union Credit Facility may become available for working capital purposes. Before making any borrowings under the loan, InterCept shall have successfully completed an initial public offering of its Common Stock, shall have received gross offering proceeds of at least $15.0 million and shall have satisfied certain other conditions set forth in the loan agreement. The First Union Credit Facility contains provisions which require the Company to maintain certain financial ratios and minimum net worth amounts and which restrict the Company's ability to incur additional debt, make certain capital expenditures, enter into agreements for mergers, acquisitions or the sale of substantial assets and pay dividends. The First Union Credit Facility matures on April 28, 2001. Interest is payable monthly and outstanding principal amounts accrue interest, at the Company's option, at an annual rate equal to either (i) a floating rate equal to the lender's prime rate minus one quarter of one percent or (ii) a fixed rate based upon the 30-day LIBOR rate plus applicable margins.

  The net proceeds from the Offering remaining after deducting (i) underwriting discounts, (ii) Offering expenses, (iii) the repayment of the indebtedness outstanding under the Company's Loan Facilities, (iv) the payment of deferred compensation amounts owed to an officer of the Company and (v) the redemption of the outstanding shares of the Company's Series A Preferred Stock are expected to total approximately $6.6 million. The Company plans to use these remaining net proceeds to expand and enhance the Company's marketing efforts and the InterCept Frame Relay Network, and for working capital and general corporate purposes, including possible acquisitions. Pending such uses, the Company plans to invest the net proceeds in short-term, interest bearing, investment grade securities. The Company also plans to register up to an additional 2,000,000 shares of its Common Stock as soon as practicable after completion of this Offering for use by the Company as consideration in connection with future acquisitions. See "Shares Eligible for Future Sale."

  The Company plans to make capital expenditures of approximately $1.6 million to upgrade and expand the InterCept Frame Relay Network, and it currently has no other material commitments for capital expenditures. While there can be no assurance, management believes that the proceeds of this Offering, funds currently on hand, funds to be provided by operations and funds which may be made available for working capital purposes under the First Union Credit Facility will be sufficient to meet the Company's anticipated capital expenditure and liquidity requirements for its operations through at least 1999. The Company intends to grow, in part, through strategic acquisitions and will make additional expenditures to negotiate and consummate acquisition transactions and integrate the acquired companies. While there can be no assurance, management currently believes that the proceeds of this Offering and funds from the First Union Credit Facility, together with the issuance of Common Stock and other securities, will be sufficient to fund its acquisition needs for the next 12 months. No assurance can be made with respect to the actual timing and amount of the expenditures and acquisitions. In addition, no assurance can be given that the Company will complete any acquisitions on terms favorable to the Company, if at all, or that additional sources of financing will not be required during these time periods or thereafter. The Company's estimates are forward looking statements that are subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the factors discussed under "Risk Factors."

EFFECTS OF ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" issued by the Financial Accounting Standards Board requires the Company to review for impairment, and potentially write down, the carrying values of long-lived assets and certain identifiable intangibles (including goodwill) to be held and used by the Company. The Company adopted SFAS No. 121, effective January 1, 1996, with no material impact on the consolidated financial statements. The Company periodically reviews the values assigned to long-lived assets to determine if any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

  SFAS No. 123, "Accounting for Stock Based Compensation" establishes a fair value based method for financial accounting and reporting stock-based employee compensation plans. Companies may elect to adopt the measurement criteria of SFAS No. 123 for accounting purposes, thereby recognizing compensation expense in results of operations on a prospective basis, or to disclose the pro forma effects of the new measurement criteria. The Company has elected to disclose the pro forma effects of the new measurement criteria. See Note 10 of Notes to the Consolidated Financial Statements.

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of a numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if convertible securities or other contracts to issue common stock were exercised or converted into common stock, resulting in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. The statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior-period EPS data presented.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have an impact on the Company's financial statements.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS 131 is not expected to have a material impact on the Company's financial statements.

                                   INDUSTRY

OVERVIEW

  The financial services industry has changed dramatically over the past several years, causing the Company's community financial institution customers to compete directly with diversified financial service providers offering a wide array of sophisticated financial products and services, including electronic commerce services. Electronic commerce involves the transaction of business through the use of telecommunications networks and computer systems that transmit and process commercial information and business documents electronically. Electronic commerce for the financial services industry includes value-added EFT services such as ATM, POS, funds transfer, scrip debit services, remote banking and universal access to funds.

  The Company believes that the demand of community financial institutions and their customers for third-party electronic commerce solutions has increased substantially in recent years and will continue to grow in the future as a result of numerous financial, strategic and technological factors. These factors include: (i) the desire by these financial institutions to remain competitive with larger institutions by using sophisticated technologies in their operations without the expense and resource commitment required to maintain an in-house system; (ii) the need for rapid and secure processing and transmission of large amounts of data to multiple locations; (iii) the need to accommodate the Year 2000 data rollover problem; (iv) the efforts of financial institutions to control costs and improve operating efficiencies through the use of service bureau outsourcing alternatives; and (v) the desire of financial service providers to focus on their primary product and service offerings. InterCept believes that, in order to stay competitive in the changing marketplace, community financial institutions will continue to require electronic commerce products and services, including the EFT, data communications management, enterprise software and transaction processing alternatives offered by the Company

EFT PROCESSING SERVICES

  EFT transaction processing enables financial institutions and their customers to conduct numerous business transactions conveniently and quickly, reduces operating costs and facilitates more accurate settlement of payments. Although larger financial institutions typically process their EFT transactions in-house, many community financial institutions have outsourced EFT transaction processing to third-party processors. By aggregating the EFT transaction processing of numerous community financial institutions, third party processors create economies of scale, which allow them to price their services competitively. According to an industry report, transaction volume for general purpose electronic commerce cards totaled $1.8 trillion worldwide in 1996 (which translates approximately into a $27 billion market for processing services) and is projected to grow to $6.5 trillion by the year 2005.

  EFT transaction processing involves the on-line processing of transactions initiated by a consumer at a terminal using a debit or credit card issued by the consumer's financial institution. Various transactions, including cash withdrawals, transfers and balance inquiries, are initialized, authorized, completed and recorded against the consumer's accounts. According to industry reports, there were over 175,000 ATMs and 1.3 million POS terminals in the United States in 1997. Transaction volume has grown in recent years due to an increase in the number of ATMs and POS terminals deployed, the number of cardholders and the frequency of use by cardholders. Rapid technological advances in data communications and transaction processing, particularly the transition from paper-based to electronic processing, have contributed greatly to wider acceptance and increased consumer use of EFT services. The number of debit card transactions increased approximately 50.0% in 1996 and is projected to increase 32.0% annually through the year 2005. The Company believes that increased card acceptance and usage, coupled with technological advances in electronic transaction processing, have created a need for financial service providers to offer a variety of EFT solutions and value-added services to their customers.

DATA COMMUNICATIONS MANAGEMENT

  EFT transaction processing mandates dependable and automated data communications connectivity in a secure environment. Financial institutions therefore require sophisticated technologies and value-added services to perform critical functions and to facilitate rapid and accurate transaction communications by and between different institutions. Electronic data communications systems have dramatically changed in recent years from low speed, inflexible analog circuits supporting legacy communications protocols to high speed dynamic and flexible communications topologies based upon frame relay, asynchronous transfer mode and other advanced technologies. These technologies are now deployed widely in publicly available communications platforms, including online services, the Internet (including the World Wide
Web) and interactive telephone information systems (such as those provided by many banks). These communications resources enable individuals to locate and retrieve large amounts of information from a remote location using standard devices such as telephones and personal computers. Personal computers are now commonly employed in businesses and homes, and many have various communications devices (e.g., modems, ISDN terminal adaptors and network interface cards) that allow remote communication with other computers. These changes in the telecommunications marketplace are evidenced by the multitude of communications devices and information services available today. The growth in the number and types of communications devices has created a large market in data communications and information exchange.

  Many large transaction processors provide data communications using mainframe-based legacy systems that are difficult and expensive to maintain and modify. Transaction processors that maintain these systems for their data communications and transaction processing needs often find it difficult to meet the increasing demands of financial institutions for reliable high speed networking capabilities tailored to their specific and changing needs. Recent advances in less costly, flexible and integrated computer software systems, including client/server systems, afford transaction processors improved capabilities and responsiveness in providing data and transaction processing services. In addition, the use of fiber optic cables and advanced switching technology in telecommunications networks, as well as competition among telecommunications providers, enables third-party processors to provide faster and more reliable service at lower per-transaction costs than previously available. As a result of continued technological changes, the Company anticipates increased demand for third-party data communications management and transaction processing services.

ENTERPRISE SOFTWARE

  Changing technologies, business practices and financial products have resulted in software-related issues of compatibility, scalability and increased complexity for many financial institutions. The shift toward the client/server processing environment has created the need for more user-friendly applications and on-line support mechanisms and the integration of highly complex systems and software with various telephony applications. The technology surrounding the transmission, storage and retrieval of massive amounts of data has further increased the complexity of data processing for financial institutions. In addition, many existing software systems have a Year 2000 data rollover problem because they do not store dates and process data using codes which are written for four-digit years. These older systems may produce inaccurate information or may even become inoperable at the turn of the century, and may not otherwise offer the advanced technological capabilities provided by newer systems. As a result, financial institutions are demanding more complete and flexible data communications, information technology, enterprise software and processing solutions, as well as complementary products and services. According to a published market research report, the size of the U.S. financial institutions information technology outsourcing market was estimated to be approximately $2.8 billion in 1997 and is projected to increase to $3.7 billion by the year 2000.

                                   BUSINESS

GENERAL

  The Company designs, develops, markets and implements a suite of fully integrated electronic commerce products and services primarily for community financial institutions in the United States. The Company's products and services include EFT, data communications management, client/server enterprise software and other processing solutions. InterCept currently serves over 580 financial institutions and is the largest third-party processor of financial institutions' ATMs in the southeastern United States. The Company has established marketing relationships with 9 of the 17 bankers' banks, which provide the Company access to over 4,500 of the approximately 11,000 financial institutions nationwide. The Company's revenues increased from $14.5 million in the year ended December 31, 1996 to $23.3 million in the year ended December 31, 1997. Revenues for the three months ended March 31, 1998 were $6.3 million. Recurring revenues accounted for approximately 69.3%, 76.1% and 78.2%, respectively, of the Company's revenues for these three periods.

  InterCept is a single source provider of a broad range of flexible electronic commerce solutions and supporting value-added products and services. The Company provides numerous EFT products and services, including ATM, POS and scrip debit services, debit card transactions including both MasterMoney(TM) and Visa(R) Check cards, funds transfer and remote banking services. The Company licenses its PC-based client/server enterprise software, PC BancPAC(TM), which operates in a personal computing environment and (since October 1997) in a Windows NT(R) environment. Community financial institutions can implement PC BancPAC(TM) on both an in-house and service bureau basis, providing them with two alternatives for utilizing the Company's technologies and processing expertise to improve operating efficiency for their institutions. The Company offers its financial institution customers numerous value-added products and services, including branch automation, optical disk record storage and retrieval, check imaging and on-line signature verification. The Company also provides maintenance and technical support services, supplies ATMs, proof machines and other banking related equipment, and offers numerous ancillary products and services to community financial institutions.

  As part of its integrated suite of electronic commerce products and services, the Company provides end-to-end data communications management solutions for its customers. The Company maintains nationwide data communications coverage and has the InterCept Frame Relay Network, one of the largest private frame relay networks in the southeastern United States. The InterCept Frame Relay Network is the principal conduit through which the Company processes EFT transactions and manages the data communications needs of its customers. Through the InterCept Frame Relay Network and its telecommunications connectivity to various other networks, the Company manages data communications and, in some instances, voice-over-frame communications, which eliminates certain long distance charges for its customers. The Company also designs and manages various local and wide area data communications networks for its customers. The Company offers internet services, including managed firewall and email services, to the desktop of its customers' personnel across the InterCept Frame Relay Network.

  The InterCept Frame Relay Network contains approximately 1,200 drops which are located in 14 states, 41 LATAs and all five of the RBOCs' markets. The design of the InterCept Frame Relay Network provides for efficient switching capabilities, which results in rapid response time, and secure and reliable transmission and processing of electronic commerce transactions conducted across the network. The Company believes the InterCept Frame Relay Network enables it to provide its electronic commerce products and services more efficiently and on a more cost-effective basis for its customers. The attributes of the InterCept Frame Relay Network result in rapid response time, and its considerable bandwidth facilitates the delivery of the Company's numerous EFT, processing and ancillary services.

  InterCept's top 9 senior officers have an average of over 22 years of industry experience and have expertise in multiple areas of electronic commerce (including EFT and data communications management), enterprise software and transaction processing for financial institutions. The Company's current market focus is on community financial institutions, which the Company believes rely heavily on third-party providers for a majority of their EFT, data communications management, enterprise software and transaction processing solutions, including the products and services offered by the Company. InterCept believes that as a result of rapid technological, financial and other changes that have occurred over the past several years that the demand of community financial institutions and their customers for technologically advanced solutions has increased substantially and that such demand will continue to grow in the future. The Company believes that its integrated suite of electronic commerce solutions enables its community financial institution customers to compete with larger financial institutions by allowing them to offer their customers similar products and services on a cost-competitive basis.

BUSINESS STRATEGY

  The Company believes it is one of the largest providers of fully integrated electronic commerce products and services for community financial institutions in the southeastern United States, and its goal is to become one of the largest such providers in the United States. To attain this goal, the Company plans to grow significantly by implementing the following key strategies:

    (i) Cross-Market to Existing Customer Base and Maximize Recurring Revenues. InterCept plans to cross-market its EFT, data communications management, client/server enterprise software and numerous ancillary products and services to its existing customers, most of which already use the Company's EFT services. The Company seeks to develop and maintain long-term customer relationships by providing multiple electronic commerce products and services to community financial institutions pursuant to contracts with renewable terms. Many of the Company's products and services generate recurring revenues, which the Company defines as revenues from services used by customers each month and year in connection with their ongoing business. The Company intends to maximize its recurring revenues through these relationships by enhancing and increasing the use of its various products and services. The Company also plans to create and acquire additional sources of recurring revenues to meet the evolving needs of its customers.

    (ii) Increase Data Communications Management and Optimize the InterCept Frame Relay Network. InterCept intends to increase its data communications management services by offering customized, cost-competitive telecommunications connectivity to its customers and managing their data traffic in a reliable and secure manner across the InterCept Frame Relay Network. The Company intends to optimize the InterCept Frame Relay Network by selling additional communications services to its customers, thereby increasing network utilization with minimal additional cost to the Company. In addition, the Company will attempt to expand the InterCept Frame Relay Network into new geographic areas as business warrants. InterCept plans to improve the speed and efficiency of transaction processing across the network by enhancing and selectively upgrading its processing and switching equipment and telecommunications lines. In addition, the Company will attempt to expand the InterCept Frame Relay Network into new geographic areas as business warrants. The Company believes that the strategic development of the InterCept Frame Relay Network will continue to provide for more efficient network utilization, allow it to reduce transmission and other operating costs, and support its current and future products and services.

    (iii) Complete Strategic Acquisitions. InterCept intends to acquire other companies with complementary technologies or services that will enhance and expand the products and services offered to existing customers, increase its market share, expand its geographic presence or optimize the InterCept Frame Relay Network. Since the beginning of 1996, the Company has completed several acquisitions of providers of complementary products and services. See "The Company." The Company believes that its previous acquisitions of providers of complementary technologies and services has strengthened its suite of products and services and expanded its geographic presence into new markets. The Company plans to continue to integrate and enhance the products and services it has acquired, pursue strategic acquisitions of additional products and services and cross-market its expanded suite of solutions to existing and future customers. On April 28, 1998, the Company entered into a $20.0 million revolving line of credit agreement with First Union National Bank, the proceeds of which will be available to fund acquisitions upon completion of this Offering and the satisfaction of certain other conditions set forth in such agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

    (iv) Expand Sales Force and Strategic Marketing Relationships. The Company plans to expand its customer base and penetrate new geographic markets by hiring sales personnel with expertise in community financial institutions' operations and/or electronic commerce products and services similar to those offered by the Company. InterCept currently has established relationships with several banking related business organizations, including strategic marketing relationships with 9 of the 17 bankers' banks, which provide the Company access to over 4,500 of the approximately 11,000 community financial institutions nationwide. Bankers' banks are local or regional business organizations that provide correspondent banking products and services to financial institutions that could not provide them in an efficient manner themselves due to cost, location, lack of resources or other circumstances. In addition, bankers' banks provide financial support and business advice to financial institutions with respect to various critical areas such as operations, profitability and federal and state regulation. The Company believes that the essential nature of the relationship between bankers' banks and community financial institutions makes the Company's alliances with bankers' banks an important part of its marketing strategy. InterCept intends to use its expanded sales force to market its products and services directly to community financial institutions and to enhance its indirect marketing efforts by developing additional strategic marketing relationships with bankers' banks and various other business organizations.

    (v) Expand and Enhance its Products and Services. The Company has devoted and will continue to devote resources to developing and enhancing its suite of products and services. The Company plans to continue to combine its enhanced and expanded electronic commerce solutions with sophisticated technology to help its community financial institution customers remain competitive with other financial service providers. The Company continually strives to anticipate the most recent trends in the financial services industry and to develop and provide leading edge products and services.

THE INTERCEPT SOLUTION

  The InterCept solution to addressing the complex and evolving needs of community financial institutions is to continue to develop, enhance and provide a comprehensive and flexible suite of fully integrated electronic commerce products and services. These products and services include: (i) EFT transaction services, including ATM, POS, scrip services, debit card transactions, funds transfer, remote banking and universal access to funds;
(ii) data communications management services across the InterCept Frame Relay Network; (iii) client/server enterprise software solutions to handle the core processing needs of community financial institutions; (iv) other value-added products and services, including item processing, branch automation and optical disk storage products; and (v) equipment, maintenance and technical support and merchant credit card portfolio management services.

  The Company maintains nationwide data communications coverage and uses the InterCept Frame Relay Network to support the complex electronic commerce transaction requirements of its community financial institution customers. The Company seeks to maximize the benefits of available technologies to enable it to deliver highly reliable data communications, client/server enterprise software and transaction processing solutions and related products and services on a cost-effective basis. The Company attempts to establish long-term business relationships with its customers to maximize the Company's recurring revenues and optimize the InterCept Frame Relay Network. The Company believes that each of its products and services efficiently and effectively supports the various needs of community financial institutions and that, when combined, its integrated electronic commerce products and services offer community financial institutions a single source for comprehensive electronic commerce solutions and allow its community financial institution customers to remain competitive with larger financial service providers.

 EFT Processing Services

  InterCept offers a wide range of EFT transaction services, including ATM, POS, scrip services, debit card transactions including MasterMoney(TM) and VISA(R) Check cards, funds transfer, remote banking and universal access to funds. The Company's EFT transaction processing business is conducted primarily through its network connections to most regional and all national ATM and POS switch networks, including HONOR(TM), PULSE(TM), Cirrus(R), PLUS(R), Maestro(R) and INTERLINK(R). Based on the number of financial institutions that use third parties to process their ATM transactions, the Company is the largest third-party processor of financial institutions' ATM transactions in the southeastern United States. As of March 31, 1998, the Company provided EFT services to approximately 400 customers. Revenues from these activities were $9.3 million, or 39.9%, of the Company's revenues for the year ended December 31, 1997 and $2.6 million or 41.9% of revenues, for the three months ended March 31, 1998.

  Historically, the national ATM switching networks prohibited member institutions from charging fees for ATM usage on their networks. In April 1996, national switching networks Cirrus(R) and PLUS(R) voted to lift the ban on these ATM surcharges. After the ban lifted, several financial institutions began charging fees to non-customers for using their ATMs to conduct transactions across their switching networks. The Company's community financial institution customers became concerned that their customers would migrate to institutions with a larger number of ATMs for the availability of a larger number of surcharge-free ATMs. In response to this concern, the Company formed a wholly-owned subsidiary, InterCept Switch, Inc., and introduced InterCept Switch, a surcharge-free ATM network designed to keep its community financial institution customers competitive with larger banks by allowing them to waive ATM surcharges for customers of InterCept Switch members, while retaining the ability to surcharge non-member customers that use their ATMs. The InterCept Switch ATM network is run by PULSE(TM) for a fee based on the number of ATM transactions conducted through the InterCept Switch network.

  InterCept gives its financial institution customers the flexibility to design the exact ATM program they wish to offer by providing full functional support of all major ATM hardware. The Company provides necessary ATM support services and products, including terminal processing, network support, POS and ATM equipment, and maintenance services. The Company's customers may elect to forego the purchase of ATM hardware by choosing the Company's card issue only service option, which permits institutions to offer ATM services to their customers without the expense of purchasing and maintaining ATM hardware.

  The ATM transactions processed by the Company begin when a cardholder inserts a card issued by a financial institution (a "Card Issuer") into an ATM to withdraw funds, obtain a balance, make other account inquiries or transfer funds. The transaction is routed from the ATM across the InterCept Frame Relay Network to the Company's data communications and processing center. The Company's computer identifies the Card Issuer by the financial institution identification number contained within the card's magnetic strip. The Company then either (i) authorizes or denies the requested transaction or (ii) switches the transaction to the Card Issuer or its designated processor for authorization. Once authorization is received, the authorization message is routed back to the ATM almost immediately and the transaction is completed. For its customers' clients, the Company updates the cardholder's account information on a daily basis.

  Throughout these steps, the Company charges various fees to the financial institutions that are in addition to any fees that the Card Issuer might charge the ATM user. The Company receives a base fee for providing its ATM processing services and an additional fee for each ATM serviced. Once the number of transactions exceeds established maximums (typically between 2,000 and 3,000 transactions), the Company charges additional fees for the extra transactions processed. The Company also receives fees for installation, maintenance and support of the ATMs it supplies to its customers.

  The Company processes debit card transactions for banks issuing such cards, including MasterMoney(TM) and Visa(R) Check cards, which permit direct payment debit from POS terminals at over 13 million locations worldwide against the cardholder's deposit account. InterCept's POS and scrip services provide instant access to funds without the expense of installing a traditional ATM. With a small initial investment in a POS or scrip terminal, the Company's financial institution customers can support EFT transactions from virtually any merchant location.

  The electronic debit card transaction process begins when a consumer presents a debit card to the merchant who then "swipes" the card at a POS terminal and enters the transaction amount. The transaction data is transmitted from the POS terminal through the applicable credit and debit processing networks to the InterCept Frame Relay Network. The Company then compares the purchase transaction against the authorization data accessed through the Company's system, places a hold for the transaction amount, authorizes the transaction and transmits the authorization response almost immediately back through the network to the POS terminal. The appropriate processing network settles the payment and credits the merchant with the transaction amount less any discounts. The merchant delivers final transaction information to the credit processing network and the network submits the transaction to the Company, which facilitates posting and reporting of the transaction with the issuing bank. To complete the transaction, the issuing bank debits its customer's account for the transaction amount. For its POS services, the Company generally receives a portion of the interchange fees charged by its community financial institution customers that issue debit cards and charges a monthly fee if its customers do not meet a certain minimum dollar amount of transactions for a particular month.

  A scrip transaction requires a customer to obtain a cash voucher, using an ATM card, at a self-service terminal located within the store but not at the check-out. The customer purchases goods with the voucher and receives any overage from the transaction in cash (if permitted by the merchant) or in the form of a voucher from the cashier. InterCept's scrip and POS services include access to multiple networks, settlement reports, card management support and administrative terminal support.

  The Company markets its EFT services primarily to community financial institutions in the southeastern and central United States. The Company's EFT service contracts generally provide for an initial term of three to five years and automatically renew for similar terms unless notice of non-renewal is given prior to expiration. Most charges due under these agreements are paid monthly. The Company generally is permitted to raise prices on an annual basis subject to certain maximum limits. The Company provides ATM and various other banking equipment and maintenance services to approximately 250 customers in Georgia, Alabama, Florida, Tennessee and South Carolina. Where applicable, the Company enters into standard ATM and other equipment maintenance contracts with its customers that generally provide for a term of between one and three years. Generally, these contracts automatically renew for varying periods at the end of the initial or any renewal term unless either party elects to cancel the agreement 180 days prior to its expiration.

 Data Communications Management and The InterCept Frame Relay Network

  In response to the relatively high cost and low efficiency of the data communications operations of many of its community financial institution customers, the Company developed the InterCept Frame Relay Network and began to offer end-to-end data communications management services to financial institutions on a more cost-effective basis than previously available. Through the InterCept Frame Relay Network and its telecommunications connectivity to various other networks, the Company manages data communications and, in some instances, voice-over-frame communications, which eliminates certain long distance charges for its customers. The Company also designs and manages various local and wide area data communications networks for its customers. The Company offers internet services, including managed firewall and email services, to the desktop of its customers' personnel across the InterCept Frame Relay Network. By providing end-to-end data communications management services across the InterCept Frame Relay Network, the Company believes it will have greater success in cross-marketing its fully integrated suite of electronic commerce products and services and that it is able to better monitor and maintain the quality of these products and services to help ensure continued customer satisfaction. As of March 31, 1998, the Company provided data communications services to 339 customers. Revenues from these activities were $3.1 million, or 13.4%, of the Company's revenues for the year ended December 31, 1997 and $850,000, or 13.6% of revenues for the three months ended March 31, 1998.

  The Company maintains nationwide data communications coverage and uses the InterCept Frame Relay Network, the Company's private frame relay telecommunications network with approximately 1,200 drops which are located in 14 states, 41 LATAs and all five RBOCs' markets. According to industry data, based upon the number of drops, the InterCept Frame Relay Network is one of the largest private frame relay networks in the southeastern United States. The InterCept Frame Relay Network is the principal conduit through which the Company provides its end-to-end data communications management services. The key advantages of frame relay versus legacy protocols include: (i) the ability to accommodate data packets of various sizes; and (ii) protocol independence-- not only can any set of data be accepted, switched and transported across a network, but the specific data is undisturbed in the process of encapsulation. The design of the InterCept Frame Relay Network provides efficient switching capabilities, which results in rapid response time, as well as secure and reliable transmission and processing for electronic commerce transactions conducted across the network.

  The InterCept Frame Relay Network uses the fiber optic networks of WorldCom, Inc. and BellSouth Telecommunications, Inc. to provide the substantial bandwidth capable of supporting the transaction-intensive services offered by the Company. The InterCept Frame Relay Network is linked to the Company's customer operations by T-1 and fractional T-1 communication lines to ensure adequate bandwidth for rapid processing of electronically transmitted data. As customer needs change and as technology improves, management believes that it will be able to adapt and customize the InterCept Frame Relay Network as necessary to achieve the processing speeds and functionality it desires.

  The InterCept Frame Relay Network implements advanced satellite technology provided by GE Capital SpaceNet Services, Inc. ("GE SpaceNet") and sophisticated telecommunications equipment supplied by Motorola, Inc. ("Motorola"). Further, the InterCept Frame Relay Network topology gives the Company the ability to acquire telecommunications access from providers other than WorldCom. Management believes that, if necessary or desirable, the Company could utilize the networks of any major telecommunications access provider to operate the InterCept Frame Relay Network. Management believes that transferring the InterCept Frame Relay Network to another telecommunications access provider could be accomplished without significant service interruption or delay, although such a transfer may increase the Company's expenses for its telecommunications services.

  The Company's relationship with GE SpaceNet augments the InterCept Frame Relay Network in areas where frame relay connectivity is either unavailable or not economically feasible. Because GE SpaceNet builds, launches and maintains its own private satellites rather than leasing such services from third parties, the Company is able to provide a high level of reliability in its network services and provide better customer service. The Company maintains an automated backup system for the most critical data circuits in the InterCept Frame Relay Network in the event of a network outage or other similar occurrence. The Company also provides shared hub satellite transmission services as well as multi-drop and point-to-point hard line telecommunication networks. The Company uses Motorola telecommunications equipment and processing hardware to enable the InterCept Frame Relay Network to support the various data communications protocols most commonly used by its customers.

  The Company monitors and maintains the InterCept Frame Relay Network's lines, circuits and equipment functions on a seven-day, 24-hour basis from a central computer location in Norcross, Georgia. The Company maintains this EFT processing and data communications switching facility and has established a limited disaster recovery plan with certain telecommunications providers to provide alternative communications capabilities in the event the Company experiences a natural disaster or other interruption at its Norcross facility, rather than maintaining a "hot site" backup location for its EFT processing and InterCept Frame Relay Network switching hardware.

 Client/Server Enterprise Software and Services

  The Company offers client/server enterprise software processing and related products and services on both an in-house and service bureau basis primarily to community financial institutions. The Company satisfies its service bureau customers' core processing requirements, including general ledger and financial management, customer information file maintenance, loan and deposit processing, financial accounting and reporting and ATM and automated clearing house ("ACH") interfaces, through on-line data communications utilizing the InterCept Frame Relay Network. Historically, InterCept delivered its core data processing solutions on a service bureau basis using legacy computer system technology. However, in December 1996 the Company acquired PC BancPAC(TM) and has since licensed this client/server accounting software system on an in-house basis and implemented this software in its service bureau operations. Revenues from the Company's enterprise software and related services were $5.6 million, or 24.2%, of the Company's revenues, for the year ended December 31, 1997 and $1.3 million, or 20.9% of revenues, for the three months ended March 31, 1998.

  PC BancPAC(TM) consists of a series of integrated software modules which, together, accommodate the core data processing needs of the Company's financial institution customers, including general ledger and financial management, customer information file maintenance, loan and deposit processing, financial accounting and reporting and ATM and ACH interfaces. PC BancPAC(TM) and related products operate in a Windows NT(R) environment and the Company believes they are well-suited for both in-house and service bureau core processing for financial institutions. The Company believes PC BancPAC(TM) is Year 2000 compliant and permits the Company to offer flexible alternatives to its existing customers and to pursue other segments of the financial institution processing market. Processing in a client/server environment provides superior flexibility in tailoring procedures and improves customer service throughout the institution. Using personal computers as workstations (the "client") and connecting them via a network to another personal computer containing the database (the "server"), client/server computing offers fast and easy processing on economical computer hardware. The Company believes PC BancPAC(TM) is a user-friendly product with easy-to-learn "point and click" and "drag and drop" features.

  As part of its software processing services, the Company also provides item processing and back office services including proofing and encoding, bulk filing, statement preparation and check imaging to accommodate the additional needs of its financial institution customers. The Company's data processing and item processing services are typically priced on the basis of account or item volume. The Company delivers its check imaging and item processing services from five service centers located in Georgia and Colorado. Fees for check imaging services are generally based upon the volume of information and images (document pages) processed, stored or retrieved. The Company also offers a variety of owned and licensed complementary value-added services and products to its customers to enable them to compete with larger financial institutions that offer a broad array of services and products to their customers. These services and products include an integrated voice response banking system, safe deposit box accounting, cash management services, check imaging services and optical disk storage.

  The Company's data communications, EFT and outsourced client/server enterprise processing services utilize the InterCept Frame Relay Network and are coordinated through the Company's two host data centers located in Georgia and Colorado and five check imaging and item processing facilities located in those states. The Company's data centers have a combined processing capacity of over 820 RPMs (relative performance measure units). The Company continually plans for testing and implementation of new technology and emphasizes flexibility in structuring the services it offers using new technology. The Company's data centers, together with its remote check imaging and item processing centers, provide the comprehensive and customized data processing services required by InterCept's service bureau customers. The Company's data processing centers in Macon, Georgia and Colorado Springs and Denver, Colorado each act as a back-up facility for the others in the event another site experiences a natural disaster, destruction or other similar event which eliminates or diminishes its processing capabilities.

  As of March 31, 1998, the Company provided data processing and/or item processing services to over 50 financial institutions pursuant to contracts which generally provide for three year renewable terms. The Company also provides account processing software support and maintenance to nine financial institution customers that implement its products in-house.

 Complementary Products and Customer Services

  To complement its integrated suite of electronic commerce solutions, the Company provides maintenance and technical support services, which generate recurring revenues, and supplies specialized equipment including ATMs, proof machines, teller equipment, personal computers, vaults and other security equipment. Revenues from these activities were $5.2 million, or 22.5%, of the Company's revenues, for the year ended December 31, 1997 and $1.5 million, or 23.6% of revenues, for the three months ended March 31, 1998. The Company anticipates that, as revenues from its other operations increase, revenues from supplying equipment and maintenance and technical support services will decrease as a percentage of total revenues.

  In December 1996, InterCept expanded its product offerings to include merchant portfolio management services. The Company's merchant credit card portfolio management services are tailored to help its customers meet day-to-day challenges and satisfy their needs for portfolio growth and increased revenue in today's competitive marketplace. By partnering with InterCept, the Company's financial institution customers retain ownership and control of their merchant credit card portfolio accounts while benefiting from economies of scale and the ability to select flexible processes for product delivery.

  The Company offers extensive customer services and technical support for its electronic commerce products and services. InterCept believes that well-trained support personnel are essential to attract and retain financial institution customers. InterCept's trained customer service and technical support personnel employ methodologies to enhance the Company's ability to offer reliable, secure and automated solutions. The Company's customer service departments are responsible for educating and assisting its customers in the use of the Company's integrated services, for resolving billing related issues and, in consultation with InterCept's technical support personnel, for solving any technical problems customers may experience. As of March 31, 1998, the Company employed 14 people in its customer service departments, which are available 24 hours per day, seven days per week. Customer service representatives who support vital processing functions are also accessible by a toll-free telephone number.

  The Company employs separate personnel who are responsible for technical support functions. These employees are generally responsible for consulting with InterCept's financial institution customers regarding technical issues, and for solving any technical issues brought to their attention by the customer service department. The Company's technical support department is also responsible for maintaining the Company's backup systems and for coordinating the disaster recovery services maintained by certain of the Company's information processing customers. As of March 31, 1998, the Company employed 25 technical support representatives who are available 24 hours a day, seven days per week. Technical support representatives who support vital processing functions are also accessible by a toll-free telephone number.

CUSTOMER BASE AND RECURRING REVENUES

  The Company achieves growth in its recurring revenues and customer base primarily through cross-marketing its integrated products and services. The Company's customer base consists of more than 580 financial institutions in 20 states which primarily are community financial institutions located in the southeastern United States and Colorado. As of March 31, 1998, the Company provided EFT products and services to more than 400 customers, 315 of which are full-service EFT customers. The Company also had 251 maintenance customers, some of which also use the Company's EFT services. In addition, the Company had 61 customers using its enterprise software, processing solutions and ancillary products and services, including 51 service bureau customers and 10 customers processing on an in-house basis. Of these customers, 22 use check imaging and item processing services. The Company also has approximately 14 merchant portfolio management customers as of March 31, 1998.

  Approximately 69.3%, 76.1 % and 78.2% of the Company's revenues for the years ended December 31, 1996 and December 31, 1997 and the three months ended March 31, 1998, respectively, were recurring. Recurring revenues are defined by the Company as revenues derived from services that are used by the Company's customers each year in connection with their ongoing businesses, and accordingly exclude such items as conversion and deconversion fees, initial software license fees, data communications line installation fees and hardware sales revenues.

SALES AND MARKETING

  The Company's sales force is made up of nine sales representatives for EFT transaction processing products and services, one sales representative for data communications management services and two sales representatives for client/server enterprise software and related services as of March 31, 1998. Maintaining separate sales forces for its various service lines allows the Company's sales representatives to concentrate on particular services, product technology and customer markets, thereby keeping them informed of developments in these areas. Sales representatives in the various groups are, however, informed as to the full suite of the Company's products and services and are encouraged to market the full suite of products and services to customers and to refer prospects to the appropriate professionals. The Company offers its products and services on a stand-alone basis and combined with one or more other products and services to create customized solutions for each community financial institution.

  The Company markets its EFT and processing services by designing custom-tailored solutions that it believes are attractive to its community financial institution customers in terms of features, quality of service and price. The Company markets its services and products through direct sales forces located in the southeastern United States, Colorado and Texas. InterCept intends to expand its existing customer base and penetrate new geographic markets by hiring sales personnel with expertise in community financial institutions' operations and/or the Company's electronic commerce products and services. The Company cross-markets its data communications management, client/server enterprise processing and other value-added products and services to its existing customers, most of which already use the Company's EFT services.

  The Company's indirect marketing efforts include obtaining referrals and endorsements from its financial institution customers and various banking related organizations. InterCept currently has written marketing agreements with 6 of the 17 bankers' banks and has other relationships with 3 additional bankers' banks. Bankers' banks are local or regional business organizations that provide correspondent banking products and services to financial institutions that could not provide them in an efficient manner themselves due to cost, location, lack of resources or other similar circumstances. In addition, bankers' banks provide financial support and business advice to financial institutions with respect to various critical areas such as operations, profitability and federal and state regulation. The Company believes that the essential nature of the relationship between bankers' banks and community financial institutions makes the Company's alliances with bankers' banks an important part of its marketing strategy. Through its relationship with these bankers' banks, the Company has a referral source to over 4,500 financial institutions nationwide. The Company seeks to enter into additional strategic marketing arrangements to augment its indirect marketing efforts and increase the number of its referral sources.

COMPETITION

  The data communications, enterprise software and transaction processing industries are intensely competitive and highly fragmented, and the Company expects increased competition from both existing competitors and companies that enter the Company's existing or future markets. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. Numerous companies supply competing products and services, and many of these companies specialize in one or more of the services which the Company offers or intends to offer to its customers. The Company's market share represents a small percentage of the total information processing market. The Company believes that existing competitors are likely to expand their product and service offerings and that new competitors are likely to enter the market and attempt to integrate electronic commerce, information processing and other services, resulting in greater competition for the Company. Such competition could materially adversely affect the Company's business, financial condition and results of operations.

  Although the Company is not aware of any major competitor that is marketing an integrated suite of solutions identical to that marketed by the Company, many of the Company's competitors have substantial resources and technical expertise, and could likely develop such comprehensive solutions if they chose to expend sufficient resources. The Company believes that the principal competitive factors affecting the market for its services generally are price, quality and reliability of service, degree of service integration, ease of use and service features. Generally, the Company believes that it competes effectively in these areas.

  The Company's principal EFT competitors include major regional ATM networks, regional and local processing banks, non-bank processors and other independent electronic commerce and data communications organizations, many of which have substantially greater capital, management, marketing and technological resources than those of the Company. There can be no assurance that the Company will continue to be able to compete effectively with such competitors. The Company's EFT and outsourced core bank processing services are transmitted to its customers over telephone lines and the Telecommunications Act of 1996 (the "Act") lifted certain restrictions on regional telephone companies and others competing with the Company, which will likely lead to these companies competing with the Company by packaging information service offerings with other services and providing them on a wider geographic scale. The competitive pricing pressures that would result from any increase in competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Government Regulation".

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products, and the Company has agreed to indemnify many of its customers against such claims. The Company anticipates that the number of infringement claims will increase as the number of electronic commerce and information technology products and services increase and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, and may not be resolved on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  At March 31, 1998, the Company had 170 full-time employees, of which 25 were in sales and marketing, 104 were in operations and 41 were corporate and general administrative employees. Of these employees, 105 were based in Norcross, Georgia, 23 were based in Thomson, Georgia at the Company's operations center, nine were based in Macon, Georgia, 17 were based in Colorado Springs and Denver, Colorado, 1 was based in New Jersey, 5 were based in Texas, 2 were based in Florida, and 8 were based in Tennessee. None of the Company's employees is represented by a collective bargaining agreement nor has the Company ever experienced any work stoppage. Management believes that the Company's relationship with its employees is satisfactory.

GOVERNMENT REGULATION

  The Company's network services are transmitted to its customers over dedicated and public telephone lines. These lines are governed by federal and state regulations establishing the rates, terms and conditions for their use. Changes in the legislative and regulatory environment relating to online services, electronic commerce or the Internet access industry, including regulatory or legislative changes which directly or indirectly affect telecommunication costs, restrict content or increase the likelihood of competition from regional telephone companies or others, could have an adverse effect on the Company's business. The Act amended the federal telecommunications laws by lifting restrictions on regional telephone companies and others competing with the Company. The Act set in motion certain events that will lead to the elimination of restrictions on regional telephone companies providing transport between defined geographic boundaries associated with the provision of their own information services. This will enable regional telephone companies to compete more readily with the Company by packaging information service offerings with other services and providing them on a wider geographic scale. The Clinton administration has announced an initiative to establish a framework for global electronic commerce. Also, there are a number of bills currently being considered in the United States at the federal and state levels involving encryption and digital signatures, all of which may impact the Company. The

Company cannot predict the impact, if any, that the Act and future court opinions, legislation, regulations or regulatory changes in the United States may have on its business.

  The Company is not directly subject to federal or state regulations specifically applicable to financial institutions. As a provider of services to banking institutions, however, the Company's service bureau processing operations are examined from time to time by various state and federal regulatory agencies. These agencies make recommendations to the Company regarding various aspects of outsourcing operations and the Company generally implements such recommendations. The Company also arranges for an annual independent examination of its service bureau processing facilities.

  The Company's ATM network operations are subject to federal regulations governing consumers' rights with respect to ATM transactions. Fees charged by ATM owners are currently regulated in several states and legislation has been proposed in several other states, and there can be no assurance that such regulations or legislation will not continue to be enacted in the future or that existing consumer protection laws will not be expanded to apply to fees charged in connection with ATM transactions.

PROPERTY AND FACILITIES

  The Company's principal office consists of 14,641 square feet of leased space located in Norcross, Georgia. The Company leases two additional offices in Norcross that are used for item processing and operations. The Company owns a facility in Thomson, Georgia that is used as a data and item processing center for the Company's service bureau operations. A leased facility in Macon, Georgia serves as an item and image processing center. The Company also leases two locations in Colorado related to its service bureau operations, including one in Colorado Springs which serves as a data and item processing center, and another in Denver used for item processing. The Company leases office space in Tennessee, Texas and New Jersey, primarily to support its sales and marketing efforts in these areas. The Company believes these facilities are adequate for its needs and does not anticipate any material difficulty in replacing such facilities or securing facilities for new offices.

LEGAL PROCEEDINGS

  The Company is not a party to any pending material legal proceedings.

                                  MANAGEMENT

  The executive and certain other key officers and directors of the Company and their ages and positions as of March 31, 1998, are as follows.

 NAME                     AGE CLASS(1) POSITION
 ----                     --- -------- --------
                                       Chief Executive Officer and Chairman of
 John W. Collins.........  50   III     the Board
                                       President, Chief Operating Officer and
 Donny R. Jackson........  48   III     Director
 Scott R. Meyerhoff......  29    --    Chief Financial Officer and Secretary
                                       Executive Vice President of Sales and
 Michael R. Boian........  58    --     Marketing
                                       Executive Vice President of Network
 Michael D. Sulpy........  37    --     Communications
                                       Senior Vice President of Merchant
 Paul D. England.........  47    --     Portfolio Management
 Farrell S. Mashburn.....  51    --    Senior Vice President of Data Services
                                       Senior Vice President of Service Bureau
 Philip R. Meinert.......  56    --     Operations
 Vir A. Nanda............  55    --    Senior Vice President of Technology
 Jon R. Burke............  50    I     Director
 Boone A. Knox...........  61    II    Director
 Bruce P. Leonard........  44    II    Director
 Glenn W. Sturm..........  44    I     Director

--------
(1) Class I term expires in 1999; Class II term expires in 2000; and Class III term expires in 2001.

BIOGRAPHICAL INFORMATION FOR EXECUTIVE AND CERTAIN OTHER KEY OFFICERS AND DIRECTORS

  John W. Collins, a co-founder of the Company, has served as its Chief Executive Officer and Chairman of the Board of Directors since its formation. Mr. Collins also has served as the Chairman and Chief Executive Officer of InterCept Switch since its formation in 1996. Mr. Collins co-founded Systems in 1986, Data Services in 1989, ProVesa in 1994 and Technologies in 1996. He served as the Chief Executive Officer of Systems prior to its merger with InterCept in January 1998. Mr. Collins also served as Chairman of the boards of Systems, Data Services, Bank Services, FiNet and Technologies prior to their merger with the Company in January 1998. Mr. Collins has over 25 years of experience in multiple areas of electronic commerce for community financial institutions.

  Donny R. Jackson, a co-founder of the Company, has served as President, Chief Operating Officer and director of the Company since its formation. Mr. Jackson also has served as the President and Chief Operating Officer of InterCept Switch since its formation in 1996. Mr. Jackson was President and Chief Operating Officer and director of Systems from July 1996 until its merger with the Company. He has also served as the President and Chief Executive Officer and director of ProVesa since July 1994 and the President of ProImage, Inc. since July 1996. Mr. Jackson also served as President and a member of the board of managers of Technologies from March 1996 until its merger with the Company. From January 1993 to June 1994, Mr. Jackson was the Chief Financial Officer of Systems. Prior to joining the Company, Mr. Jackson was the President of Bank Atlanta from 1991 to 1992. Mr. Jackson has over 23 years of experience working with community financial institutions, including in service bureau, enterprise software and other processing and accounting operations.

  Scott R. Meyerhoff has served as Chief Financial Officer and Secretary of the Company since January 1998. For the seven years prior to joining the Company, Mr. Meyerhoff was employed by Arthur Andersen LLP, most recently as an audit manager. Mr. Meyerhoff received his B.S. degree, with honors, in accounting from The Pennsylvania State University, where he was a member of The University's Scholars Program, and is a Certified Public Accountant.

  Michael R. Boian has been Executive Vice President of Sales and Marketing for the Company since January 1998. From February 1997 to January 1998, Mr. Boian served as Vice President of Sales and Marketing of the Company. Prior to joining the Company, he was Regional Vice President of Debit Services for MasterCard

International from May 1992 to November 1996. Mr. Boian has over 32 years of financial technology experience, primarily in electronic funds transfer and authorization systems, including debit and credit authorization systems.

  Michael D. Sulpy has served as Executive Vice President of Network Communications for the Company since January 1998. Mr. Sulpy co-founded Technologies in March 1996 and served as its Vice President of Communications until its merger with the Company in January 1998. He joined Systems in 1987, and from January 1993 to January 1996, he served as its network manager, responsible for data network design and maintenance and personnel training. Mr. Sulpy has over 15 years of data communications management and telecommunications network experience.

  Paul D. England has served as Senior Vice President of Merchant Banking for the Company since January 1998. He co-founded FiNet in June 1996 and served as its President and Chief Executive Officer until its merger with the Company. He also served as a director of the Company from December 1996 to January 1998. Prior to co-founding FiNet, Mr. England was Senior Vice President of First American National Bank, where he had worked since 1989. Mr. England has over 23 years of experience working with financial institutions, including merchant credit card portfolio management.

  Farrell S. Mashburn has served as Senior Vice President of Data Services for the Company since January 1998 and Secretary of the Company since June 1996. He served as the President of Data Services from May 1990 until its merger with the Company in January 1998. Mr. Mashburn also served as a director of the Company from May 1996 to January 1998. Mr. Mashburn has over 31 years of experience in providing banking related equipment, maintenance and technical support services, primarily to community financial institutions.

  Philip R. Meinert has served as Senior Vice President of Service Bureau Operations for the Company since January 1998. From December 1996 to January 1998, Mr. Meinert was President of Bank Services. Mr. Meinert also served as a director of the Company from December 1996 to January 1998. Mr. Meinert was the President of Bank Services until its acquisition by the Company in December 1996. He had been with Bank Services since 1977, managing its service bureau and software operations and monitoring the development of PC BancPAC(TM). Mr. Meinert has over 28 years of financial institution core data processing experience, including client/server enterprise software development and service bureau processing.

  Vir A. Nanda has served as Senior Vice President of Technology for the Company since January 1998. From June 1996 to January 1998, Mr. Nanda was the Director of Technology for the Company. Mr. Nanda served as a director of the Company from May 1996 to January 1998. He co-founded Systems in 1986 and prior to its merger with the Company, served Systems in several capacities, most recently as the Executive Vice President of Technology. Mr. Nanda has over 23 years of experience in EFT transaction processing and technology, primarily for community financial institutions.

  Jon R. Burke has served as a director of the Company since February 1998. He is presently the managing member of Capital Appreciation Management Company, L.L.C., which is the managing general partner of an Atlanta-based merchant banking fund specializing in acquiring controlling interests in companies located in the southeastern United States. Mr. Burke is also a principal with Brown, Burke Capital Partners, Inc., which provides financial advisory services to middle market corporations in connection with mergers and acquisitions and financing. He also is a director of United Companies Financial Corporation, a financial services holding company engaged in consumer lending. From 1973 to 1996, Mr. Burke was employed by The Robinson-Humphrey Company, Inc., most recently serving as a Senior Vice President and the head of its financial institutions/banking research.

  Boone A. Knox has served as a director of the Company since February 1998. He is Chairman of the board of Merry Land & Investment Co., Inc., a publicly held real estate investment trust, and is also a director of Cousins Properties, Inc., a publicly-held Atlanta-based real estate development company. He serves as chairman of the board of directors of Allied Bank of Georgia, Inc. ("Allied"), a subsidiary of Regions Financial Corp., and served as Allied's President and Chief Executive Officer from 1975 through 1986. He was Chairman of the board of directors and Chief Executive Officer of Allied Bankshares, Inc., the holding company of Allied, from its formation in 1984 until January 1997.

  Bruce P. Leonard has served as a director of the Company since May 1997. Mr. Leonard has been the President and Chief Executive Officer of The Bankers Bank in Atlanta, Georgia, and its holding company, Community Financial Services, Inc., since 1990.

  Glenn W. Sturm has served as a director of the Company since May 1997. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, where he serves as Corporate Chairman and as a member of the executive committee. Since 1996, Mr. Sturm has been a director of Phoenix International Ltd., Inc., a publicly-held provider of client/server application software for the financial services industry.

DIRECTOR COMPENSATION

  Upon initial election to the Board of Directors, certain non-employee directors receive options to acquire 35,000 shares of Common Stock each, 11,667 of which vest immediately and the remainder of which vest ratably on the first and second anniversaries of such initial election. In addition, on each anniversary date of a director's initial election to the Board of Directors, each will receive an automatic grant of options to acquire 5,000 additional shares of Common Stock which vest on the date of grant. The exercise price of these options is equal to the fair market value of the Common Stock on the date of grant. See "--Stock Option Plans." Directors of the Company may be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or its committees and for other expenses incurred in their capacity as directors. Directors do not receive cash fees for their services as directors of the Company.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid or accrued by the Company for services rendered by the Company's Chief Executive Officer and the four most highly compensated other executive officers whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") during the year ended December 31, 1997. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                    ANNUAL        COMPENSATION
                                 COMPENSATION        AWARDS
                              ------------------ ---------------
                                                   SECURITIES
                                                   UNDERLYING       ALL OTHER
                         YEAR SALARY($) BONUS($) OPTIONS/SARS(#) COMPENSATION($)
                         ---- --------- -------- --------------- ---------------
John W. Collins......... 1997  240,000   10,000         --            7,059(1)
 Chief Executive Officer
Donny R. Jackson........ 1997  172,500    7,500      75,000           7,059(1)
 President and Chief
  Operating Officer
Michael R. Boian........ 1997  106,570    5,000      10,000           1,094(2)
 Executive Vice
  President of Sales and
  Marketing
Vir A. Nanda............ 1997  204,167      --          --            7,059(1)
 Senior Vice President
  of Technology
Farrell S. Mashburn..... 1997  125,000    7,500         --            2,965(3)
 Senior Vice President
  of Data Services

--------
(1)Includes for each executive (i) $6,109 for health insurance premiums paid by the Company and (ii) $950 for contributions made by the Company on behalf of the executive to the Company's 401(k) plan.

(2)Represents health insurance premiums paid by the Company.

(3)Includes (i) $2,015 for health insurance premiums paid by the Company and
   (ii) $950 for contributions made by the Company on behalf of the executive to the Company's 401(k) plan.

EMPLOYMENT AGREEMENTS

  Collins and Jackson Agreements. Mr. Collins and the Company entered into an employment agreement effective as of January 30, 1998 (the "Collins Agreement") pursuant to which he will serve as the Chief Executive Officer of the Company. The Collins Agreement provides that Mr. Collins will receive a base salary of not less than $265,000 per year. Mr. Jackson and the Company entered into an employment agreement effective as of January 30, 1998 (the "Jackson Agreement") pursuant to which he will serve as the President and Chief Operating Officer of the Company. The Jackson Agreement provides that Mr. Jackson will receive a base salary of not less than $190,000 per year. Mr. Collins' and Mr. Jackson's base salaries may be increased upon a periodic review by the Board of Directors or a committee thereof. In addition, each of Mr. Collins and Mr. Jackson are entitled to incentive compensation as determined by the Board of Directors or a committee thereof based upon achievement of targeted levels of performance and such other criteria as the Board of Directors or a committee thereof shall establish from time to time, and an additional annual bonus as determined by the Board of Directors or a committee thereof. Each of Mr. Collins and Mr. Jackson may participate in the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Stock Option Plan") and will receive health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, use of an automobile owned or leased by the Company and other benefits.

  The Collins Agreement and the Jackson Agreement each have terms of three years and renew daily until either party fixes the remaining term at three years by giving written notice. The Company can terminate the Collins Agreement and the Jackson Agreement upon the executive's death or disability or for cause, and the executive can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Collins' or Mr. Jackson's employment is terminated after a change in control (i) by the Company without cause or otherwise in breach of the Collins Agreement or the Jackson Agreement, as applicable, or (ii) by Mr. Collins or Mr. Jackson for any reason, the Company must pay the executive all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination. In addition, the Company must continue life and health insurance for the executive until he reaches age 65, and the executive's outstanding options to purchase Common Stock would vest and become immediately exercisable.

  In the event Mr. Collins ceases to be Chief Executive Officer of the Company for any reason other than by voluntary resignation, the Company must offer to repurchase all of the Common Stock owned by Mr. Collins at a purchase price equal to Fair Market Value (as defined in the Collins Agreement). Also, in the Collins Agreement and the Jackson Agreement, the Company granted, with respect to their shares of Common Stock, piggyback and, after any termination of employment, demand registration rights to each of Mr. Collins and Mr. Jackson. See "Shares Eligible for Future Sale." Under the Collins Agreement and the Jackson Agreement, Mr. Collins and Mr. Jackson agree to maintain the confidentiality of the Company's trade secrets and for a period of one year, if terminated for cause, not to solicit employees or customers of the Company.

  Other Employment Agreements. The Company and Mr. Nanda entered into an employment agreement dated June 4, 1996 pursuant to which Mr. Nanda receives an annual salary of not less than $200,000. Mr. Nanda's employment agreement permits the Company to terminate the agreement upon the completion of an initial public offering. The Company and Mr. Nanda have agreed to negotiate a new employment arrangement upon the closing of the Offering. On February 1, 1998, Mr. Meyerhoff and the Company entered into an employment agreement (the "Meyerhoff Agreement") pursuant to which he will serve as the Chief Financial Officer of the Company. The Meyerhoff Agreement has a term of one year which renews automatically at the end of each term unless earlier terminated by the Company or Mr. Meyerhoff. The Company can terminate the Meyerhoff Agreement upon his death or disability or for cause, and Mr. Meyerhoff can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Meyerhoff's employment is terminated for any reason after a change in control, the Company must pay Mr. Meyerhoff a lump sum cash payment equal to three-fourths of his annual base salary and bonus.

OPTION GRANTS

  The following table sets forth information concerning each grant of stock options to the Named Executive Officers during the year ended December 31, 1997:

                                                                              POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES
                                                                              OF STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                       FOR OPTION TERM(1)
                         ---------------------------------------------------- ----------------------------
                                          PERCENT OF
                            NUMBER OF    TOTAL OPTIONS
                           SECURITIES     GRANTED TO    EXERCISE
                           UNDERLYING    EMPLOYEES IN    OR BASE   EXPIRATION
NAME                     OPTIONS GRANTED  FISCAL YEAR  PRICE($/SH)    DATE        5%($)        10%($)
----                     --------------- ------------- ----------- ---------- ------------- --------------
Donny R. Jackson........     157,898         88.2%        $2.16(2)  1/14/07       1,459,335     2,525,768
Michael R. Boian........      21,053         11.8%        $2.16(2)  2/24/07         194,577       336,768

--------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board of Directors, based upon the purchase price established in arms-length negotiations with unrelated third parties with respect to the Common Stock issued in the December 1996 acquisitions of Bank Services and FiNet and other information available to the Company at or about that time. These options vest ratably over five years beginning with the date of the grant.

  The following table sets forth certain information regarding the exercise of options and the number of options held by the Named Executive Officers who have been granted stock options, as of December 31, 1997:

                               NUMBER OF UNEXERCISED
                               SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                                OPTIONS AT DATE OF     THE-MONEY OPTIONS AT DATE
                                    OFFERING(#)            OF OFFERING($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
John W. Collins.............   16,843           --        77,984          --
Donny R. Jackson............   40,001       126,318      191,837      611,379
Michael R. Boian............    8,421        12,632       40,758       61,139
Farrell S. Mashburn.........    8,421           --        38,990          --

--------
(1)Based upon the $7.00 per share price of the Common Stock to be sold in this Offering.

STOCK OPTION PLANS

 1996 Stock Option Plan

  The Board of Directors and the Company's shareholders have approved the Company's 1996 Stock Option Plan, effective as of November 12, 1996. The purpose of the 1996 Stock Option Plan is to advance the interests of the Company, its subsidiaries and its shareholders by affording certain employees and directors of the Company, as well as key consultants and advisors to the Company or any subsidiary, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of stock options and grants of restricted stock under the Plan is to promote the growth and profitability of the Company and its subsidiaries because the optionees and grantees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

  Awards under the 1996 Stock Option Plan are currently granted by the Board of Directors but, after this Offering, will be granted by a committee composed of at least two independent directors (the "Committee") when it is established. Awards issued under the 1996 Stock Option Plan may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs") and/or grants of restricted stock. The Committee will administer the 1996 Stock Option Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any fiscal year may not exceed 315,795 shares (subject to certain adjustments);
(ii) if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of the Company's stock or the stock of its parent or subsidiary on the date of the grant of the option, the option price per share of Common Stock may not be less than 110% of the fair market value of such share at the time of grant; and (iii) the term of an ISO may not exceed 10 years, or 5 years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option.

  The Stock Option Plan provides for the granting of non-qualified stock options to the directors of the Company ("Director Grants"). The Board of Directors has authorized the issuance of up to 175,000 shares of Common Stock under the Stock Option Plan pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date the options are granted. The Board of Directors has approved Director Grants of (i) options to purchase 35,000 shares to each non-employee director of the Company who beneficially owns less than 4% of the Company's outstanding Common Stock on the date of such director's election to the Board of Directors, and (ii) options to purchase 5,000 shares to each director on each anniversary date of such director's election to the Board at an exercise price equal to the fair market value of the Common Stock on the date the options are granted. Each initial Director Grant option vests over the director's three year term of service and each annual grant vests on the date of grant. Each Director Grant expires five years after the date of grant, unless canceled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period.

  The maximum number of shares of Common Stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 1,263,180 shares (subject to certain adjustments). The 1996 Stock Option Plan provides that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year beginning January 1, 1999 by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 315,795 shares (subject to certain adjustments). Shares of Common Stock that are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards.

  The 1996 Stock Option Plan will remain in effect until terminated by the Board of Directors. The 1996 Stock Option Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs (other than the permitted annual increase), changes the class of employees eligible to receive ISOs that may participate in the 1996 Stock Option Plan, or otherwise materially increases the benefits accruing to recipients of ISOs.

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and four other most highly compensated executive officers in excess of $1,000,000 in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the 1996 Stock Option Plan may not so qualify.

 ProVesa, Inc. 1994 Stock Option Plan

  In November 1996, as part of the ProVesa Merger, the Company executed a Stock Option Plan Assumption Agreement, pursuant to which 20,000 options outstanding under the ProVesa, Inc. 1994 Stock Option Plan (the

"ProVesa Plan") were converted into options to acquire 42,106 shares of Common Stock. The Company assumed the rights and obligations of ProVesa under the ProVesa Plan.

  The purpose of the ProVesa Plan is to advance the interests of the Company, its subsidiaries, and its shareholders by affording certain employees and directors of the Company and its subsidiaries, as well as key consultants and employees of the Company's suppliers and contractors, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of stock options and grants of restricted stock under the ProVesa Plan is to promote the growth and profitability of the Company and its subsidiaries because the optionees and grantees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

  Awards under the ProVesa Plan are granted by the Board of Directors but may be granted by a committee of at least two directors appointed by the Board of Directors. Awards under the ProVesa Plan may include ISOs, NQSOs or restricted stock. The committee that administers the ProVesa Plan generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO. Notwithstanding this discretion, if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of the Company's stock or of its parent or subsidiary on the date of the grant of the option, the option price per share of Common Stock may not be less than 110% of the fair market value of such shares and the term of any option may not exceed 10 years, or 5 years if the option is intended to be an ISO and is granted to a shareholder owning more than 10% of total combined voting power of all classes of stock on the date of the grant of the option.

  The ProVesa Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs or changes the class of employees eligible to receive ISOs that may participate in the ProVesa Plan or otherwise materially increases the benefits accruing to recipients of ISOs. Effective February 24, 1998, the Board of Directors determined that the Company will not issue any additional options under the ProVesa Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors intends to establish an Audit Committee, a Compensation Committee and an Executive Committee. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the closing of the Offering. The members of the Audit and Compensation Committees will consist of a majority of outside directors.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1998 and as adjusted to reflect the sale of the Common Stock offered hereby with respect to: (i) each of the Company's directors and Named Executive Officers; (ii) each person known by the Company to own beneficially more than 5% of the Common Stock;
(iii) the Selling Shareholder; and (iv) all directors and executive and key officers of the Company as a group. Unless otherwise indicated, each of the holders listed below has sole voting power and investment power over the shares beneficially owned and each person known by the Company to beneficially own more than 5% of the Common Stock has an address in care of the Company's principal office.

                             SHARES BENEFICIALLY            SHARES BENEFICIALLY
                             OWNED PRIOR TO THIS              OWNED AFTER THIS
                              STOCK OFFERING(1)   NUMBER OF  STOCK OFFERING(1)
                             --------------------  SHARES   --------------------
NAME                          NUMBER   PERCENTAGE  OFFERED   NUMBER   PERCENTAGE
----                         --------- ---------- --------- --------- ----------
John W. Collins(2).........  3,123,352    45.8%             2,472,113    27.4%
Donny R. Jackson(3)........    605,625     8.9                605,625     6.7
Michael R. Boian(4)........      8,421       *                  8,421       *
Michael D. Sulpy...........    497,202     7.4                497,202     5.5
Farrell S. Mashburn(5).....    212,635     3.1                212,635     2.4
Vir A. Nanda...............  1,038,544    15.4     137,500    901,044    10.0
Jon R. Burke(6)............     11,667       *                 11,667       *
Boone A. Knox(7)...........     11,667       *                 11,667       *
Bruce P. Leonard(8)........     11,667       *                 11,667       *
Glenn W. Sturm(9)..........    373,865     5.5                373,865     4.2
James R. Henderson(10).....    385,270     5.7                385,270     4.3
All directors and executive
 and key officers as
 a group (13 persons)......  5,615,312    82.2%             5,353,005    59.5%

--------
 (1) Shares Beneficially Owned is calculated assuming 6,750,114 shares of Common Stock were outstanding on May 31, 1998 and 9,000,114 shares will be outstanding immediately after this Offering. This percentage also includes Common Stock of which such individual or group has the right to acquire beneficial ownership within 60 days of May 31, 1998, including but not limited to the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other individual or group. See "Underwriting."

 (2) Includes (i) 2,455,270 shares of Common Stock owned by Mr. Collins, (ii) currently exercisable options held by Mr. Collins to purchase a total of 16,843 shares of Common Stock, (iii) prior to completion of this Offering, 594,131 outstanding shares of Common Stock and 57,108 shares of Common Stock issuable upon the exercise of currently outstanding options which are subject to a voting trust for which Mr. Collins is the trustee with the sole power to vote. The voting trust automatically expires upon completion of this Offering; therefore, the number of shares beneficially owned after this Offering by Mr. Collins does not include the shares covered by the voting trust. See "Certain Transactions."

 (3) Includes currently exercisable options held by Mr. Jackson to purchase a total of 71,580 shares of Common Stock.

 (4) Includes currently exercisable options held by Mr. Boian to purchase a total of 8,421 shares of Common Stock.

 (5) Includes currently exercisable options held by Mr. Mashburn to purchase a total of 8,421 shares of Common Stock.

 (6) Includes options held by Mr. Burke to purchase a total of 11,667 shares of Common Stock which are vested but not currently exercisable.

 (7) Includes options held by Mr. Knox to purchase a total of 11,667 shares of Common Stock which are vested but not currently exercisable.

 (8) Includes options held by Mr. Leonard to purchase a total of 11,667 shares of Common Stock which are vested but not currently exercisable.

 (9) Mr. Sturm's address is Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, N.E., Suite 1400, Atlanta, Georgia 30309. The 373,865 shares owned by Mr. Sturm are subject to a voting trust agreement pursuant to which Mr. Collins has the right to vote such shares. Such voting trust expires, by its terms, upon completion of the Offering.

(10) Includes currently exercisable options held by Mr. Henderson to purchase a total of 8,421 shares of Common Stock. From June 4, 1996 to January 30, 1998, Mr. Henderson served as a director and officer of the Company. Prior to June 1996, Mr. Henderson was an officer and director of Systems.

                             CERTAIN TRANSACTIONS

ACQUISITIONS

  The Company was incorporated in 1996 to be a holding company for Systems, Data Services and ProVesa and has since acquired three other companies to create a single-source provider of electronic commerce solutions for community financial institutions. Historically, the Company operated the acquired companies as wholly-owned subsidiaries. On January 30, 1998, the Company acquired Technologies, consolidated its corporate structure and now operates two wholly-owned subsidiaries, ProVesa and InterCept Switch. See "The Company." In certain of these transactions, persons who were previously officers, directors and/or shareholders of the acquired companies became executive officers, directors or holders of at least 5% of the outstanding Common Stock ("Interested Persons") and may have received other consideration from the Company. The following table summarizes the total number of shares of Common Stock issued by the Company to Interested Persons in those acquisitions:

                                                                     SHARES OF
       ACQUIRED COMPANY                                             COMMON STOCK
       ----------------                                             ------------
       Systems.....................................................  2,431,622
       Data Services...............................................    610,537
       ProVesa.....................................................    221,056
       Bank Services...............................................    501,129
       FiNet.......................................................    244,741
       Technologies................................................  2,741,029
                                                                     ---------
           Total...................................................  6,750,114
                                                                     =========

 Intercept Systems, Inc. and Data Services Corp.

  On June 4, 1996, pursuant to an Agreement of Share Exchange by and between the Company, Systems, Data Services, John W. Collins, Vir A. Nanda, James R. Henderson, and Farrell S. Mashburn, the Company acquired all of the outstanding capital stock of Systems and Data Services. In exchange for substantially all of the capital stock of Systems, the Company issued the following shares of Common Stock: John W. Collins--1,042,124 shares; Vir A. Nanda--1,042,124 shares and J. Ronney Henderson--347,375 shares. The Company and The Ronney Henderson Charitable Remainder Trust (the "Henderson Trust"), for which J. Ronney Henderson is the trustee, entered into a Share Purchase Agreement dated June 4, 1996, pursuant to which the Company purchased 206 shares of the common stock of Systems for the purchase price of $1.0 million. In exchange for all of the capital stock of Data Services, the Company issued 427,376 shares of Common Stock to Mr. Collins and 183,161 shares of Common Stock to Mr. Mashburn. Based upon the price at which the Henderson Trust sold its shares to the Company, the value of the shares of Common Stock issued in exchange for the capital stock of Systems and Data Services was approximately $1.44 per share. Pursuant to a voting agreement, Mr. Nanda agreed to vote his 1,038,544 shares as Mr. Collins directed through May 1998.

  The Company entered into an employment agreement with Mr. Henderson dated June 4, 1996, pursuant to which Mr. Henderson receives an annual salary of not less than $60,000. In addition, pursuant to his employment agreement, the Company is required to pay Mr. Henderson (x) $15,000 per month until the earlier of (i) the completion of 60 consecutive months, or (ii) the payment of $1.8 million on or, at the Company's discretion, at any time prior to June 4, 2001. The Company also entered into an employment agreement with Mr. Nanda dated June 4, 1996, pursuant to which Mr. Nanda receives an annual salary of not less than $200,000. See "Management--Employment Agreements."

  Also in connection with the acquisition of Systems and Data Services, the Company entered into the GSB Loan Facility on June 17, 1996, pursuant to which it borrowed $3.0 million from the Georgia State Bank. The proceeds of the loan were used to acquire the stock of Data Services and Systems and to satisfy existing indebtedness in the amount of $686,421 owed to The Bankers Bank, Atlanta, Georgia ("The Bankers Bank"). Data Services, Systems and Mr. Collins guaranteed the GSB Loan Facility. The stock of Data Services and Systems was pledged to secure the GSB Loan Facility, and, as additional security, Mr. Collins assigned to the lender a life insurance policy on his life in the amount of $1.0 million. In connection with the GSB Loan Facility, Mr. Henderson agreed to subordinate his rights to payments from the Company pursuant to his employment agreement dated June 4, 1996 to the rights of the lender.

  On June 17, 1996, The Bankers Bank purchased an 83.0% interest in the GSB Loan Facility. Bruce P. Leonard, a director of the Company, is the President and Chief Executive Officer of The Bankers Bank. As of March 31, 1998, the outstanding balance owed under the GSB Loan Facility was $2,682,714. See "Use of Proceeds."

 ProVesa Inc.

  Pursuant to an Agreement and Plan of Merger effective November 27, 1996, among the Company, PV Acquisition Corp., a wholly-owned subsidiary of the Company ("PVAC"), and ProVesa, Inc., ProVesa, Inc. merged with and into PVAC, which then changed its name to ProVesa Inc. In connection with the merger, all outstanding shares of capital stock of ProVesa, Inc. were converted into an equal number of shares of the capital stock of the Company. Based upon information available to the Company at the time, the value of the shares of Common Stock issued in this transaction was approximately $2.29 per share. As a result of such conversion, the Company issued a total of 221,057 shares of Common Stock and 4,000 shares of Series A Preferred Stock. Interested Persons receiving shares of Common Stock in connection with this transaction included:
John W. Collins--58,948 shares; Donny R. Jackson--36,843 shares; Farrell S. Mashburn--21,053 shares; J. Ronney Henderson--29,474 shares; Michael D. Sulpy--4,211 shares; Vir A. Nanda--4,211 shares; and Glenn W. Sturm--4,211 shares.

 FiNet, Inc.

  On December 17, 1996, pursuant to an Acquisition and Merger Agreement dated as of November 30, 1996, Intercept Acquisitions II, Inc., a wholly-owned subsidiary of the Company, acquired by merger all of the capital stock of FiNet in exchange for 244,741 shares of Common Stock and changed its name to FiNet, Inc. Paul D. England, an officer and shareholder of the acquired company, received 73,422 shares of Common Stock and options to acquire 171,319 shares of Common Stock (which options have been canceled). Based upon information available to the Company at the time, the value of the Shares of Common Stock issued in exchange for the Capital Stock of FiNet was $2.35 per share. Following the acquisition, Mr. England remained the President of FiNet and entered into an employment agreement with the Company which provides for a current annual salary of $120,000. Glenn W. Sturm, a director of the Company, exchanged options to acquire 333 shares of common stock of FiNet for 12,236 shares of Common Stock of the Company in connection with this transaction. On December 31, 1996, Mr. Sturm was granted options to acquire 28,554 shares of Common Stock at an exercise price of $2.16 per share.

  The Company, John W. Collins, Glenn W. Sturm, Salem Capital Corporation, Paul D. England, Jack L. Lance and Jerry McKamey entered into a Voting Trust Agreement dated as of December 31, 1996 (the "Voting Trust"), Pursuant to the Voting Trust, Messrs. England, Lance, Sturm and McKamey and Salem Capital Corporation agreed to place into a voting trust all shares of Common Stock received upon exercise of options granted to them by the Company and all other securities of the Company acquired or held by them at any future time in connection with the performance of employment and consulting services to FiNet. The options to acquire 513,956 shares of Common Stock held by Messrs. England, Lance and McKamey were terminated in January 1998. However, in connection with their continued employment by the Company following the merger of the Company and FiNet in January 1998, Messrs. England, Lance and McKamey agreed to subject the shares of Common Stock owned by them to the Voting Trust. John W. Collins is the trustee of the trust and has the right to vote shares subject to the Voting Trust. The Voting Trust terminates automatically upon completion of this Offering. The options owned by Mr. Sturm and Salem Capital Corporation are not currently exercisable.

 Bank Services Corporation

  On December 31, 1996, pursuant to an Acquisition and Merger Agreement dated as of November 26, 1996, Intercept Acquisitions, Inc., a wholly-owned subsidiary of the Company, acquired by merger all of the capital stock of Bank Services in exchange for 501,129 shares of Common Stock. Based upon information available to the Company at the time, the value of the shares of Common Stock issued in exchange for the capital stock of Bank Services was approximately $2.16 per share. Philip R. Meinert, an officer of the Company, received 129,602 shares of Common Stock in exchange for his shares of Bank Services owned prior to the merger.

  In connection with the acquisition, Bank Services entered into a Loan Agreement dated December 27, 1996 with Community Bank of Georgia, pursuant to which it borrowed $450,000. The Company pledged all of the stock of Bank Services it received in the transaction as security for the loan. Messrs. Collins and Jackson and Data Services were guarantors of the loan. In addition, life insurance policies on the lives of Messrs. Collins and Jackson with a face value of $200,000 were pledged as additional collateral. On January 26, 1998, Bank Services paid $406,336 to Community Bank of Georgia in full satisfaction of the loan. As a result of such repayment, the Bank Services stock was released from the pledge, Messrs. Collins and Jackson were released from their guaranties and the life insurance policies previously pledged as collateral for the loan were also released.

 Intercept Communications Technologies, Inc.

  Pursuant to an Agreement and Plan of Merger dated as of January 30, 1998, the Company merged with Technologies. In exchange for the membership units of Technologies, the Company issued a total of 2,741,029 shares of Common Stock to 17 individuals, including the following Interested Persons: John W. Collins--926,823 shares; Donny R. Jackson--492,990 shares; Glenn W. Sturm-- 357,419 shares; Michael D. Sulpy--492,992 shares and a total of 470,804 shares to certain family members of John W. Collins, some of whom work for the Company. Based upon information available to the Company at the time, the value of the shares of Common Stock issued in this transaction was approximately $7.40 per share. Pursuant to agreements dated July and August of 1997, Messrs. Jackson, Sturm and Sulpy granted Mr. Collins the right to vote their interests in Technologies.

OTHER TRANSACTIONS AND RELATIONSHIPS

  In connection with a $3.5 million loan from Sirrom Investments, Inc. to Dyad Corporation ("Dyad"), Mr. Collins guaranteed the loan and pledged 1,222,758 shares of Common Stock to secure his guaranty. The shares of Common Stock pledged by Mr. Collins will be released upon completion of the Offering. Messrs. Collins, Jackson and Sturm are directors and shareholders of Dyad.

  On December 31, 1997, the Company received $1,254,121 from Dyad for repayment of a loan to Dyad from the Company. The shareholders of Dyad include: the Company; John W. Collins; Donny R. Jackson; Glenn W. Sturm; Michael D. Sulpy; JCB Venture Partnership III, an affiliate of J.C. Bradford & Co.; and Phoenix International Ltd., Inc. ("Phoenix"), of which Mr. Sturm is a director.

  Prior to their acquisition by the Company, Data Services and Systems were S corporations. As a result, Messrs. Collins and Mashburn received distributions in amounts (totaling $40,000) necessary to pay their personal taxes attributable to the income of Data Services and Messrs. Collins, Henderson and Nanda received distributions of $532,479, $526,122 and $520,446, respectively, necessary to pay their personal taxes attributable to the income of Systems. From its inception in March 1996 until October 1997, Technologies was taxed as a partnership. Upon its election in October 1997 to be taxed as a C corporation, Technologies made distributions of $380,495, of which $69,758 remains unpaid after the January 15, 1998 distribution to its members, including Messrs. Collins, Jackson, Sulpy and Sturm.

  During the period from January 1, 1996 to May 31, 1996, the Company incurred costs of $119,400 and $44,775, respectively, for equipment maintenance services from Data Services.

  During 1995, the Company incurred costs of $102,821 for transportation services provided by Javiar, Inc. ("Javiar" ), a corporation owned by Messrs. Collins, Henderson and Nanda, In May 1996, Javiar was merged into Systems, and each of the shareholders of Javiar received nine shares of stock of Systems as part of the merger. The Company had a note receivable from Javiar in the amount of $182,179, which was extinguished upon the merger.

  The Company incurred costs of $168,018 and $125,296 in 1995 and 1996, respectively, for supplies and services from ATM Source, a corporation wholly-owned by Mr. Collins. There were no transactions between these entities in 1997.

  The Company and Phoenix have entered into Software License and Development Agreements dated December 31, 1997 (the "December Agreement"). Under the December Agreement, the Company licensed ATM and voice response software from Phoenix and obtained the rights to develop the software and integrate it with the Company's existing software programs. On January 15, 1998, Phoenix and the Company entered into an agreement (the "January Agreement") whereby Phoenix licensed EFT software from the Company and obtained the rights to develop the software and integrate it with Phoenix's existing programs. Glenn W. Sturm, a director of the Company, is also a director of Phoenix. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  ProVesa paid Systems a total of $174,774 and $166,572 for the year ended December 31, 1995 and the eleven month period ended November 30, 1996 for ATM processing and card supplies.

COMPANY POLICY

  Following the closing of this Offering, all transactions with the Company's shareholders, officers and directors or their affiliates, if any, will be subject to the approval of a majority of the independent and disinterested outside directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm's length basis.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of the Company is only a summary and is subject to the provisions of the Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), filed on April 29, 1998, authorize the Board of Directors to issue 50,000,000 shares of Common Stock without par value and 1,000,000 shares of Preferred Stock without par value, in one or more classes or series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, and conversion and other rights of such series. The rights of the holders of the Common Stock are subject to the rights of the Company's Series A 8% Cumulative Preferred Stock (the "Series A Preferred Stock") (discussed below) and such other rights as the Board of Directors may hereafter confer on the holders of preferred stock; accordingly, such rights conferred on holders of any additional preferred stock that may be issued in the future under the Articles of Incorporation may adversely affect the rights of holders of the Common Stock. As of May 31, 1998, there were 6,750,114 shares of Common Stock outstanding.

COMMON STOCK

  Under the Articles of Incorporation, holders of Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. Each shareholder is entitled to one vote per share on all matters to be voted upon and will not be entitled to cumulate votes for the election of directors. Holders of Common Stock will not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of the Company, will be entitled to share ratably in the net assets of the Company available for distribution to common shareholders. All outstanding shares prior to the Offering are, and all shares to be issued in this Offering will be, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of holders of the Series A Preferred Stock, as well as any additional classes or series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

  The Articles of Incorporation authorize the Board of Directors to issue, without further action by the holders of the Common Stock, shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the Board of Directors. Articles of amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of preferred stock of the applicable series. Any preferred stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock and, in certain circumstances, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any additional shares of preferred stock.

 Series A Preferred Stock

  On November 27, 1996, the Company filed Articles of Amendment to its Articles of Incorporation for the designation of 30,000 shares of Series A Preferred Stock. The stated value of the Series A is $100 per share. Holders of Series A Preferred Stock are entitled to receive dividends at the annual rate of 8% of the stated value per share, or $8.00 per share, payable quarterly. Dividends are cumulative from the date of issue. The Company may not declare or pay cash dividends on any other series of Preferred Stock that is junior to or on parity with the Series A Preferred Stock, or on the Common Stock, nor may it redeem, purchase or otherwise acquire any of such stock, unless full cumulative dividends have been or are contemporaneously declared and paid on the Series A Preferred Stock. In the event of any liquidation or dissolution of the Company, the holders of shares of Series A Preferred Stock are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of Common Stock or of any other shares of stock of the Company ranking junior to the Series A Preferred Stock, liquidating distributions in the amount of $100 per share, plus accrued and unpaid dividends.

  The Series A Preferred Stock is redeemable at the option of the Company for cash at any time, in whole or in part, on at least 10 days' notice. The price payable upon redemption is 110% of stated value per share, or $110 per share, plus accrued but unpaid dividends. At any time after the third anniversary of the initial issuance of shares of Series A Preferred Stock, any holder of Series A Preferred Stock may tender all or part of such holder's Series A Preferred Stock for redemption at a price equal to 100% of stated value, or $100 per share, plus accrued and unpaid dividends. The holders of the Series A Preferred Stock have no voting rights except as otherwise required by the Georgia Business Corporation Code (the "Georgia Code") and applicable law. The holders of shares of Series A Preferred Stock have no preemptive or other rights to subscribe for any other shares or securities, nor do they have any conversion rights. The Series A Preferred Stock ranks prior to the Common Stock as to dividends and upon liquidation of the Company.

  As of March 31, 1998, there were 4,000 shares of Series A Preferred Stock outstanding. The Company will redeem all of the 4,000 shares of Series A Preferred Stock using net proceeds of the Offering. See "Use of Proceeds."

CLASSIFIED BOARD OF DIRECTORS

  The Articles of Incorporation provide that the Board of Directors shall consist of not less than four nor more than 12 members. The Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors are elected at each annual meeting of shareholders. The classification of directors, together with other provisions in the Articles of Incorporation and Bylaws that limit the removal of directors and permit the remaining directors to fill any vacancies on the Board of Directors, has the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not such change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of the Company's management and policies. Currently, the terms of Class I directors expire in 1999, the terms of Class II directors expire in 2000 and the terms of Class III directors expire in 2001.

REMOVAL OF DIRECTORS AND FILLING VACANCIES

  The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies, including vacancies resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director may be removed only with cause by the vote of the holders of 66 2/3% of the shares entitled to vote for the election of directors at a meeting of shareholders called for the purpose of removing such director.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER
PROPOSALS

  The Bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders and nominations of persons for election to the Board of Directors may be made only

(i) by or at the direction of the Board of Directors, the Chairman of the Board of Directors or the President, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws.

  The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Directors any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

SPECIAL MEETINGS

  Under the Bylaws, provided that the Company has more than 100 beneficial owners (as defined by the Georgia Code) of its shares, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing a majority of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. If the Company has less than 100 beneficial owners, the holders of shares representing 25% or more of the votes entitled to be cast may call a special meeting.

INDEMNIFICATION AND LIMITATION OF LIABILITY

  The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transactions from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by the shareholders. These provisions of the Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

  The Company's Bylaws require the Company to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because he or she is or was a director of the Company, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the Board of Directors, the shareholders or otherwise.

  The Company has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements also provide that the Company shall purchase and maintain liability insurance for the benefit of its directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

REGISTRATION RIGHTS

  Upon expiration of the Lock-up Agreements, Mr. Collins and Mr. Jackson, who will beneficially hold 2,472,113 and 605,625 shares of Common Stock, respectively, upon completion of this Offering, will be entitled to certain demand registration rights with respect to such shares, if their employment is terminated for any reason or if they are no longer directors of the Company. If the exercise of their demand registration rights causes a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS AND GEORGIA LAW

  Board and Shareholder Action Required for Certain Transactions. The Articles of Incorporation require the affirmative vote of at least 66 2/3% of the directors for the following actions by the Company to be submitted to a vote of the shareholders: (i) a sale of all or substantially all of the assets of the Company; (ii) a liquidation or dissolution of the Company; (iii) the merger, consolidation or reorganization of the Company, unless the shareholders of the Company immediately prior to such transaction own at least a majority of the combined voting power of the Company resulting from such merger, consolidation or reorganization; or (iv) any increase in the number of directors above 12 directors. In addition, the affirmative vote of 66 2/3% of the holders of the Common Stock is required for shareholder approval of any such actions.

  Issuance of Preferred Stock. The Board of Directors has the power to issue 1,000,000 shares of preferred stock, in one or more classes or series and with such rights and preferences as determined by the Board of Directors, all without shareholder approval. Because the Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders in any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Board of Directors has no present plans to issue any additional shares of preferred stock.

  Georgia Anti-Takeover Statutes. The Georgia Code generally restricts a company from entering into certain business combinations with an interested shareholder (which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock) or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (i) the transaction is approved by the Board of Directors of the Company prior to the date such person became an interested shareholder, (ii) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon (the "Business Combination Statute"). The Georgia Code provides that the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that the Business Combination Statute is applicable to the corporation. The Company has not elected to be covered by such statute, but it could do so by action of the Board of Directors at any time.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is SunTrust Bank, Atlanta.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have outstanding 9,000,114 shares of Common Stock and options to purchase 595,583 additional shares of Common Stock. The 2,387,500 shares sold in this Offering (2,745,625 shares if the Underwriters over-allotment option is exercised in full) will be freely tradeable by persons other than affiliates of the Company, without restriction. The remaining 6,612,614 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may be sold pursuant to a registration under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 discussed below. The officers, directors and current shareholders of the Company have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days (the "Lock-up Period") after the date of this Prospectus without the prior written consent of J.C. Bradford & Co. See "Underwriting." Upon the expiration of the Lock-up Period, 3,871,585 of these restricted shares will be eligible for immediate sale in the public market, subject to the provisions of Rule 144 in certain cases, and the remaining 2,741,029 restricted shares will become available for public sale, subject to the provisions of Rule 144 (including the volume restrictions) on January 31, 1999.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock and the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations described above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, officers and principal shareholders. Upon the expiration of the Lock-up Period, 3,871,585 shares of Common Stock that are "restricted" securities will be eligible for sale in the public market subject to the limitations of Rule 144.

  The Company intends to register on a registration statement on Form S-8 the shares of Common Stock issuable upon exercise of options granted or reserved for issuance under the 1996 Stock Option Plan and the ProVesa Plan including the 595,853 shares subject to options which are currently outstanding. Upon such registration, such shares will be eligible for resale in the public market without restrictions by persons who are not affiliates of the Company, and to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirements.

  As soon as practical after the closing of this Offering, the Company intends to register up to 2,000,000 shares of its Common Stock under the Securities Act for use in connection with future acquisitions, and it will be a condition to the issuance of any of these shares that the holders agree similarly not to sell, contract to sell or otherwise dispose of such shares for the remaining portion, if any, of the Lock-up Period. Thereafter, these shares will generally be freely tradable after their issuance, unless the sale thereof is contractually restricted.

  The Company has also granted Mr. Collins and Mr. Jackson, with respect to their shares of Common Stock, piggyback and, after any termination of employment or if no longer a director of the Company, demand registration rights. The Company generally is required to bear the expense relating to the sale of the shareholders' securities under these registration rights, except for underwriting discounts and commissions, and in certain cases the fees and expenses of the shareholders' counsel and filing fees related to the registration statement. The Company also is obligated to indemnify the shareholders whose shares are included in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act and state securities laws.

  Prior to this Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 UNDERWRITING

  Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters listed below, who are represented by J.C. Bradford & Co. and Wheat First Union, a division of Wheat First Securities, Inc. (the "Representatives"), have agreed, severally, to purchase from the Company and the Selling Shareholder the number of shares of Common Stock set forth below opposite their respective names:

   UNDERWRITER                                                  NUMBER OF SHARES
   -----------                                                  ----------------
J.C. Bradford & Co.............................................      893,750
Wheat First Securities, Inc. ..................................      893,750
Robert W. Baird & Co. Incorporated.............................       40,000
Dain Rauscher Wessels..........................................       40,000
EVEREN Securities, Inc.........................................       40,000
Gerard Klauer Mattison & Co., LLC..............................       40,000
Interstate/Johnson Lane Corporation............................       40,000
Legg Mason Wood Walker, Incorporated...........................       40,000
McDonald & Company Securities, Inc.............................       40,000
Morgan Keegan & Company, Inc...................................       40,000
Edgar M. Norris & Co. Inc......................................       40,000
Piper Jaffray Inc..............................................       40,000
Raymond James & Associates, Inc................................       40,000
The Robinson-Humphrey Company, LLC.............................       40,000
Southwest Securities, Inc......................................       40,000
Stephens Inc...................................................       40,000
SunTrust Equitable Securities Corporation......................       40,000
                                                                   ---------
  Total........................................................    2,387,500
                                                                   =========

  The Underwriters have committed to purchase all of such shares if any are purchased, subject to the terms of the Underwriting Agreement. The Company and the Selling Shareholder have been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.39 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the public offering, the public offering price and such concessions may be changed. The Representatives have informed the Company and the Selling Shareholder that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

  The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to 358,125 additional shares of Common Stock to cover over-allotments, if any, on the same terms as those on which the 2,387,500 shares of Common Stock are being offered. To the extent that the Underwriters exercise such option, each of them will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the Offering.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiation among the Company, the Selling Shareholder and the Representatives.

In determining such price, consideration was given to, among other things, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. In addition, consideration was given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies.

  The Company's executive officers and directors and all of its current shareholders have agreed with the Representatives not to offer, sell or otherwise dispose of any shares of Common Stock, any securities exercisable for or convertible into Common Stock or any options to acquire Common Stock owned by them prior to the expiration of the Lock-up Period, without the prior written consent of the J.C. Bradford & Co. See "Shares Eligible for Future Sale."

  As soon as practical after the closing of this Offering, the Company intends to register up to 2,000,000 shares of its Common Stock under the Securities Act for use in connection with future acquisitions, and it will be a condition to the issuance of any of these shares that the holders agree similarly not to sell, contract to sell or otherwise dispose of such shares for the remaining portion, if any, of the Lock-up Period. Thereafter, these shares will generally be freely tradable after their issuance, unless the sale thereof is contractually restricted.

  The Underwriting Agreement provides that the Company and the Selling Shareholder will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

  In connection with this Offering, the Underwriters and other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. To cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  On April 28, 1998, the Company entered into a $20.0 million revolving line of credit agreement with First Union National Bank, the proceeds of which will be available to fund acquisitions upon completion of this Offering and the satisfaction of certain other conditions set forth in such agreement. Wheat First Union, one of the Representatives, is a division of Wheat First Securities, Inc. First Union Corporation owns 100% of the capital stock of Wheat First Butcher Singer, Inc., parent of Wheat First Securities, Inc., as well as 100% of the stock of First Union National Bank.

                                 LEGAL MATTERS

  The validity of shares of Common Stock offered hereby is being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Glenn W. Sturm, a partner in Nelson Mullins Riley & Scarborough, L.L.P., is a director of the Company, and certain members of the firm, including Mr. Sturm, own an aggregate of 380,181 shares of Common Stock and options to acquire 28,554 shares of Common Stock. See "Management" and "Principal and Selling Shareholders." Certain legal matters related to this Offering will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

  The Consolidated Financial Statements for the years ended December 31, 1995, 1996 and 1997, included elsewhere in this Prospectus, have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

  On January 16, 1998, the Company's Board of Directors decided to retain Arthur Andersen LLP as the Company's independent public accountants and dismissed the Company's former auditors. The former auditors' report on the Company's consolidated financial statements for the two years ended December 31, 1996 does not cover the consolidated financial statements of the Company included in this Prospectus. Such report did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Company's consolidated financial statements for the years ended December 31, 1995 and 1996 which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, the Company had consulted with Arthur Andersen LLP regarding accounting principles in connection with the acquisition of FiNet. Arthur Andersen LLP issued a report in connection with this engagement regarding the poolability of FiNet. The engagement did not include a review of the poolability of the Company. The Company ultimately determined that the acquisition of FiNet should be accounted for as a purchase due to treasury stock transactions of the Company.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are necessarily summaries and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For further information, reference is made to such registration statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of such material may be obtained from the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system.

  The Company is not presently a reporting company and does not file reports or other information with the Commission. On the effective date of the Registration Statement, however, the Company will register its Common Stock under the Exchange Act. Accordingly, the Company will become subject to the reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. In addition, after the completion of this Offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                   THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

The InterCept Group, Inc. and Subsidiaries
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets--December 31, 1996 and 1997 and March 31,
   1998 (unaudited).......................................................  F-3
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997 and for the three months ended March 31, 1997 and
   1998 (unaudited).......................................................  F-4
  Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
   the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 (unaudited).......................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997 and for the three months ended March 31, 1997 and
   1998 (unaudited).......................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
ProVesa, Inc. and Subsidiaries
  Report of Independent Public Accountants................................ F-24
  Consolidated Balance Sheets--June 30, 1995 and 1996 and November 27,
   1996................................................................... F-25
  Consolidated Statements of Operations for the years ended June 30, 1995 and 1996 and the period from July 1, 1996 to November 27, 1996......... F-26
  Consolidated Statements of Shareholders' Equity for the years ended June
   30, 1995 and 1996 and the period from July 1, 1996 to November 27,
   1996................................................................... F-27
  Consolidated Statements of Cash Flows for the years ended June 30, 1995 and 1996 and the period from July 1, 1996 to November 27, 1996......... F-28
  Notes to Consolidated Financial Statements.............................. F-29
FiNet, Inc.
  Report of Independent Public Accountants................................ F-37
  Balance Sheet--December 17, 1996........................................ F-38
  Statement of Operations for the period from June 21, 1996 to December
   17, 1996 .............................................................. F-39
  Statement of Shareholders' Deficit for the period from June 21, 1996 to
   December 17, 1996 ..................................................... F-40
  Statement of Cash Flows for the period from June 21, 1996 to December
   17, 1997 .............................................................. F-41
  Notes to Financial Statements........................................... F-42
Bank Services Corporation
  Report of Independent Public Accountants................................ F-43
  Balance Sheets--December 31, 1995 and 1996.............................. F-44
  Statements of Operations for the years ended December 31, 1995 and
   1996................................................................... F-45
  Statements of Shareholders' Equity (Deficit) for the years ended
   December 31, 1995 and 1996............................................. F-46
  Statements of Cash Flows for the years ended December 31, 1995 and
   1996................................................................... F-47
  Notes to Financial Statements........................................... F-48
Data Services Corporation
  Report of Independent Public Accountants................................ F-51
  Balance Sheets--December 31, 1995 and June 4, 1996...................... F-52
  Statements of Operations for the year ended December 31, 1995 and the period from January 1, 1996 to June 4, 1996............................ F-53
  Statements of Shareholders' Deficit for the year ended December 31, 1995 and the period from January 1, 1996 to June 4, 1996.................... F-54
  Statements of Cash Flows for the year ended December 31, 1995 and the period from January 1, 1996 to June 4, 1996............................ F-55
  Notes to Financial Statements........................................... F-56

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The InterCept Group, Inc.:

  We have audited the accompanying consolidated balance sheets of THE INTERCEPT GROUP, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The InterCept Group, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
February 27, 1998 (except with respect
 to the matter discussed in Note 14 for
 which the date is April 28, 1998)

                   THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   MARCH 31,
                                            1996         1997         1998
                                         -----------  -----------  -----------
              A S S E T S                                          (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents..............  $ 1,398,118  $ 2,010,236  $   939,770
Accounts receivable, less allowance for
 doubtful accounts of $157,772 and
 $156,616 in 1996 and 1997, respective-
 ly....................................    2,835,964    2,775,608    2,439,710
Related party note receivable..........      466,941            0            0
Inventory, prepaid expenses and other..      216,132      229,969    1,093,115
                                         -----------  -----------  -----------
  Total current assets.................    4,917,155    5,015,813    4,472,595
PROPERTY AND EQUIPMENT, net............    2,091,298    2,515,868    2,780,908
DEFERRED TAX ASSETS....................      653,236      668,331      663,875
NOTES RECEIVABLE.......................            0       45,408       42,698
INTANGIBLE ASSETS, net of accumulated
 amortization of $216,879 and $824,588
 in 1996 and 1997, respectively........    3,166,606    1,683,097    1,702,324
OTHER NONCURRENT ASSETS................      112,530      227,945      222,934
                                         -----------  -----------  -----------
                                         $10,940,825  $10,156,462  $ 9,885,334
                                         ===========  ===========  ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
               (DEFICIT)
CURRENT LIABILITIES:
 Current maturities of notes payable...  $   518,883  $   580,590  $   544,829
 Line of credit........................            0      200,000            0
 Accounts payable and accrued liabili-
  ties.................................    1,771,911    1,871,209    1,352,856
 Accrued income taxes..................       45,285      232,359      251,311
 Deferred revenue......................    1,071,753    1,139,614    1,719,110
                                         -----------  -----------  -----------
  Total current liabilities............    3,407,832    4,023,772    3,868,106
                                         -----------  -----------  -----------
NOTES PAYABLE, less current portion....    5,212,208    4,716,511    4,221,034
                                         -----------  -----------  -----------
DEFERRED COMPENSATION..................    1,800,000    1,800,000    1,800,000
                                         -----------  -----------  -----------
  Total liabilities....................   10,420,040   10,540,283    9,889,140
                                         -----------  -----------  -----------
MINORITY INTEREST......................       38,563            0        4,425
COMMITMENTS AND CONTINGENCIES..........
SERIES A REDEEMABLE PREFERRED STOCK 8%
 CUMULATIVE, NO PAR VALUE; 30,000
 SHARES AUTHORIZED; 4,000 SHARES ISSUED
 AND OUTSTANDING.......................      400,000      400,000      400,000
SHAREHOLDERS' EQUITY (DEFICIT):
 Preferred stock, no par value; 50,000
  shares authorized; Series A reported
  above................................            0            0            0
 Common stock, no par value; 10,000,000
  shares authorized; 6,750,114 shares
  issued and outstanding...............    2,770,522    2,764,405    2,764,405
 Accumulated deficit...................   (2,688,300)  (3,548,226)  (3,172,636)
                                         -----------  -----------  -----------
  Total shareholders' equity (defi-
   cit)................................       82,222     (783,821)    (408,231)
                                         -----------  -----------  -----------
                                         $10,940,825  $10,156,462  $ 9,885,334
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 THREE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,               MARCH 31,
                          ------------------------------------  ----------------------
                             1995        1996         1997         1997        1998
                          ----------  -----------  -----------  ----------  ----------
                                                                     (UNAUDITED)
REVENUES:
 Service fee income.....  $6,480,607  $ 9,215,549  $16,841,276  $3,832,122  $4,573,235
 Equipment product
  sales, services and
  other.................     262,131    3,100,380    3,299,488     602,557     835,271
 Data communications
  management income.....   1,479,908    2,194,766    3,119,318     681,383     848,709
                          ----------  -----------  -----------  ----------  ----------
  Total revenues........   8,222,646   14,510,695   23,260,082   5,116,062   6,257,215
                          ----------  -----------  -----------  ----------  ----------
COSTS OF SERVICES:
 Cost of service fee in-
  come..................   2,886,698    3,196,893    5,215,251   1,285,610   1,292,363
 Cost of equipment and
  product sales.........     182,344    2,753,891    2,595,892     442,354     712,925
 Cost of data
  communications
  management income.....   1,538,061    1,908,551    2,411,508     545,705     629,335
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSE................   2,212,724    6,852,444   10,105,317   2,315,745   2,532,034
DEPRECIATION AND AMORTI-
 ZATION.................     242,202      350,991    1,323,771     308,849     284,661
LOSS ON IMPAIRMENT OF
 INTANGIBLES............           0            0      727,500           0           0
WRITEOFF OF PURCHASED
 RESEARCH AND
 DEVELOPMENT COSTS......           0      810,000            0           0           0
                          ----------  -----------  -----------  ----------  ----------
  Total operating ex-
   penses...............   7,062,029   15,872,770   22,379,239   4,898,263   5,451,318
                          ----------  -----------  -----------  ----------  ----------
OPERATING INCOME
 (LOSS).................   1,160,617   (1,362,075)     880,843     217,799     805,897
INTEREST EXPENSE........     (86,516)    (320,431)    (770,175)   (189,855)   (175,669)
INTEREST AND OTHER
 INCOME, net............      23,993       41,686      121,535      27,386      15,980
                          ----------  -----------  -----------  ----------  ----------
INCOME (LOSS) BEFORE
 PROVISION (BENEFIT) FOR
 INCOME TAXES AND
 MINORITY INTEREST......   1,098,094   (1,640,820)     232,203      55,330     646,208
PROVISION (BENEFIT) FOR
 INCOME TAXES...........     417,276     (236,379)     666,125      43,613     258,193
MINORITY INTEREST IN
 (INCOME) LOSS OF
 CONSOLIDATED
 SUBSIDIARY.............           0      (14,558)      38,564      25,415      (4,425)
                          ----------  -----------  -----------  ----------  ----------
NET INCOME (LOSS) BEFORE
 PREFERRED DIVIDENDS....     680,818   (1,418,999)    (395,358)     37,132     383,590
PREFERRED DIVIDENDS.....           0       (8,000)     (32,000)     (8,000)     (8,000)
                          ----------  -----------  -----------  ----------  ----------
NET INCOME (LOSS)
 ATTRIBUTABLE TO COMMON
 SHAREHOLDERS...........  $  680,818  $(1,426,999) $  (427,358) $   29,132  $  375,590
                          ==========  ===========  ===========  ==========  ==========
NET INCOME (LOSS) PER
 COMMON SHARE:
 Basic..................  $     0.12  $     (0.24) $     (0.06) $     0.00  $     0.06
                          ==========  ===========  ===========  ==========  ==========
 Diluted................  $     0.12  $     (0.24) $     (0.06) $     0.00  $     0.06
                          ==========  ===========  ===========  ==========  ==========

 The accompanying notes are an integral part of these consolidated statements.

                   THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                    COMMON STOCK
                                ---------------------
                                                         RETAINED
                                                         EARNINGS
                                                       (ACCUMULATED
                                 SHARES      AMOUNT      DEFICIT)      TOTAL
                                ---------  ----------  ------------  ----------
BALANCE, December 31, 1994..... 5,867,400  $  106,128  $   (16,863)  $   89,265
 Distributions for taxes to
  shareholders of pass through
  entities.....................         0           0     (420,600)    (420,600)
 Net income attributable to
  common shareholders..........         0           0      680,818      680,818
 Pro forma tax provision.......         0           0      417,276      417,276
                                ---------  ----------  -----------   ----------
BALANCE, December 31, 1995..... 5,867,400     106,128      660,631      766,759
 Distributions for taxes to
  shareholders of pass through
  entities.....................         0           0   (1,579,045)  (1,579,045)
 Reclassification of
  accumulated deficit upon
  conversion to a C
  corporation..................         0    (369,969)     369,969            0
 Acquisition and retirement of
  treasury stock...............  (694,750)     (8,916)    (991,084)  (1,000,000)
 Issuance of common stock in
  connection with the
  acquisition of Data Services
  Corporation..................   610,537     878,700            0      878,700
 Issuance of common stock in
  connection with the
  acquisition of ProVesa.......   221,057     505,303            0      505,303
 Issuance of common stock in
  connection with the
  acquisition of FiNet.........   244,741     576,000            0      576,000
 Issuance of common stock in
  connection with the
  acquisition of Bank Services
  Corporation..................   501,129   1,083,276            0    1,083,276
 Net loss attributable to
  common shareholders..........         0           0   (1,426,999)  (1,426,999)
 Pro forma tax provision.......         0           0      278,228      278,228
                                ---------  ----------  -----------   ----------
BALANCE, December 31, 1996..... 6,750,114   2,770,522   (2,688,300)      82,222
 Distributions for taxes to
  shareholders of pass through
  entities.....................         0           0     (596,796)    (596,796)
 Reclassification of
  accumulated deficit upon
  conversion to a C
  corporation..................         0     (11,717)      11,717            0
 Issuance of common stock......         0       5,600            0        5,600
 Net loss attributable to
  common shareholders..........         0           0     (427,358)    (427,358)
 Pro forma tax provision.......         0           0      152,511      152,511
                                ---------  ----------  -----------   ----------
BALANCE, December 31, 1997..... 6,750,114   2,764,405   (3,548,226)    (783,821)
 Net income attributable to
  common shareholders
  (unaudited)..................         0           0      375,590      375,590
                                ---------  ----------  -----------   ----------
BALANCE, March 31, 1998
 (unaudited)................... 6,750,114  $2,764,405  $(3,172,636)  $ (408,231)
                                =========  ==========  ===========   ==========



 The accompanying notes are an integral part of these consolidated statements.

                   THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,              MARCH 31,
                          ----------------------------------  ----------------------
                            1995        1996         1997        1997        1998
                          ---------  -----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net income (loss)......  $ 680,818  $(1,418,999) $ (395,358) $   37,132  $  383,590
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
  Depreciation and amor-
   tization.............    242,202      350,991   1,323,771     308,849     284,661
  Writeoff of purchased
   research and
   development..........          0      810,000           0           0           0
  Loss on impairment of
   intangibles..........          0            0     727,500           0           0
  Minority interest in
   income (loss) of
   consolidated
   subsidiary...........          0       14,558     (38,564)    (25,415)      4,425
  Deferred income tax
   provision (benefit)..          0     (706,075)    (15,095)     (4,676)      4,451
  Pro forma tax ex-
   pense................    417,276      278,228     152,511           0           0
  Changes in operating
   assets and
   liabilities, net of
   effects of purchase
   acquisitions:
  Accounts receivable...   (476,210)    (790,494)     60,356     478,633     335,898
  Inventory, prepaid ex-
   penses, and other....     (6,190)     234,049      (4,992)    (39,020)   (868,652)
  Other assets..........   (102,930)     (25,968)    (65,415)    (72,805)   (118,502)
  Accounts payable and
   accrued expenses.....    304,729      941,754     286,372    (483,587)   (494,945)
  Deferred revenue......          0      331,899      67,861         358     579,496
  Deferred compensa-
   tion.................          0    1,800,000           0           0           0
                          ---------  -----------  ----------  ----------  ----------
   Net cash provided by
    operating activi-
    ties................  1,059,695    1,819,943   2,098,947     199,469     110,422
                          ---------  -----------  ----------  ----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES,
 net of effects of
 purchase acquisitions:
 (Decrease) increase in
  note receivable.......    (92,794)    (556,326)    412,688     477,977       8,216
 Purchases of property
  and equipment.........    (96,716)    (137,124)   (992,331)   (101,437)   (449,866)
 Purchase of businesses,
  net of cash acquired..          0      388,751           0           0           0
 Increase in
  investments...........          0            0     (50,000)          0           0
                          ---------  -----------  ----------  ----------  ----------
   Net cash (used in)
    provided by
    investing
    activities..........   (189,510)    (304,699)   (629,643)    376,540    (441,650)
                          ---------  -----------  ----------  ----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES,
 net of effect of
 purchase acquisitions:
 Proceeds from notes
  payable and line of
  credit................          0    3,000,000     280,000           0           0
 Payments on notes
  payable and line of
  credit................   (157,000)    (860,639)   (513,990)   (126,514)   (731,238)
 Distributions for taxes
  to shareholders of
  pass through
  entities..............   (420,600)  (1,579,045)   (596,796)          0           0
 Issuance of common
  stock.................          0            0       5,600       5,600           0
 Retirement of preferred
  stock.................          0      (25,000)          0           0           0
 Payment of preferred
  dividends.............          0       (8,000)    (32,000)     (8,000)     (8,000)
 Purchase and retirement
  of treasury stock.....          0   (1,000,000)          0           0           0
                          ---------  -----------  ----------  ----------  ----------
   Net cash used by fi-
    nancing activities..   (577,600)    (472,684)   (857,186)   (128,914)   (739,238)
                          ---------  -----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
 IN CASH................    292,585    1,042,560     612,118     447,095  (1,070,466)
CASH, AT BEGINNING OF
 YEAR...................     62,973      355,558   1,398,118   1,398,118   2,010,236
                          ---------  -----------  ----------  ----------  ----------
CASH, AT END OF YEAR....  $ 355,558  $ 1,398,118  $2,010,236  $1,845,213  $  939,770
                          =========  ===========  ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
 Cash paid for inter-
  est...................  $  87,131  $   382,240  $  725,923  $  191,481  $  177,450
                          =========  ===========  ==========  ==========  ==========
 Cash paid for income
  taxes.................  $       0  $   146,184  $  341,604  $   59,750  $  227,000
                          =========  ===========  ==========  ==========  ==========

 The accompanying notes are an integral part of these consolidated statements.

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  DECEMBER 31, 1995, 1996, AND 1997, AND MARCH 31, 1997 AND 1998 (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

  The InterCept Group, Inc. ("Intercept" or the "Company") (a Georgia corporation) designs, develops, markets, and implements a suite of fully integrated electronic commerce products and services primarily for community financial institutions in the United States. The Company's products and services include electronic funds transfer ("EFT"), data communications management, client/server enterprise software, and other processing solutions.

  The Company is a single source provider of a broad range of flexible electronic commerce solutions supporting value-added products and services. The Company provides numerous EFT products and services, including automated teller machine ("ATM"), point-of-sale ("POS") and script debit services, debit card transactions, funds transfer services, and remote banking services. The Company licenses client/server enterprise software, which operates in a Windows NT(R) environment, to community financial institutions on both a service bureau and in-house basis. The Company also supplies banking related equipment, provides related maintenance and technical support and offers numerous ancillary products and services to its financial institution customers.

  The Company was incorporated on April 30, 1996 as a shell entity. On June 4, 1996, InterCept Systems, Inc. ("Systems") was combined with the Company. Systems provides electronic funds transfer services through multi-year contracts.

  On June 4, 1996, the Company acquired Data Services Corporation ("Data Services"), which is engaged in providing maintenance and repair on computer-related equipment primarily through annual service contracts, and equipment sales.

  On November 27, 1996, the Company acquired ProVesa, Inc. and its subsidiary, ProVesa Services, Inc. (collectively, "ProVesa"), which provide information technology and data processing services to financial institutions through the operation of an on-line service bureau serving community banks.

  On December 17, 1996, the Company acquired FiNet, Inc. ("FiNet"), a merchant portfolio management company that provides a complete outsourcing solution for banks and merchants.

  On December 31, 1996, the Company acquired Bank Services Corporation ("Bank Services"), which is engaged in providing data processing services and developing core accounting software for internal use and sale.

  On January 30, 1998, the Company acquired Intercept Communication Technologies, L.L.C. ("Technologies"), which provides end to end communications management solutions to its customers and maintains nationwide data communications coverage.

  See Note 3 where acquisitions are discussed.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Systems, Data Services, ProVesa, FiNet, Bank Services and Technologies. Additionally, ProImage, Inc. ("ProImage"), a corporation in which ProVesa has a 33.3% ownership interest, has been consolidated in the accompanying consolidated financial statements since its inception, due to InterCept's control of ProImage. Management of InterCept retains responsibility for all day to day operations of ProImage, and has and will

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES continue to provide complete financial support for ProImage subsequent to its formation due to legal limitations on the other investors' ability to fund losses. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest represents the minority shareholders' proportionate share of the equity and earnings of ProImage.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of respective assets are expensed in the current period. Estimated useful lives for the Company's assets are as follows:

         Computer equipment....................... 5 to 7 years
         Furniture and office equipment........... 5 to 10 years
         Software................................. 3 to 5 years
         Building and improvements................ 31 years
         Transportation equipment................. 3 to 5 years

 Software Development Costs

  The Company capitalizes software development costs incurred from the time that technological feasibility of the software is established until the software is saleable. These costs are amortized on a straight-line basis over three years, the estimated economic life of the software. Research and development costs and maintenance costs related to software development are expensed as incurred.

 Intangible Assets

  Intangible assets include goodwill, customer contracts, capitalized product technology, and organizational costs. The Company evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the related asset. If the amount of such estimated undiscounted future cash flow is less than the net book value of the asset, the asset is written down to the amount of the estimated undiscounted cash flows.

  Goodwill

    Goodwill represents the excess of the purchase price over the net tangible and identifiable intangible assets of acquired businesses. Goodwill is amortized on a straight-line basis over periods of 15 to 40 years.

  Customer Contracts

    In connection with the Company's acquisitions of Data Services, ProVesa, and Bank Services, the Company allocated a portion of the purchase price to customer contracts acquired based upon a discounted

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES cash flow analysis of the applicable contracts. The estimated fair values attributed to the contracts are being amortized over periods of 18 months, which represents the estimated average remaining life of the contracts.


  Product Technology

    Product technology represents internally developed software acquired as a result of the ProVesa and Bank Services acquisitions for the processing of data transactions. Product technology is amortized on a straight-line basis over periods of three to five years.

  Organizational Costs

    Organizational costs are amortized on a straight-line basis over a period of five years.

 Revenue Recognition

  Revenues include service fee income, data processing fees, data communications management fees, equipment sales, installation and maintenance, software license fees, and software maintenance. Service fee income, data processing fees, data communications management fees, and installation revenues are recognized as services are performed. Revenue from software and equipment sales are recognized upon shipment of the product to customers, provided that there are no significant obligations remaining and collectibility of the revenue is probable. Any postcontract support included in the contract is separately priced and deferred and recognized over the period of the postcontract support in accordance with AICPA Statement of Position No. 97-2. The Company recognizes revenue from software license fees, services and maintenance ratably over the period or as the applicable services or maintenance are performed.

 Deferred Revenue

  Deferred revenues represent the liability for advanced billings to customers primarily related to maintenance contracts. Such amounts are recognized as revenue when the related services are performed.

 Long-Lived Assets

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 established accounting standards for the impairment of long-lived assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangible assets to be disposed of. The effect of adopting SFAS No. 121 was not material to the Company's consolidated financial statements.

  The Company reviews its long-lived assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the discounted future cash flows estimated to be generated by the acquired business are not sufficient to recover the unamortized balance of the intangible asset with the amount of any such deficiency charged to income in the current year. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

  In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

  Through May 15, 1996, Systems had elected by consent of its shareholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the shareholders included their respective shares of the company's earnings or losses in their individual income tax returns.

  From January 1, 1996 to October 31, 1997, in accordance with the provisions of the Internal Revenue Code, the income or loss of Technologies is included in the income tax returns of the members of the limited liability corporation.

  The income tax provision reflects pro forma income taxes as if Systems and Technologies had been C corporations for all periods presented. The provision includes pro forma taxes of $417,276, $278,228, and $152,511 for the years ended December 31, 1995, 1996, and 1997, respectively.

  In connection with the change in tax status of Systems, in 1996, and Technologies, in 1997, to C corporations, accumulated deficits of $369,969 and $11,717 were reclassified from accumulated deficit to common stock in the accompanying statement of shareholders' equity (deficit).

 Fair Value of Financial Instruments

  The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt, and deferred compensation amounts approximate carrying value and are based on their effective interest rates compared to current market rates.

 Advertising Costs

  The Company expenses all advertising costs as incurred.

 Sources of Supplies

  The Company voluntarily uses a single vendor for routing equipment issued in the Company's network. However, if this vendor were unable to meet the Company's needs, management believes that other sources for this equipment exist on commensurate terms and that operating results would not be affected.

 Net Income (Loss) Per Common Share

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 effective December 31, 1997. Basic earnings per share is computed based on the weighted average number of total common shares outstanding during the respective years. Diluted earnings per share is computed based on the weighted average number of total shares of common stock outstanding, adjusted for common stock equivalents.

  On February 4, 1998, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 98 "Computation of Earnings Per Share." SAB No. 98 requires the retroactive inclusion of nominal issuances of common stock and common stock equivalents in earnings per share calculations for all periods presented and precludes the use of the treasury stock method for these issuances. Management believes that all issuances of common stock and stock options have been made at the current market value at the time of issuance and that there have been no nominal issuances.

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

3. ACQUISITIONS

  On June 4, 1996, Systems merged into the Company in a share exchange combination whereby Systems became a wholly-owned subsidiary of the Company. The merger was effected by the exchange of 721 out of the 927 outstanding shares of common stock of Systems for 2,431,622 shares of common stock of the Company. The remaining 206 common shares of Systems (equivalent to 694,750 shares of the Company) were acquired for $1,000,000 and retired.

  On June 4, 1996, the Company acquired all of the outstanding shares of common stock of Data Services for 610,537 shares of common stock of the Company with a total value of $878,700. The transaction was accounted for as a purchase. This consideration exceeded the net tangible asset value of Data Services by approximately $917,750. Of this excess, $360,000 was allocated to customer contracts based upon a discounted cash flow analysis and amortized over a period of 18 months and the remaining $468,000 was allocated to goodwill and amortized over a period of 20 years. The results of operations of the acquired business have been included in the Company's consolidated financial statements from the date of acquisition.

  On November 27, 1996, the Company acquired all of the outstanding shares of common and Series A preferred stock of ProVesa in exchange for 221,057 shares of common stock and 4,250 shares of Series A preferred stock of the Company with a total fair value of approximately $905,303. The transaction was accounted for as a purchase. The consideration exchanged exceeded the net tangible asset value of ProVesa by approximately $1,304,700. Of this excess, $441,600 was allocated to customer contracts based upon a discounted cash flow analysis and amortized over a period of 18 months, $300,000 was allocated to existing product technology and amortized over a period of 3 years, and the remaining $563,100 was allocated to goodwill and amortized over a period of 40 years. The results of operations of the acquired business have been included in the Company's consolidated financial statements from the date of acquisition. In December 1997, the Company made a decision to write off the costs allocated to product technology as the software was not Year 2000 compliant, and the Company made a decision not to further develop or support the software. The Company took a charge of $191,000 in arriving at operating income in its accompanying financial statements during the fourth quarter of 1997. Customers using the software are being migrated to other software products of the Company which are year 2000 compliant.

  On December 17, 1996, the Company acquired all of the outstanding shares of FiNet in exchange for 244,741 shares of common stock of the Company with a total fair value of approximately $576,000. The transaction was accounted for as a purchase. The consideration exchanged exceeded the net tangible asset value of FiNet by approximately $575,800. This amount was allocated to goodwill and amortized over a period of 15 years. The results of operations of the acquired business have been included in the Company's consolidated financial statements from the date of acquisition.

  During 1997, the operating losses of FiNet significantly exceeded budgeted amounts. In addition, FiNet was not successful in implementing its sales plan to targeted customers, and the Company anticipates that FiNet will continue to incur operating losses for the foreseeable future. The Company is currently evaluating its future plans with regard to FiNet. Based upon the current and projected losses, the Company determined in December 1997 that the goodwill recorded on the purchase of FiNet was impaired, and accordingly recorded a $536,000 charge to operating income. In addition, in January 1998, the Company canceled certain performance stock options which had been granted to the officers of FiNet.

  On December 31, 1996, the Company acquired all of the outstanding shares of Bank Services in exchange for 501,129 shares of common stock of the Company with a total fair value of approximately $1,087,300. The transaction was accounted for as a purchase. The consideration exchanged exceeded the net tangible asset value of Bank Services by approximately $1,310,000. Of this excess, $810,000 was allocated to incomplete research and development projects based upon a third party appraisal report, and expensed in the statement of operations

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES on the acquisition date. The incomplete research and development projects had not reached technological feasibility, had no alternative use, and required substantial additional development by the Company. Of the remaining excess, $150,000 was allocated to product technology and amortized over a period of 3 years and the remaining $350,000 was allocated to goodwill and amortized over a period of 20 years. The results of operations of the acquired business have been included in the consolidated financial statements from the date of acquisition.

  On January 31, 1998, the Company acquired all of the outstanding shares of Technologies in exchange for 2,741,029 shares of common stock of the Company. The transaction was accounted for as a pooling of interests. The results of operations of Technologies have been included in the accompanying financial statements for all periods presented.

  The following table summarizes the shares issued and the value of the consideration exchanged for each of the purchase acquisitions during the periods presented.

                      DATE OF                               SHARE    AMOUNT OF
ENTITY ACQUIRED     ACQUISITION        NUMBER OF SHARES     VALUE  CONSIDERATION
---------------  ----------------- ------------------------ ------ -------------
Data Services    June 4, 1996      610,537 common shares    $ 1.44   $ 878,700
ProVesa          November 27, 1996 221,057 common shares      2.29     505,303
                                     4,000 preferred shares 100.00     400,000
FiNet            December 17, 1996 244,741 common shares      2.35     576,000
Bank Services    December 31, 1996 501,129 common shares      2.16   1,087,300

  The following unaudited pro forma consolidated financial information for the years ended December 31, 1995 and 1996 assume the acquisitions of Data Services, ProVesa, FiNet, and Bank Services had occurred as of January 1, 1995.

                                                         1995        1996
                                                      ----------- -----------
      Revenues....................................... $15,131,938 $21,556,149
      Net income (loss) before income taxes and
       minority interest.............................     936,009    (227,480)
      Net income (loss) per common share............. $      0.16 $     (0.04)

  Pro forma net loss before income taxes and minority interest for the year ended December 31, 1996 excludes the charge of $810,000 for incomplete research and development projects acquired in the Bank Services acquisition.

  The unaudited pro forma consolidated financial information is not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of the periods presented or of the future operations of the combined entities.

4. PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1996 and 1997 consisted of the following:

                                                            1996        1997
                                                         ----------  ----------
      Land and building................................. $  624,514  $  629,404
      Leasehold improvements............................     82,255      87,182
      Computer equipment................................  1,621,416   1,780,449
      Furniture and office equipment....................    986,727   1,467,510
      Software..........................................    263,837     484,697
      Transportation equipment..........................    312,641     392,280
                                                         ----------  ----------
                                                          3,891,390   4,841,522
      Less accumulated depreciation..................... (1,800,092) (2,325,654)
                                                         ----------  ----------
                                                         $2,091,298  $2,515,868
                                                         ==========  ==========

                   THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

5. INTANGIBLES

  Intangibles at December 31, 1996 and 1997 are summarized as follows:

                                                            1996        1997
                                                         ----------  ----------
      Goodwill.......................................... $2,111,885  $1,536,085
      Product technology................................    450,000     150,000
      Customer contracts................................    801,600     801,600
      Organizational costs..............................     20,000      20,000
                                                         ----------  ----------
                                                          3,383,485   2,507,685
      Less accumulated amortization.....................   (216,879)   (824,588)
                                                         ----------  ----------
                                                         $3,166,606  $1,683,097
                                                         ==========  ==========

6. NOTES PAYABLE AND LINE OF CREDIT

  Notes payable and line of credit consisted of the following:

                                                DECEMBER 31,
                                            ----------------------  MARCH 31,
                                               1996        1997        1998
                                            ----------  ----------  ----------
   Note payable to Georgia State Bank, in-
   terest payable monthly at prime plus
   2.5%; monthly principal and interest
   payments (with adjustments for changes
   in prime) beginning July 20, 1996
   through June 20, 2006; the note is col-
   lateralized by common stock and assets
   of the Company, and a life insurance
   policy and personal guarantee of a ma-
   jor shareholder........................  $2,917,601  $2,732,974  $2,682,714
   Note payable to FNB Commerce, interest
   payable monthly at prime plus 2%;
   monthly principal and interest payments
   (with adjustments for changes of prime)
   beginning July 1, 1996 through June 1,
   2003; the note is collateralized by
   common stock and assets of the Company,
   and a life insurance policy and per-
   sonal guarantee of a shareholder.......   1,553,907   1,377,522   1,329,720
   Note payable to Community Bank of Geor-
   gia, all outstanding amounts repaid in
   1998...................................     450,000     402,963           0
   Mortgage note payable to Allied Bank,
   interest payable at prime, in monthly
   principal and interest payments through
   December 1, 1999, with remaining prin-
   cipal due December 31, 1999; the note
   is collateralized by land and build-
   ing....................................     426,437     389,493     379,705
   Note payable to First Macon Bank &
   Trust interest payable at prime;
   monthly principal and interest pay-
   ments, payable in full on September 15,
   2001; the note is collateralized by as-
   sets of the Company, and a corporate
   guarantee by ProVesa of one-third of
   the balance of the debt................     383,146     316,123     298,941
   Note payable to First Macon Bank &
   Trust, interest payable at prime,
   monthly principal and interest pay-
   ments, the note is collateralized by
   assets of the Company, and a corporate
   guarantee by ProVesa of one-third of
   the balance of the debt................           0      78,026      74,783
                                            ----------  ----------  ----------
                                             5,731,091   5,297,101   4,765,863
   Less current maturities................    (518,883)   (580,590)   (544,829)
                                            ----------  ----------  ----------
                                            $5,212,208  $4,716,511  $4,221,034
                                            ==========  ==========  ==========

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

  Future maturities of notes payable and line of credit at December 31, 1997 are as follows:

      1998........................................................... $  580,590
      1999...........................................................  1,245,348
      2000...........................................................    603,266
      2001...........................................................    648,837
      2002...........................................................    637,565
      Thereafter.....................................................  1,581,495
                                                                      ----------
                                                                      $5,297,101
                                                                      ==========

  Certain loan agreements contain covenants with respect to the maintenance of certain financial ratios and specified net worth and limit the incurrence of additional indebtedness, the sale of substantial assets, the sale of common stock by the Company, consolidations or mergers by the Company and the declaration and payment of dividends. Any past or potential defaults or breaches of the provisions of the above loan agreements as a result of the Company's business combination transactions or potentially as a result of the planned initial public offering of common stock (Note 13) have been waived in writing by the lenders (such waivers being conditioned upon the initial public offering), but there can be no assurance that similar waivers can be obtained, if needed, in the future. The loans are secured by all assets of the Company and a pledge of 100% of the stock of certain subsidiaries, which have guaranteed the repayment of indebtedness under the loans.

 Line of Credit

  On February 5, 1997, the Company entered into a $200,000 line of credit agreement with The Bank of Gwinnett County. Interest was payable monthly at the bank's prime rate plus 1.5%. At December 31, 1997, $200,000 of this line of credit was outstanding. The balance was repaid in full in 1998.

7. INCOME TAXES

  The components of income tax (benefit) provision in the consolidated statements of operations for the years ended December 31, 1996 and 1997 are as follows:

                                                     1995     1996       1997
                                                   -------- ---------  --------
Current expense................................... $      0 $ 191,468  $528,709
Deferred benefit..................................        0  (706,075)  (15,095)
Pro forma tax expense.............................  417,276   278,228   152,511
                                                   -------- ---------  --------
    Provision (benefit) for income taxes.......... $417,276 $(236,379) $666,125
                                                   ======== =========  ========

  The income tax provision reflects pro forma income taxes as if Systems and Technologies had been C corporations for all periods presented. The provision includes pro forma taxes of $417,276, $278,228, and $152,511 for the years ended December 31, 1995, 1996, and 1997, respectively.

  The income tax (benefit) provision, as reported in the statements of income, differs from the amounts computed by applying federal statutory rates due to the following for the years ended December 31, 1997 and 1996:

                                                     1995     1996       1997
                                                   -------- ---------  --------
Federal income tax (benefit) expense at statutory
 rate............................................  $373,352 $(557,879) $ 78,949
Nondeductible amortization of goodwill...........         0    62,411   493,671
Purchased research and development...............         0   275,400         0
Meals and entertainment..........................         0     5,613    16,562
State tax (benefit) provision, net of federal ef-
 fect............................................    43,924   (59,825)   72,594
Net effect of an S corporation conversion to a
 C corporation...................................         0    36,563         0
Other............................................         0     1,338     4,349
                                                   -------- ---------  --------
                                                   $417,276 $(236,379) $666,125
                                                   ======== =========  ========

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

  In May 1996, Systems converted from S Corporation status to C Corporation status. On the conversion date, the Company recorded an expense through its tax provision to record the effect of cumulative temporary differences through such date. In November 1997, Technologies converted from L.L.C. status to C corporation status. The effect of recording cumulative temporary differences was immaterial.

  Deferred income tax assets and liabilities for 1996 and 1997 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                               1996      1997
                                                             --------  --------
      Deferred tax assets:
       Deferred compensation................................ $683,281  $683,281
       Accounts receivable reserves.........................   59,890    59,451
       Other................................................   14,561    40,338
                                                             --------  --------
          Deferred tax assets...............................  757,732   783,070
                                                             --------  --------
      Deferred tax liabilities:
       Accelerated depreciation............................. (104,496) (114,739)
                                                             --------  --------
          Deferred tax liabilities.......................... (104,496) (114,739)
                                                             --------  --------
          Net deferred asset................................ $653,236  $668,331
                                                             ========  ========

8. PREFERRED STOCK

  Shares of preferred stock may be issued from time to time in one or more series as may be established by resolution of the board of directors of the Company. Each resolution shall include the number of shares issued, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as determined by the board.

  The Articles of Incorporation authorize the Board of Directors to issue, without further action by the holders of the common stock, shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the Board of Directors. Articles of amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of preferred stock of the applicable series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

 Series A Preferred Stock

  On November 27, 1996, the Company filed Articles of Amendment to its Articles of Incorporation for the designation of 30,000 shares of Series A preferred stock. The stated value of the Series A preferred stock is $100 per share. Holders of Series A preferred stock are entitled to receive dividends at the annual rate of 8% of the stated value per share, or $8.00 per share, payable quarterly. Dividends are cumulative from the date of issue. The Company may not declare or pay cash dividends on any other series of preferred stock that is junior or on parity with the Series A preferred stock, or on common stock, nor may it redeem, purchase, or otherwise acquire

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES any of such stock, unless full cumulative dividends have been or are contemporaneously declared and paid on the Series A preferred stock. In the event of any liquidation or dissolution of the Company, the holders of shares of Series A preferred stock are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of stock of the Company ranking junior to the Series A preferred stock, liquidating distributions in the amount of $100 per share, plus accrued and unpaid dividends.

  The Series A preferred stock is redeemable at the option of the Company for cash at any time, in whole or in part, on at least 10 days' notice. The price payable upon redemption is 110% of stated value per share, or $110 per share, plus accrued but unpaid dividends. At any time after the third anniversary of the initial issuance of shares of Series A preferred stock, any holder of Series A preferred stock may tender all or part of such holder's Series A preferred stock for redemption at a price equal to 100% of stated value, or $100 per share, plus accrued and unpaid dividends. The holders of the Series A preferred stock have no voting rights except as otherwise required by the Georgia Business Corporation Code and applicable law. The holders of shares of Series A preferred stock have no preemptive or other rights to subscribe for any other shares of securities, nor do they have any conversion rights. The Series A preferred stock ranks prior to the common stock as to dividends and upon liquidation of the Company.

9. SHAREHOLDERS' EQUITY

  Under the Articles of Incorporation, the Board of Directors has the authority to issue 10,000,000 shares of common stock without par value and 50,000 shares of preferred stock without par value in one or more classes or series and, within certain limitations, to determine the voting rights, preferences as to dividends and in liquidation, and conversion or other rights of such series.

  Pursuant to a voting agreement, the Chief Executive Officer of the Company has voting control over approximately 62% of the common stock of the Company. The voting agreement expires in May 1998.

10. STOCK OPTION PLANS

 1996 Stock Option Plan

  The Board of Directors and the Company's shareholders approved the Company's 1996 Stock Option Plan effective as of November 12, 1996. Awards under the 1996 Stock Option Plan are currently granted by the Board of Directors, but will be granted by a committee composed of at least two independent directors (the "Committee") of the Board of Directors when it is established. Awards issued under the 1996 Stock Option Plan may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs") and/or grants of restricted stock. The Committee will administer the 1996 Stock Option Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any fiscal year may not exceed 315,795 shares (subject to certain adjustments); (ii) if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of the Company's stock or the stock of its parent or subsidiary on the date of the grant of the option, the option price per share of common stock may not be less than 110% of the fair market value of such share at the time of grant; and (iii) the term of an ISO may not exceed 10 years, or 5 years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option.

  The Stock Option Plan provides for the granting of non-qualified stock options to the directors of the Company ("Director Grants"). The Board of Directors has authorized the issuance of up to 175,000 shares of

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES common stock under the Stock Option Plan pursuant to options having an exercise price equal to the fair market value of the common stock on the date the options are granted. The Board of Directors has approved Director Grants of (i) options to purchase 35,000 shares to each non-employee director of the Company who beneficially owns less than 4% of the Company's outstanding common stock on the date of such directors' initial election to the Board of Directors, and (ii) options to purchase 5,000 shares to each director on each anniversary date of such director's election to the Board at an exercise price equal to the fair market value of the common stock on the date the options are granted. Each Director Grant option vests ratably over the remaining term of service and shall expire five years after the date of grant, unless canceled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period.

  The maximum number of shares of common stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 1,263,180 shares (subject to certain adjustments). The 1996 Stock Option Plan provides that the number of shares of common stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year beginning January 1, 1999 by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 315,795 shares (subject to certain adjustments). Shares of common stock that are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

  The 1996 Stock Option Plan will remain in effect until terminated by the Board of Directors. The 1996 Stock Option Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs (other than the permitted annual increase), changes the class of employees eligible to receive ISOs that may participant in the 1996 Stock Option Plan, or otherwise materially increases the benefits accruing to recipients of ISOs.

 ProVesa, Inc. 1994 Stock Option Plan

  In November 1996, as part of the ProVesa Acquisition, the Company executed a Stock Option Plan Assumption Agreement, pursuant to which 20,000 options outstanding under the ProVesa, Inc. 1994 Stock Option Plan (the "ProVesa Plan") were converted into options to acquire 42,106 shares of common stock of the Company. The Company assumed the rights and obligations of ProVesa under the ProVesa Plan.

  Awards under the ProVesa Plan are granted by the Board of Directors but may be granted by a committee of at least two directors appointed by the Board of Directors. Awards under the ProVesa Plan may include ISOs, NQSOs or restricted stock. The committee that administers the ProVesa Plan generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO. Notwithstanding this discretion, if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of the Company's stock or of its parent or subsidiary on the date of the grant of the option, the option price per share of common stock may not be less than 110% of the fair market value of such shares and the term of any option may not exceed 10 years, or 5 years if the option is intended to be an ISO and is granted to a shareholder owning more than 10% of total combined voting power of all classes of stock on the date of the grant of the option.

  The ProVesa Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs or changes the class of employees eligible to receive ISOs that may participate in the

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

ProVesa plan or otherwise materially increases the benefits accruing to recipients of IPOs. Effective February 24, 1998, the Board of Directors determined that the Company will not issue any additional options under the ProVesa Plan.

  A summary status of the Company's stock option plans as of December 31, 1995, 1996, 1997, and changes during the year, is presented below:

                                                                        PRICE
                                                              SHARES    RANGE
                                                              ------- ---------
      Outstanding at December 31, 1995.......................       0 $     --
       Granted............................................... 571,065      2.16
       Assumed in ProVesa Acquisition........................  42,106      2.37
                                                              ------- ---------
      Outstanding at December 31, 1996....................... 613,171 2.16-2.37
       Granted............................................... 178,951      2.16
                                                              ------- ---------
      Outstanding at December 31, 1997....................... 792,122 2.16-2.37
                                                              ======= =========

 Statement of Financial Accounting Standards No. 123

  During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

  The Company has elected to account for its stock based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of its common stock granted since January 1, 1995 to employees of the Company using the Black-Scholes option pricing model prescribed by SFAS No. 123 and the following weighted average assumptions:

                                                             1996       1997
                                                          ---------- -----------
      Risk-free interest rate............................ 6.22%      6.15%-6.29%
      Expected dividend yield............................ 0%         0%
      Expected lives..................................... Five years Five years
      Expected volatility................................ 0%         0%

  The weighted average fair value of options for the stock granted to employees of the Company in 1996 and 1997 was $1.19 per share. The total value of options granted to employees of the Company during 1996 and 1997 was computed as approximately $321,432 and $101,447, respectively, which would be amortized on a pro forma basis over the five-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss for the years ended December 31, 1996 and 1997 would have decreased as follows:

                                                    AS REPORTED   PRO FORMA
                                                    -----------  -----------
      Net loss attributable to common shareholders
       for the year ended December 31, 1996........ $(1,426,999) $(1,426,999)
      Net loss attributable to common shareholders
       for the year ended December 31, 1997........    (427,358)    (473,302)

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

  The following table sets forth the number of shares, exercise price, and weighted average contractual lives by groups of similar price and grant date:

                                                                                        WEIGHTED
                                                                                         AVERAGE
       NUMBER                         EXERCISE                                         CONTRACTUAL
      OF SHARES                        PRICE                                              LIFE
      ---------                       --------                                         -----------
                                                                                       (IN YEARS)
      750,015                          $2.16                                               5.2
       42,106                           2.37                                                 7

  At December 31, 1997, 77,896 options for the Company's common stock with a weighted average exercise price of $2.27 per share were exercisable by employees of the Company. At December 31, 1996, 42,106 options for the Company's common stock with a weighted average exercise price of $2.37 per share were exercisable by employees of the Company.

 Net Income (Loss) Per Common Share

  Net income (loss) per common share at December 31, 1995, 1996 and 1997 were as follows:

                                                           1995
                                              --------------------------------
                                                                     PER SHARE
                                                INCOME      SHARES    AMOUNT
                                              -----------  --------- ---------
      Net income............................. $   680,818
       Less preferred stock dividends........           0
                                              -----------
      Net income available to common share-
       holders............................... $   680,818
                                              ===========
      Basic net income per common share......              5,867,400  $ 0.12
                                                           =========  ======
      Diluted net income per common share....              5,867,400  $ 0.12
                                                           =========  ======
                                                           1996
                                              --------------------------------
                                                                     PER SHARE
                                                 LOSS       SHARES    AMOUNT
                                              -----------  --------- ---------
      Net loss............................... $(1,418,999)
       Less preferred stock dividends........      (8,000)
                                              -----------
      Net loss attributable to common share-
       holders............................... $(1,426,999)
                                              ===========
      Basic net loss per common share........              5,851,347  $(0.24)
                                                           =========  ======
      Diluted net loss per common share......              5,851,347  $(0.24)
                                                           =========  ======
                                                           1997
                                              --------------------------------
                                                                     PER SHARE
                                                 LOSS       SHARES    AMOUNT
                                              -----------  --------- ---------
      Net loss............................... $  (395,358)
       Less preferred stock dividends........     (32,000)
                                              -----------
      Net loss attributable to common share-
       holders............................... $  (427,358)
                                              ===========
      Basic net loss per common share........              6,750,114  $(0.06)
                                                           =========  ======
      Diluted net loss per common share......              6,750,114  $(0.06)
                                                           =========  ======

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

  Basic and diluted earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Outstanding stock options were anti-dilutive in each of the three years ended December 31, 1995, 1996 and 1997.

11. EMPLOYEE BENEFITS

  The Company maintains a separate defined contribution 401(k) savings plan, which covers substantially all employees subject to certain minimum age and service requirements. Contributions to this plan by employees are voluntary; however, the Company matches a percentage of the employees' contributions. This percentage is determined annually by the Company. The Company's contributions approximated $115,000, $13,000 and $38,000 in 1995, 1996 and 1997, respectively.

12. COMMITMENTS AND CONTINGENCIES

  The Company leases various equipment and facilities under operating lease agreements. Future minimum annual obligations under these leases as of December 31, 1997 are as follows:

         1998........................................ $1,131,000
         1999........................................    854,000
         2000........................................    634,000
         2001........................................    480,000
         2002........................................    103,000
                                                      ----------
                                                      $3,202,000
                                                      ==========

  Net rental expense was approximately $68,000, $621,000 and $1,030,000 during 1995, 1996 and 1997, respectively.

 Employment Agreements

  The Company entered into an employment agreement with the Chief Executive Officer (the "CEO") effective as of January 30, 1998 (the "CEO Agreement"). The CEO Agreement provides that the CEO will receive a base salary of not less than $265,000 per year. The Company entered into an employment agreement with the President and Chief Operating Officer (the "President") effective as of January 30, 1998 (the "President Agreement"). The President Agreement provides that the President will receive a base salary of not less than $190,000 per year. In addition, each of the President and the CEO are entitled to incentive compensation as determined by the Board of Directors or a committee thereof based upon achievement of targeted levels of performance and such other criteria as the Board of Directors or a committee thereof shall establish from time to time, and an additional annual bonus as determined by the Board of Directors or a committee thereof. In addition, each of the President and the CEO may participate in the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Stock Option Plan") and will receive health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, use of an automobile owned or leased by the Company, and other benefits. Base salaries may be increased upon a periodic review by the Board of Directors or a committee thereof. The CEO Agreement and the President Agreement have terms of three years and renew daily until either party fixes the remaining term at three years by giving written notice. The Company can terminate the CEO Agreement and the President Agreement upon the executive's death or disability or for cause, and the executive can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If the President's or the CEO's employment is terminated after a change in control (i) by the Company without cause or (ii) by the CEO or President for any reason, the Company must pay the executive all

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination. In addition, the Company must continue life and health insurance for the executive until he reaches age 65, and the executive's outstanding options to purchase common stock would vest and become immediately exercisable.

  The Company and another executive who is also a shareholder entered into an employment agreement dated June 4, 1996 pursuant to which such person receives an annual salary of not less than $200,000. On February 2, 1998, the Company entered into an employment agreement with its Chief Financial Officer (the "CFO") (the "CFO Agreement"). The CFO Agreement has a term of one year which renews automatically at the end of each term unless earlier terminated by the Company or the CFO. The Company can terminate the CFO Agreement upon disability or for cause, and the CFO can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If the CFO's employment is terminated by the Company in breach of the CFO Agreement or if the CFO terminates the CFO Agreement for any reason after a change in control, the Company must pay the CFO a lump sum cash payment equal to three-fourths of his annual base salary and bonus.

  In June 1996, the Company entered into an employment agreement with an employee and stockholder in connection with a significant reduction in the individual's employment responsibilities with the Company. Under the agreement, the employee's salary was set at an amount of not less than $60,000 per year for the 60 month term of the agreement. In addition, the agreement requires the Company to pay to the employee in consideration of past services the sum of $1,800,000, and $15,000 per month until the principal amount of $1,800,000 is paid for a maximum of 60 months, at which time the principal amount is due if not paid earlier. The Company has recorded the $1,800,000 as a non-current liability in the accompanying financial statements, with a corresponding compensation expense charge as of the date of the agreement. The $15,000 monthly payments are recorded as interest expense as due, resulting in an effective interest rate on the obligation of approximately 10% per year, which approximates the Company's incremental borrowing rate.

 State Taxation

  Transaction processing companies like the Company may be subject to state taxation of certain portions of the fees charged for their services. Application of this tax is an emerging issue in the industry, and the states have not yet adopted uniform guidelines implementing these regulations. In the event the Company is required to bear all or a portion of these costs, and is unable to pass such costs through to its customers, the financial condition and results of operations of the Company could be adversely affected.

 Limitation of Liability Provisions

  The Company's agreements with its customers generally contain provisions designed to limit the Company's exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. It is possible, however, that the limitation of liability provisions contained in such agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of products by the Company may result in the Company's being subject to product liability claims, and a successful product liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

13. RELATED PARTY TRANSACTIONS

  During 1995, the Company incurred costs of $102,800 for transportation services provided by Javiar, Inc. ("Javiar"), a corporation owned by certain of the Company's shareholders.

  During the years ended December 31, 1995 and 1996, the Company incurred costs for supplies and services in the amount of $168,018 and $125,296, respectively, with ATM Source, a corporation owned 100% by a shareholder of the Company.

  During the years ended December 31, 1996 and 1997, the Company incurred fees of $137,967 and $31,489 respectively, for legal services to a law firm in which one of its partners is also a director of ProVesa and a director and shareholder of the Company.

  During the year ended December 31, 1995 and the period from January 1, 1996 to May 31, 1996, the Company incurred costs of $119,400 and $44,775 from Data Services related to equipment maintenance services. Such amounts are included in selling, general and administrative expenses in the accompanying income statements.

  The Company provided EFT services to ProVesa, a company partially owned by certain shareholders of the Company prior to its acquisition on November 27, 1996, totaling $174,774 and $166,572 for the year ended December 31, 1995 and the period from January 1, 1996 to November 27, 1996. Such amounts are included in service fee income in the accompanying consolidated statements of operations.

  The Company and Phoenix International Ltd., Inc. ("Phoenix") have entered into software license and development agreements dated December 31, 1997 (the "December Agreement") and January 15, 1998 (the "January Agreement"). Under the December Agreement, the Company licensed ATM and voice response software from Phoenix and obtained the rights to develop the software and integrate it with the Company's existing software programs. Under the January Agreement, Phoenix licensed EFT software from the Company and obtained the rights to develop the software and integrate it with Phoenix's existing programs. A director and shareholder of the Company, is also a director of Phoenix.

  The Company had a note receivable of $466,941 at December 31, 1996 from Dyad Corporation, a company partially owned by certain shareholders of the Company. During 1997, the loan increased to $1,254,122. This note was paid in full on December 31, 1997. The Company also owns 2% of the outstanding common stock of Dyad, which is reflected at its cost of $50,000 and included in other assets in the accompanying consolidated balance sheets.

14. SUBSEQUENT EVENTS

 Proposed Initial Public Offering of Common Stock

  The Company plans to offer 2,250,000 shares of its common stock (2,608,125 shares if the underwriters' overallotment option is exercised in full) for sale to the public at a proposed price range of $8 to $9 per share during the second quarter of 1998 (the "Equity Offering"). There can be, however, no assurance that the Equity Offering will be completed at a per share price within the estimated range, or at all. There are significant potential risks associated with the Equity Offering, as well as with the Companies' ability to compete profitably in this industry.

                    INTERCEPT GROUP, INC. AND SUBSIDIARIES

 Common Stock Split

  On February 25, 1998, the Board of Directors declared a stock split on the Company's common stock. The stock split was effected in the form of a stock dividend of 1.1053 shares of common stock issued for each share of common stock held by shareholders of record on February 28, 1998. The effect of the stock split has been retroactively reflected as of December 31, 1994 in the statement of changes in shareholder equity and for all periods presented. All references to the per share amounts and elsewhere in consolidated financial statements and related footnotes have been restated as appropriate to reflect the effect of the stock split.

 Credit Facility

  On April 28, 1998, the Company entered into a loan and security agreement with a third party lender for a three year revolving line of credit of up to $20,000,000 for permitted acquisitions ($2,000,000 of which may become available for working capital and capital expenditures). Obligations under the facility will be guaranteed by substantially all assets of the Company. Certain financial covenants include maintenance of (i) funded debt/EBITDA;
(ii) funded debt/total capitalization and (iii) consolidated tangible net worth, as defined. As a condition to the loan, InterCept shall (i) have successfully completed an initial public offering of its common stock and shall have received gross proceeds of at least $15,000,000 and (ii) repaid certain long term debt instruments.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ProVesa, Inc.:

  We have audited the accompanying consolidated balance sheets of PROVESA, INC. (a Georgia corporation) AND SUBSIDIARIES as of June 30, 1995 and 1996 and November 27, 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended June 30, 1995 and 1996 and the period from July 1, 1996 to November 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProVesa, Inc. and subsidiaries as of June 30, 1995 and 1996 and November 27, 1996 and the results of their operations and their cash flows for the years ended June 30, 1995 and 1996 and the period from July 1, 1996 to November 27, 1996 then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
February 27, 1998

                         PROVESA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  JUNE 30, 1995 AND 1996 AND NOVEMBER 27, 1996

                                     ASSETS

                                                 JUNE 30
                                          -----------------------  NOVEMBER 27,
                                             1995        1996          1996
                                          ----------  -----------  ------------
CURRENT ASSETS:
 Cash and cash equivalents............... $  219,721  $   180,031   $  286,036
 Accounts receivable.....................     81,653      447,365      508,786
 Inventory, prepaid expenses and other...    113,685      142,979       92,683
                                          ----------  -----------   ----------
      Total current assets...............    415,059      770,375      887,505
PROPERTY AND EQUIPMENT, net..............  1,131,909    1,004,021    1,377,970
DEFERRED TAX ASSET.......................          0       63,298            0
OTHER ASSETS, net........................  1,581,890    1,325,082    1,282,678
                                          ----------  -----------   ----------
                                          $3,128,858  $ 3,162,776   $3,548,153
                                          ==========  ===========   ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Current maturities of notes payable and
  capital lease obligations.............. $  219,483  $   207,936   $  283,288
 Accounts payable........................    155,753      139,740      135,879
 Accrued liabilities.....................     57,892       85,908       26,295
                                          ----------  -----------   ----------
      Total current liabilities..........    433,128      433,584      445,462
LONG-TERM LIABILITIES:
 Long-term debt and capital lease
  obligations, net of current
  obligations............................  2,097,673    1,873,643    2,102,692
 Deferred income taxes...................     49,455       34,996       36,493
                                          ----------  -----------   ----------
      Total liabilities..................  2,580,256    2,342,223    2,584,647
                                          ----------  -----------   ----------
MINORITY INTEREST........................          0       50,000       24,005

COMMITMENTS AND CONTINGENCIES
SERIES A PREFERRED STOCK 8% CUMULATIVE,
 NO PAR VALUE; 30,000 SHARES AUTHORIZED;
 4,250 SHARES ISSUED AND OUTSTANDING.....    425,000      425,000      425,000

SHAREHOLDERS' EQUITY:
 Preferred stock, no par value; 1,000,000
  shares authorized; Series A reported
  above..................................          0            0            0
 Common stock, no par value, 9,000,000
  shares authorized; 105,000 shares is-
  sued and outstanding...................    390,895      390,895      390,895
 Accumulated (deficit) earnings..........   (267,293)     (45,342)     123,606
                                          ----------  -----------   ----------
      Total shareholders' equity.........    123,602      345,553      514,501
                                          ----------  -----------   ----------
                                          $3,128,858  $ 3,162,776   $3,548,153
                                          ==========  ===========   ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                         PROVESA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1995 AND 1996
             AND THE PERIOD FROM JULY 1, 1996 TO NOVEMBER 27, 1996

                                                                      PERIOD
                                            YEARS ENDED JUNE 30       ENDED
                                           ----------------------  NOVEMBER 27,
                                              1995        1996         1996
                                           ----------  ----------  ------------
REVENUES.................................  $3,423,037  $3,998,055   $1,870,893
                                           ----------  ----------   ----------
COSTS AND EXPENSES:
 Cost of service fee income..............     175,846     330,009      164,693
 Cost of equipment and product sales.....     354,650     208,534       40,061
 Cost of data communications income......     177,398     282,403      129,767
Selling, general and administrative......   1,949,830   2,101,041    1,074,670
Depreciation and amortization............     741,238     674,474      141,340
                                           ----------  ----------   ----------
  Total operating expense ...............   3,398,962   3,596,461    1,550,531
                                           ----------  ----------   ----------
OPERATING INCOME.........................      24,075     401,594      320,362
INTEREST EXPENSE.........................    (292,738)   (223,948)     (90,564)
INTEREST INCOME..........................       7,526       7,698        5,038
                                           ----------  ----------   ----------
(LOSS) INCOME BEFORE INCOME TAX (BENEFIT)
 PROVISION...............................    (261,137)    185,344      234,836
INCOME TAX (BENEFIT) PROVISION...........           0     (77,757)      83,383
MINORITY INTEREST IN NET LOSS OF SUBSIDI-
 ARY.....................................           0           0      (25,995)
                                           ----------  ----------   ----------
NET (LOSS) INCOME BEFORE PREFERRED DIVI-
 DENDS...................................  $ (261,137) $  263,101   $  177,448
PREFERRED DIVIDENDS......................       6,156      41,150        8,500
                                           ----------  ----------   ----------
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON
 SHAREHOLDERS............................  $ (267,293) $  221,951   $  168,948
                                           ==========  ==========   ==========


 The accompanying notes are an integral part of these consolidated statements.

                         PROVESA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                   FOR THE YEARS ENDED JUNE 30, 1995 AND 1996
             AND THE PERIOD FROM JULY 1, 1996 TO NOVEMBER 27, 1996

                                          COMMON STOCK   ACCUMULATED
                                        ----------------  (DEFICIT)
                                        SHARES   AMOUNT   EARNINGS     TOTAL
                                        ------- -------- ----------- ---------
BALANCE, June 30, 1994.................  22,000 $ 11,000  $       0  $  11,000
 Proceeds from issuance of common
  stock, net...........................  83,000  379,895          0    379,895
 Net loss attributable to common
  shareholders.........................       0        0   (267,293)  (267,293)
                                        ------- --------  ---------  ---------
BALANCE, June 30, 1995................. 105,000  390,895   (267,293)   123,602
 Net income attributable to common
  shareholders.........................       0        0    221,951    221,951
                                        ------- --------  ---------  ---------
BALANCE, June 30, 1996................. 105,000  390,895    (45,342)   345,553
 Net income attributable to common
  shareholders.........................       0        0    168,948    168,948
                                        ------- --------  ---------  ---------
BALANCE, November 27, 1996............. 105,000 $390,895  $ 123,606  $ 514,501
                                        ======= ========  =========  =========




 The accompanying notes are an integral part of these consolidated statements.

                         PROVESA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1995 AND 1996
             AND THE PERIOD FROM JULY 1, 1996 TO NOVEMBER 27, 1996

                                                                      PERIOD
                                             YEARS ENDED JUNE 30      ENDED
                                             --------------------  NOVEMBER 27,
                                                1995       1996        1996
                                             ----------  --------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).......................... $ (261,137) $263,101    $177,448
 Adjustments to reconcile net income (loss)
  to net cash provided by operating activi-
  ties:
  Minority interest in ProImage.............          0         0     (25,995)
  Deferred income tax benefit...............          0   (77,757)     64,795
  Depreciation and amortization.............    741,238   674,474     141,340
  Change in operating assets and
   liabilities, net of effects of
   acquisition:
   Accounts receivable......................     36,967  (365,712)    (61,421)
   Inventory and prepaids...................    (85,044)  (29,294)     50,296
   Other assets.............................                    0      (3,217)
   Accounts payable and accrued expenses....     77,025    12,003     (63,474)
                                             ----------  --------    --------
    Net cash provided by operating activi-
     ties...................................    509,049   476,815     279,772
                                             ----------  --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Payment on notes receivable................    100,000         0           0
 Purchase of property and equipment, net....   (138,462) (289,778)   (469,668)
 Contributions from minority investors......          0    50,000           0
 Payments for business acquired............. (2,240,000)        0           0
 Organizational costs.......................    (47,979)        0           0
                                             ----------  --------    --------
    Net cash provided by (used in) investing
     activities............................. (2,326,441) (239,778)   (469,668)
                                             ----------  --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from (payments on) long-term debt,
  net.......................................  1,153,473  (235,577)    304,401
 Issuance of preferred stock................    425,000         0           0
 Issuance of common stock, net of issuance
  costs.....................................    390,895         0           0
 Payment of preferred dividends.............     (6,156)  (41,150)     (8,500)
                                             ----------  --------    --------
    Net cash provided by (used in) financing
     activities.............................  1,963,212  (276,727)    295,901
                                             ----------  --------    --------
NET INCREASE (DECREASE) IN CASH.............    145,820   (39,690)    106,005
CASH, beginning of period...................     73,901   219,721     180,031
                                             ----------  --------    --------
CASH, end of period......................... $  219,721  $180,031    $286,036
                                             ==========  ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest..................... $  292,738  $223,948    $ 90,564
                                             ==========  ========    ========
 Cash paid for income tax...................          0         0      23,200
                                             ==========  ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                        PROVESA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 JUNE 30, 1995 AND 1996 AND NOVEMBER 27, 1996

1. ORGANIZATION AND NATURE OF BUSINESS

  ProVesa, Inc. (the "Company") (a Georgia corporation) was incorporated on June 30, 1994 for the purpose of providing information technology and data processing services to financial institutions, primarily community banks. On July 8, 1994, the Company acquired all of the stock of Data Bank Solutions, Inc. ("DBS") for $2,240,000 with the proceeds of a loan provided by a commercial bank. The Company is continuing the business of DBS, which operates a data processing service bureau serving community banks, primarily in Georgia. The name of DBS was subsequently changed to ProVesa Services, Inc.

  The acquisition was accounted for using the purchase method of accounting, with the excess of the purchase price over the net assets acquired recorded as goodwill, which is being amortized using the straight-line method over a 40-year period.

  In May 1996, the Company purchased a one-third ownership of ProImage, Inc., a check imaging corporation ("ProImage"). The remaining two-thirds of ProImage are owned equally by two community banks. The Company is a one-third guarantor of a $400,000 note obtained in September 1996, the proceeds of which were used to start the corporation. Consideration for the Company's interest was $25,000. As the Company maintains control over ProImage, ProImage is included in the consolidated financial statements of the Company since beginning operations. The remaining two-thirds interest is treated as minority interests. As of June 30, 1996, ProImage had no operations or assets other than receivables from its shareholders.

  On November 27, 1996, the Company's Board of Directors approved a share for share exchange with The InterCept Group, Inc. ("InterCept") making the Company a wholly-owned subsidiary of InterCept. InterCept currently has operating subsidiaries in equipment sales and maintenance services as well as electronic funds transfer support services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, ProVesa Services, Inc. and its one third owned subsidiary, ProImage, Inc. ("ProImage"). ProImage has been consolidated in the accompanying consolidated financial statements since its inception, due to ProVesa's control of ProImage and limitations on the ability of the other investors to have losses allocated to their capital accounts. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all short-term highly liquid investments with an original maturity date of three months or less to be cash equivalents.

                        PROVESA, INC. AND SUBSIDIARIES

 Property and Equipment

  Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. For financial reporting purposes, major additions and improvements are charged to property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of respective assets are expensed in the current period. Estimated useful lives for the Company's assets are as follows:

        Buildings and improvements................. 10-30 years
        Computer equipment.........................     5 years
        Furniture and fixtures.....................     7 years
        Software...................................     3 years
        Vehicles...................................     5 years

 Computer Software Licenses

  Acquired software and licensing rights are capitalized and amortized using the straight-line method over an estimated useful life of three to five years.

 Software Development Costs

  The Company capitalizes software development costs incurred from the time technological feasibility of the software is established until the software is sold. These costs are amortized on a straight-line basis over three years, the estimated economic life of the software. Research and development costs and maintenance costs related to software development are expensed as incurred.

 Intangible Assets

  Intangible assets include goodwill and organizational costs.

  Goodwill

    Goodwill represents the excess of the purchase price over the net tangible and identifiable intangible assets of acquired businesses. Goodwill is amortized on a straight-line basis over 40 years.

  Organizational Costs

    Organizational costs are amortized on a straight-line basis over a period of five years.

 Long-Lived Assets

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on July 1, 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangible assets to be disposed of. The effect of adopting SFAS No. 121 was not material to the Company's consolidated financial statements.

  The Company reviews its long-lived assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the intangible assets related to each acquisition individually to determine whether an impairment has

                        PROVESA, INC. AND SUBSIDIARIES
occurred. An impairment is recognized when the discounted future cash flows estimated to be generated by the acquired business are not sufficient to recover the unamortized balance of the intangible asset with the amount of any such deficiency charged to income in the current year. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

 Revenue Recognition

  Revenues are recognized as services are provided.

 Concentration of Credit Risk

  During the years ended June 30, 1995 and 1996 and the period ended November 27, 1996, revenues from one customer constituted approximately 28%, 20% and 18% of total revenues, respectively.

3. PROPERTY AND EQUIPMENT

  Property and equipment at June 30, 1995 and 1996, and November 27, 1996 consisted of the following:

                                                   JUNE 30
                                            ----------------------  NOVEMBER 27,
                                               1995        1996         1996
                                            ----------  ----------  ------------
   Land.................................... $   67,157  $   67,157   $   67,157
   Building and improvements...............    557,357     557,357      566,544
   Computer equipment......................  1,963,930     647,082      988,935
   Furniture and fixtures..................    111,630     118,331      118,331
   Software................................    123,643     131,083      249,711
   Vehicles................................     25,304      25,304       25,304
                                            ----------  ----------   ----------
                                             2,849,021   1,546,314    2,015,982
   Less accumulated depreciation........... (1,717,112)   (542,293)    (638,012)
                                            ----------  ----------   ----------
                                            $1,131,909  $1,004,021   $1,377,970
                                            ==========  ==========   ==========

                         PROVESA, INC. AND SUBSIDIARIES

4. OTHER ASSETS

  Other assets at June 30, 1995 and 1996 and November 27, 1996 consisted of the following:

                                                   JUNE 30
                                            ----------------------  NOVEMBER 27,
                                               1995        1996         1996
                                            ----------  ----------  ------------
   Goodwill................................ $1,494,533  $1,494,533   $1,494,533
   Noncompete agreement....................    400,000           0            0
   Organizational costs....................     47,979      47,979       51,196
   Software licensing rights...............    123,002           0            0
                                            ----------  ----------   ----------
                                             2,065,514   1,542,512    1,545,729
   Less accumulated amortization...........   (483,624)   (217,430)    (263,051)
                                            ----------  ----------   ----------
                                            $1,581,890  $1,325,082   $1,282,678
                                            ==========  ==========   ==========

5. LONG-TERM DEBT

  Long-term debt at June 30, 1995 and 1996 and November 27, 1996 consisted of the following:

                                                  JUNE 30
                                           ----------------------  NOVEMBER 27,
                                              1995        1996         1996
                                           ----------  ----------  ------------
  Note payable to Allied Bank, interest at
  prime (8.25% at June 30, 1996), monthly
  principal and interest installments of
  $6,000 through December 1, 1999, with
  remaining principal due December 31,
  1999; the note is collateralized by land
  and building............................ $  475,973  $  444,020   $  429,385
  Note payable to FNB Commerce, interest
  at prime plus 2%; monthly principal and
  interest payments of $28,434 (with
  adjustments for changes of prime)
  beginning July 1, 1996, payable in full
  on June 1, 2003; the note is
  collateralized by 674 shares of common
  stock of ProVesa Services, Inc., a life
  insurance policy and personal guarantee
  of a major stockholder..................  1,687,500   1,637,559    1,567,799
  Note payable to First Macon Bank and
  Trust, interest at prime (8.25% at
  loan's inception at September 13, 1996),
  monthly principal and interest payments
  of $8,185.72 until the maturity date of
  September 15, 2001; the note is
  collateralized by all furnitures,
  fixtures, equipment, inventory and
  accounts receivables and guarantees from
  all shareholders of ProImage, Inc. .....          0           0      388,796
  Capital Lease obligations, computer
  equipment...............................    153,683           0            0
                                           ----------  ----------   ----------
                                            2,317,156   2,081,579    2,385,980
Less current portion......................   (219,483)   (207,936)    (283,288)
                                           ----------  ----------   ----------
Long-term debt and capital lease
 obligations net of current portion....... $2,097,673  $1,873,643   $2,102,692
                                           ==========  ==========   ==========

  Maturities of long-term debt at November 30, 1996 are as follows:

         1997........................................ $  283,288
         1998........................................    310,365
         1999........................................    341,500
         2000........................................    635,116
         2001........................................    348,040
         Thereafter..................................    467,671
                                                      ----------
                                                      $2,385,980
                                                      ==========

                        PROVESA, INC. AND SUBSIDIARIES

  The loan agreement with FNB Commerce contains restrictions on the payment of dividends on common stock and restrictions on capital expenditures.

6. INCOME TAXES

  The components of income tax expense provision (benefit) for the years ended June 30, 1995 and 1996 and the period ended November 27, 1996 are as follows:

                                                    JUNE 30
                                              --------------------  NOVEMBER 27,
                                                1995       1996         1996
                                              ---------  ---------  ------------
Current...................................... $       0  $       0    $18,588
Deferred.....................................  (107,411)    29,654     64,795
Change in valuation allowance................   107,411   (107,411)         0
                                              ---------  ---------    -------
      Total.................................. $       0  $ (77,757)   $83,383
                                              =========  =========    =======

  The differences between the income tax benefit and the amount computed by applying the statutory federal income tax rate to the net income (loss) for the years ended June 30, 1995 and 1996 are due to unrecorded net operating loss carryforwards.

  The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis, which give rise to deferred tax assets and liabilities, as of June 30,1995 and 1996 and November 27, 1996 are as follows:

                                                    JUNE 30
                                                ----------------- NOVEMBER 27,
                                                  1995     1996       1996
                                                --------  ------- ------------
   Current deferred tax asset:
    Deferred tax asset:
     Accrued vacation pay...................... $  1,509  $ 2,057   $     0
     Net operating loss carryforwards..........  143,141   61,241         0
                                                --------  -------   -------
       Deferred tax assets.....................  144,650   63,298         0
                                                --------  -------   -------
     Less valuation allowance.................. (144,650)       0         0
                                                --------  -------   -------
       Net deferred tax assets................. $      0  $63,298   $     0
                                                ========  =======   =======
   Noncurrent deferred tax liability,
    consisting of accelerated depreciation..... $ 49,455  $34,996   $36,493
                                                ========  =======   =======

7. PREFERRED STOCK

  Shares of preferred stock may be issued from time to time in one or more series as may be established by resolution of the board of directors of the Company. Each resolution shall include the number of shares issued,

                        PROVESA, INC. AND SUBSIDIARIES
preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as determined by the board.

 Series A Preferred Stock

  On June 30, 1994, the Company filed Articles of Amendments to its Articles of Incorporation for the designation of 30,000 shares of Series A preferred stock. The stated value of the Series A is $100 per share. Holders of Series A preferred stock are entitled to receive dividends at the annual rate of 8% of the stated value per share, or $8.00 per share, payable quarterly. Dividends are cumulative from the date of issue. The Company may not declare or pay cash dividends on any other series of preferred stock that is junior or on parity with the Series A preferred stock, or on common stock, nor may it redeem, purchase, or otherwise acquire any of such stock, unless full cumulative dividends have been or are contemporaneously declared and paid on the Series A preferred stock. In the event of any liquidation or dissolution of the Company, the holders of shares of Series A preferred stock are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of stock of the Company ranking junior to the Series A preferred stock, liquidating distributions in the amount of $100 per share, plus accrued and unpaid dividends.

  The Series A preferred stock is redeemable at the option of the Company for cash at any time, in whole or in part, on at least 10 days' notice. The price payable upon redemption is 110% of stated value per share, or $110 per share, plus accrued but unpaid dividends. At any time after the fifth anniversary of the initial issuance of shares of Series A preferred stock, any holder of Series A preferred stock may tender all or part of such holder's Series A preferred stock for redemption at a price equal to 100% of stated value, or $100 per share, plus accrued and unpaid dividends. The holders of the Series A preferred stock have no voting rights except as otherwise required by the Georgia Business Corporation Code (the "Georgia Code") and applicable law. The holders of shares of Series A preferred stock have no preemptive or other rights to subscribe for any other shares of securities, nor do they have any conversion rights. The Series A preferred stock ranks prior to the common stock as to dividends and upon liquidation of the Company.

8.STOCK OPTION PLAN

  The Company adopted a Stock Option Plan covering up to 25,000 shares of its common stock. This plan is administered by a committee of the Board of Directors and provides that restricted stock and stock options may be granted. The Plan is intended as an incentive for and as a means of encouraging stock ownership by persons who are employees or directors of the Company. Options may be granted either as incentive stock options or as nonqualified stock options. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options will be exercisable in whole or in part upon such terms as may be determined by the committee. During 1995, options for 20,000 shares were granted. The options granted are nonqualified stock options with an exercise price of $5.00 per share and exercise period up to 10 years. None of the options had been exercised as of November 27, 1996.

                        PROVESA, INC. AND SUBSIDIARIES

  In 1994, the board of directors adopted a stock option plan under which 25,000 shares of common stock were reserved for grant. During 1995, options to purchase 20,000 shares of the Company's common stock were granted at an exercise price of $5.00 per share. At November 27, 1996, 20,000 shares were vested of which none had been exercised.

  A summary status of the Company's stock option plan as of June 30, 1995 and 1996, and November 27, 1996 and changes during the year, is presented below:

                                                                        EXERCISE
                                                                 SHARES  PRICE
                                                                 ------ --------
     Outstanding at June 30, 1995............................... 20,000  $5.00
      Granted...................................................      0    --
                                                                 ------
     Outstanding at June 30, 1996............................... 20,000   5.00
      Granted...................................................      0    --
                                                                 ------
     Outstanding at November 27, 1996........................... 20,000   5.00
                                                                 ======

 Statement of Financial Accounting Standards No. 123

  During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

  The Company has elected to account for its stock based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by the Company. Under SFAS No. 123 the value of all options for shares of the Company's common stock granted in fiscal years beginning after December 15, 1996 must be computed for pro forma disclosure purposes. The Company has granted no options during this period, and no disclosures have been made.

  The following table sets forth the number of shares, exercise price and weighted average contractual lives by groups of similar price and grant date:

                                                                                       WEIGHTED
                                                                                        AVERAGE
          NUMBER                       EXERCISE                                       CONTRACTUAL
         OF SHARES                      PRICE                                            LIFE
         ---------                     --------                                       -----------
                                                                                      (IN YEARS)
          20,000                        $5.00                                             8.2

  At June 30, 1996, 20,000 options for the Company's stock with a weighted average exercise price of $5.00 per share were exercisable by employees of the Companies. At November 27, 1996, 20,000 options for the Company's stock with a weighted average exercise price of $5.00 per share were exercisable by employees. At November 27, 1996, all 20,000 options outstanding under the plan were converted into options to acquire an equal number of shares of InterCept common stock.

                        PROVESA, INC. AND SUBSIDIARIES

 9. COMMITMENTS

  The Company leases various equipment and facilities under operating lease agreements. Future minimum payments on these leases at November 27, 1996 are summarized as follows:

         1997........................................... $31,200
         1998...........................................  31,200
         1999...........................................  26,000
                                                         -------
                                                         $88,400
                                                         =======

  Rent expense for all operating leases was $17,757, $55,506 and $27,151 for the years ended June 30, 1995 and 1996 and the period from July 1, 1996 to November 27, 1996, respectively.

10. RELATED-PARTY TRANSACTIONS

  During the years ended June 30, 1995 and 1996, the Company incurred costs of $5,953 and $4,888, respectively, for transportation services provided by Javiar, Inc., a corporation owned by certain shareholders of the Company.

  The Company purchased equipment and services during the years ended June 30, 1995, 1996 and the period from July 1, 1996 to November 27, 1996 in the amounts of $177,761, $261,231, and $93,931 respectively, from Data Services Corporation, a corporation owned by certain shareholders of the Company.

  During the years ended June 30, 1995, 1996 and the period from July 1, 1996 to November 27, 1996 the Company incurred costs for supplies and services in the amounts of $19,383, $29,456, and $1,769 respectively, with ATM Source, a corporation owned by one of the shareholders of the Company.

  The Company incurred costs of $66,962, $195,070, and $112,011 during the years ended June 30, 1995, 1996 and the period from July 1, 1996 to November 27, 1996, respectively, for supplies and services provided by InterCept Systems, Inc., a corporation owned by certain shareholders of the Company.

  During the years ended June 30, 1995, 1996 and the period from July 1, 1996 to November 27, 1996, the Company paid $58,164, $2,879, and $120 respectively, for legal services to Nelson, Mullins, Riley & Scarborough. One of the partners in the law firm is also a director and shareholder of the Company.

  The Company incurred costs of $52,268 and $41,737 during the year ended June 30, 1995 and for the period from July 1, 1996 to November 27, 1996 respectively for data line services provided by InterCept Communications Technologies, L.L.C., a corporation owned by certain shareholders of the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FiNet, Inc.:

  We have audited the accompanying balance sheet of FiNet, Inc. (a Tennessee corporation) as of December 17, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the period from Inception (June 21, 1996) to December 17, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FiNet, Inc. as of December 17, 1996 and the results of its operations and its cash flows for the period from Inception (June 21, 1996) through December 17, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
February 27, 1998

                                  FINET, INC.

                                 BALANCE SHEET

                               DECEMBER 17, 1996

                                    ASSETS
CURRENT ASSETS
Cash................................................................... $10,200
                                                                        -------
    Total Assets....................................................... $10,200
                                                                        =======
                     LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES
 Note payable, current................................................. $10,000
 Accrued liabilities...................................................  44,795
                                                                        -------
 Total liabilities.....................................................  54,795
Shareholders' Equity:
 Common Stock..........................................................      60
 Paid in capital.......................................................     140
 Accumulated deficit................................................... (44,795)
                                                                        -------
    Total shareholders' deficit........................................ (44,595)
                                                                        -------
      Total liabilities & shareholders' deficit........................ $10,200
                                                                        =======



       The accompanying notes are an integral part of this balance sheet.

                                   FINET INC.

                            STATEMENT OF OPERATIONS

       FOR THE PERIOD FROM INCEPTION (JUNE 21, 1996) TO DECEMBER 17, 1996

GENERAL AND ADMINISTRATIVE EXPENSES..................................... $44,795
                                                                         -------
OPERATING LOSS..........................................................  44,795
                                                                         -------
LOSS BEFORE PROVISION FOR INCOME TAXES..................................  44,795
PROVISION FOR INCOME TAXES..............................................     --
                                                                         -------
NET LOSS................................................................ $44,795
                                                                         =======



         The accompanying notes are an integral part of this statement.

                                  FINET, INC.

                       STATEMENT OF SHAREHOLDER'S DEFICIT

       FOR THE PERIOD FROM INCEPTION (JUNE 21, 1996) TO DECEMBER 17, 1996

                                  COMMON STOCK ADDITIONAL
                                  ------------  PAID-IN   ACCUMULATED
                                  STOCK AMOUNT  CAPITAL     DEFICIT    TOTAL
                                  ----- ------ ---------- ----------- --------
INCEPTION, June 21, 1996.........     0  $ 0      $  0     $      0   $      0
Issuance of common stock......... 6,000   60       140            0        200
Net loss.........................     0    0         0      (44,795)   (44,795)
                                  -----  ---      ----     --------   --------
Balance, December 17, 1996....... 6,000  $60      $140     $(44,795)  $(44,595)
                                  -----  ---      ----     --------   --------



         The accompanying notes are an integral part of this statement.

                                   FINET, INC

                            STATEMENT OF CASH FLOWS

               FOR THE PERIOD FROM INCEPTION TO DECEMBER 17, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................... $(44,795)
  Adjustments to reconcile net loss to cash provided by operating activities:
    Change in:
      Accrued liabilities............................................   44,795
                                                                      --------
        Net cash provided by operating activities....................        0
                                                                      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from related party note payable...........................   10,000
  Issuance of common stock...........................................      200
                                                                      --------
    Net cash provided by financing activities........................   10,200
                                                                      --------
NET INCREASE IN CASH.................................................   10,200
CASH, AT INCEPTION...................................................        0
                                                                      --------
CASH, AT END OF PERIOD............................................... $ 10,200
                                                                      ========


         The accompanying notes are an integral part of this statement.

                                  FINET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

  FiNet, Inc. (a Tennessee corporation) (the "Company") was incorporated on June 21, 1996 under the Tennessee Business Corporation Act. FiNet, Inc. is in the business of providing merchant portfolio management services to community banks.

  Effective December 17, 1996, the Company was merged with and into InterCept Acquisitions II, Inc., a wholly owned subsidiary of The InterCept Group Inc. ("InterCept"), whereby shareholders of the Company received 116,250 shares of no par value InterCept common stock in exchange for all of the issued and outstanding shares of common stock of the Company as of December 17, 1996 (the "Merger"). The accompanying financial statements of the Company are exclusive of the effects of the Merger.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Note Payable

  The note payable represents an advance made by InterCept to fund FiNet's general working capital needs.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bank Services Corporation:

  We have audited the accompanying balance sheets of BANK SERVICES CORPORATION (a Colorado corporation) as of December 31, 1995 and 1996 and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank Services Corporation as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia February 27, 1998

                           BANK SERVICES CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                               1995      1996
                                                             --------  --------
CURRENT ASSETS:
 Cash....................................................... $144,453  $ 39,088
 Accounts receivable........................................   76,442    83,735
 Prepaid expenses...........................................   14,429    25,493
                                                             --------  --------
      Total current assets..................................  235,324   148,316
                                                             --------  --------
PROPERTY AND EQUIPMENT:
 Office equipment...........................................   31,177    23,674
 Computer equipment and software............................  853,329   641,331
 Vehicles...................................................   13,500    13,500
                                                             --------  --------
                                                              898,006   678,505
 Less accumulated depreciation.............................. (766,450) (562,189)
                                                             --------  --------
      Net property and equipment............................  131,556   116,316
                                                             --------  --------
SOFTWARE DEVELOPMENT, net...................................   30,000    45,600
                                                             --------  --------
                                                             $396,880  $310,232
                                                             ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:

 Accounts payable...................................................... $  5,930 $ 23,814
 Accrued expenses......................................................   15,116   22,155
 Accrued income tax....................................................    6,000        0
 Current portion of long-term debt.....................................        0   47,850
                                                                        -------- --------
      Total current liabilities........................................   27,046   93,819
DEFERRED TAX LIABILITY.................................................    4,500    4,500
LONG-TERM DEBT, less current portion...................................        0  402,150
                                                                        -------- --------
      Total liabilities................................................   31,546  500,469
                                                                        -------- --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
 Preferred stock, no par value; 50,000 shares authorized at December
  31, 1996; no shares issued or outstanding............................        0        0
 Common stock, no par value, 400,000 and 1,000,000 shares authorized in 1995 and 1996, respectively; 162,857 and 177,857 shares issued and 162,857 and 87,000 shares outstanding in 1995 and 1996,
  respectively.......................................................    267,600  341,850
 Treasury stock, 90,857 shares as of December 31, 1996, at cost........        0 (450,000)
 Additional paid-in capital............................................   43,045   43,045
 Deferred compensation.................................................        0  (56,875)
 Retained earnings (accumulated deficit)...............................   54,689  (68,257)
                                                                        -------- --------
      Total shareholders' equity (deficit)........................       365,334 (190,237)
                                                                        -------- --------
                                                                        $396,880 $310,232
                                                                        ======== ========

      The accompanying notes are an integral part of these balance sheets.

                           BANK SERVICES CORPORATION

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                             1995      1996
                                                           --------  ---------
REVENUES:
 Data processing fees..................................... $853,067  $ 825,055
 Software sales and maintenance...........................   93,845     60,475
 Consulting and other.....................................   33,012     60,821
                                                           --------  ---------
      Total revenues......................................  979,924    946,351
                                                           --------  ---------
COSTS OF SERVICES.........................................  281,150    284,274
SELLING, GENERAL AND ADMINISTRATIVE.......................  640,563    786,660
                                                           --------  ---------
      Total operating expenses............................  921,713  1,070,934
                                                           --------  ---------
OPERATING INCOME (LOSS)...................................   58,211   (124,583)
INTEREST INCOME...........................................    2,233      1,637
                                                           --------  ---------
INCOME (LOSS) BEFORE PROVISION FOR TAXES..................   60,444   (122,946)
PROVISION FOR INCOME TAXES................................   (8,165)         0
                                                           --------  ---------
NET INCOME (LOSS)......................................... $ 52,279  $(122,946)
                                                           ========  =========


        The accompanying notes are an integral part of these statements.

                           BANK SERVICES CORPORATION

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                           COMMON STOCK              ADDITIONAL              RETAINED
                         ---------------- TREASURY    PAID-IN     DEFERRED   EARNINGS
                          STOCK   AMOUNT    STOCK     CAPITAL   COMPENSATION (DEFICIT)    TOTAL
                         ------- -------- ---------  ---------- ------------ ---------  ---------
BALANCE, December 31,
 1994................... 162,857 $267,600 $       0   $43,045     $      0    $ 2,410   $ 313,055
 Net income.............       0        0         0         0            0     52,279      52,279
                         ------- -------- ---------   -------     --------   --------   ---------
BALANCE, December 31,
 1995................... 162,857  267,600         0    43,045            0     54,689     365,334
 Issuance of common
 stock..................  15,000   74,250         0         0      (68,250)         0       6,000
 Stock compensation ex-
 pense..................       0        0         0         0       11,375          0      11,375
 Repurchase of common
 stock..................       0        0  (450,000)        0            0          0    (450,000)
 Net loss...............       0        0         0         0            0   (122,946)   (122,946)
                         ------- -------- ---------   -------     --------   --------   ---------
BALANCE, December 31,
 1996................... 177,857 $341,850 $(450,000)  $43,045     $(56,875)  $(68,257)  $(190,237)
                         ======= ======== =========   =======     ========   ========   =========




        The accompanying notes are an integral part of these statements.

                           BANK SERVICES CORPORATION

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                             1995      1996
                                                           --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................................ $ 52,279  $(122,946)
 Adjustments to reconcile net income (loss) to net cash
  provided by
  (used in) operating activities:
  Depreciation and amortization...........................   48,830     46,667
  Stock compensation expense .............................        0     11,375
 Changes in operating assets and liabilities:
   Accounts receivable....................................   10,762     (7,293)
   Prepaid expenses.......................................    3,976    (11,064)
   Accounts payable.......................................    2,396     17,884
   Accrued expenses.......................................    2,049      7,039
   Accrued income taxes ..................................    6,000     (6,000)
   Deferred income taxes..................................    3,500          0
                                                           --------  ---------
    Net cash provided by (used in) operating activities...  129,792    (64,338)
                                                           --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Software development costs...............................  (13,500)   (15,600)
 Purchase of equipment....................................  (96,766)   (31,427)
 Proceeds from sale of assets.............................    3,000          0
                                                           --------  ---------
    Net cash used in investing activities................. (107,266)   (47,027)
                                                           --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock.................................        0      6,000
 Repurchase of common stock...............................        0   (450,000)
 (Payments on) proceeds from long-term debt...............  (40,332)   450,000
                                                           --------  ---------
    Net cash (used in) provided by financing activities...  (40,332)     6,000
                                                           --------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS.................  (17,806)  (105,365)
CASH AND CASH EQUIVALENTS, beginning of year..............  162,259    144,453
                                                           --------  ---------
CASH AND CASH EQUIVALENTS, end of year.................... $144,453  $  39,088
                                                           ========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for income taxes............................... $      0  $   6,000
                                                           ========  =========

        The accompanying notes are an integral part of these statements.

                           BANK SERVICES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996

1. ORGANIZATION AND NATURE OF BUSINESS

  Bank Services Corporation (the "Company"), provides data processing, software, and support services to independent community banks which utilize the Company's software. The Company also licenses its software and offers system maintenance contracts.

  Effective December 31, 1996, the Company was merged with and into InterCept Acquisitions, Inc., a wholly owned subsidiary of The InterCept Group Inc. ("InterCept"), whereby shareholders of the Company received 221,429 shares of no par value InterCept common stock in exchange for the 87,000 shares of outstanding common stock of the Company (the "Merger"). The accompanying financial statements of the Company are exclusive of the effects of the Merger.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of respective assets are expensed in the current period. The estimated useful life of the property and equipment is five to ten years.

 Software Development Costs

  The Company capitalizes software development costs incurred from the time technological feasibility of the software is established until the software is ready for use. These costs are amortized on the straight-line basis over three years, the estimated economic life of the software. Research and development costs and maintenance costs related to software development are expensed as incurred.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred

  In the event that the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax

                  BANK SERVICES CORPORATION AND SUBSIDIARIES asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

 Fair Value of Financial Instruments

  The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximates carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt amounts is based on their effective interest rates compared to current market rates.

 Revenue Recognition

  Data processing fees are recognized as the services are provided. Software sales are recognized as the systems are installed and training is complete. Maintenance fees are recognized ratably over the contract term.

3. INCOME TAXES

  The components of the provision for income taxes for the years ended December 31, 1995 and 1996 are as follows:

                                              1995      1996
                                             -------  --------
         Current............................ $ 4,665  $      0
         Deferred...........................   3,500         0
                                             -------  --------
             Total.......................... $ 8,165  $      0
                                             =======  ========

  The differences between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate to the net earnings
(loss) for the years ended December 31, 1995 and 1996 consist of the following:

                                              1995      1996
                                             -------  --------
         Federal income taxes (benefit) at
          statutory rate.................... $ 9,067  $(41,800)
         State taxes (benefit), net of
          federal benefit...................   3,000    (4,900)
         Change in valuation allowance......       0    49,000
         Other, net.........................  (3,902)   (2,300)
                                             -------  --------
                                             $ 8,165  $      0
                                             =======  ========

  The following summarizes the sources and expected tax consequences of future taxable deductions (income), which comprise the deferred tax accounts at December 31, 1995 and 1996.

                                              1995      1996
                                             -------  --------
         Current deferred tax asset:
          Deferred tax asset:
           Accrued vacation pay............. $ 1,000  $  1,000
           Net operating loss
            carryforwards...................       0    49,000
                                             -------  --------
             Total deferred assets..........   1,000    50,000
           Less valuation allowance.........       0   (49,000)
                                             -------  --------
             Net deferred tax asset......... $ 1,000  $  1,000
                                             =======  ========
         Noncurrent deferred tax liability,
          consisting of accelerated
          depreciation...................... $ 4,500  $  4,500
                                             =======  ========

                  BANK SERVICES CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT

  In anticipation of the merger with InterCept, the Company entered into a $450,000 loan agreement with a bank in December 1996. The proceeds of the loan were used to repurchase common stock of the Company (Note 6). This loan bears interest at the prime rate (8.25% at December 31, 1996) plus 1% and is due in full in December 1999. Future principal payments of debt as of December 31, 1996 are as follows:

         1997.......................................... $ 47,850
         1998..........................................   52,409
         1999..........................................  349,741
                                                        --------
                                                        $450,000
                                                        ========

  The debt is secured by substantially all assets of the Company, as well as the Company's common stock and life insurance policies of board members. The debt is guaranteed by a company related through common ownership with InterCept (Note 1) and by certain members of the board of directors.

5. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases two facilities under operating lease agreements. Future minimum payments on these leases at December 31, 1996 are summarized as follows:

         1997........................................... $54,492
         1998...........................................  18,680
                                                         -------
                                                         $73,172
                                                         =======

  Rental expense was $47,868 and $51,828 for the years ended December 31, 1995 and 1996, respectively.

 Sales Agreement

  Pursuant to various agreements between the Company and certain banks, the Company is obligated to pay up to $40,000 in the aggregate for certain sales of software made by the Company. The Company has accrued $6,154 and $9,231 at December 31, 1995 and 1996, respectively, related to this obligation.

6. SHAREHOLDERS' EQUITY

  In June 1996, the Company issued 15,000 shares of common stock to an employee for $6,000 cash. These shares are subject to repurchase by the Company for a period of three years at a price of $7,392 plus interest if the employee leaves the Company or is terminated for just cause. The difference of $68,250 between the amount paid and the estimated fair market value of the stock at the date of issuance has been recorded as deferred compensation and will be amortized over the restricted period. The Company recognized $11,375 in compensation expense during 1996.

  In December 1996, the Company repurchased 90,857 shares of common stock from a shareholder for $450,000. This amount has been recorded as treasury stock, at cost.

  Effective December 31, 1996, the Company amended the Articles of Incorporation, authorizing 50,000 shares of preferred stock and 1,000,000 shares of voting common stock. As of December 31, 1996, there were no issued or outstanding preferred shares and 87,000 outstanding common shares.

7. CONCENTRATION OF CREDIT RISK

  The Company's three largest customers accounted for approximately 38% and 39% of total revenues for the years ended December 31, 1995 and 1996, respectively.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Data Services Corporation:

  We have audited the accompanying balance sheets of DATA SERVICES CORPORATION (a Georgia corporation) as of December 31, 1995 and June 4, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 1995 and the period from January 1, 1996 to June 4, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Services Corporation as of December 31, 1995 and June 4, 1996 and the results of its operations and its cash flows for the year ended December 31, 1995 and the period from January 1, 1996 to June 4, 1996 in conformity with generally accepted accounting principles.

                                       /s/ Arthur Andersen LLP

Atlanta, Georgia
April 27, 1998

                           DATA SERVICES CORPORATION

                                 BALANCE SHEETS

                       DECEMBER 31, 1995 AND JUNE 4, 1996

                                     ASSETS

                                                         DECEMBER 31, JUNE 4,
                                                             1995       1996
                                                         ------------ --------
CURRENT ASSETS:
 Cash and cash equivalents..............................  $  268,095  $ 53,427
 Accounts receivable....................................     492,559   343,676
 Inventory..............................................      82,249   115,775
 Prepaid expenses and other receivables.................     123,437   173,131
                                                          ----------  --------
    Total current assets................................     966,340   686,009
                                                          ----------  --------
PROPERTY AND EQUIPMENT:
 Office equipment.......................................      16,443    16,443
 Machinery and equipment................................     100,239   103,950
 Vehicles...............................................      10,500    10,500
                                                          ----------  --------
                                                             127,182   130,893
 Less accumulated depreciation..........................     (54,672)  (63,554)
                                                          ----------  --------
    Net property and equipment..........................      72,510    67,339
                                                          ----------  --------
                                                          $1,038,850  $753,348
                                                          ==========  ========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Accounts payable.......................................   $ 360,413  $ 36,828
 Accrued expenses.......................................       5,947    13,536
 Deferred revenues......................................     875,017   739,854
                                                          ----------  --------
    Total current liabilities...........................   1,241,377   790,218
                                                          ----------  --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT
 Common stock, $1 par value 1,000,000 shares authorized
  in 1995 and 1996; 500 shares issued and outstanding in
  1995 and 1996.........................................         500       500
 Accumulated deficit....................................    (203,027)  (37,370)
                                                          ----------  --------
    Total shareholders' deficit.........................    (202,527)  (36,870)
                                                          ----------  --------
                                                          $1,038,850  $753,348
                                                          ==========  ========

        Accompanying notes are an integral part of these balance sheets.

                           DATA SERVICES CORPORATION

                            STATEMENTS OF OPERATIONS

            FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD FROM
                        JANUARY 1, 1996 TO JUNE 4, 1996

                                                        YEAR ENDED
                                                       DECEMBER 31, PERIOD ENDED
                                                           1995     JUNE 4, 1996
                                                       ------------ ------------
REVENUES:
 Maintenance fees.....................................  $1,921,538   $  938,516
 Equipment sales and other............................   2,279,209    1,148,446
                                                        ----------   ----------
    Total revenues....................................   4,200,747    2,086,962
                                                        ----------   ----------
COSTS AND EXPENSES:
 Cost of maintenance fee income.......................     175,000       72,317
 Cost of equipment sales..............................   1,761,751      818,514
 Selling, general, and administrative.................   2,007,746      986,731
 Depreciation.........................................      15,582        8,882
                                                        ----------   ----------
    Total costs and expenses..........................   3,960,079    1,886,444
                                                        ----------   ----------
OPERATING INCOME......................................     240,668      200,518
OTHER INCOME..........................................       5,279        5,139
                                                        ----------   ----------
NET INCOME............................................     245,947      205,657
                                                        ==========   ==========



          Accompanying notes are an integral part of these statements.

                           DATA SERVICES CORPORATION

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

            FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD FROM
                        JANUARY 1, 1996 TO JUNE 4, 1996

                                            COMMON STOCK
                                            ------------ ACCUMULATED
                                            STOCK AMOUNT   DEFICIT     TOTAL
                                            ----- ------ ----------- ---------
BALANCE, DECEMBER 31, 1994.................  500   $500   $(448,974) $(448,474)
 Net income................................    0      0     245,947    245,947
                                             ---   ----   ---------  ---------
BALANCE, DECEMBER 31, 1995.................  500    500    (203,027)  (202,527)
 Net income................................    0      0     205,657    205,657
 Distributions to shareholders.............    0      0     (40,000)   (40,000)
                                             ---   ----   ---------  ---------
BALANCE, JUNE 4, 1996......................  500   $500   $ (37,370) $ (36,870)
                                             ===   ====   =========  =========




          Accompanying notes are an integral part of these statements.

                           DATA SERVICES CORPORATION

                            STATEMENTS OF CASH FLOWS

            FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD FROM
                        JANUARY 1, 1996 TO JUNE 4, 1996

                                                     YEAR ENDED     PERIOD ENDED
                                                  DECEMBER 31, 1995 JUNE 4, 1996
                                                  ----------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.....................................      $ 245,947      $ 205,657
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Depreciation.................................         15,582          8,882
   Changes in operating assets and liabilities:
    Accounts receivable.........................        (93,225)       148,883
    Inventory...................................        (63,301)       (33,526)
    Prepaid expenses and other receivables......       (121,472)       (49,694)
    Accounts payable............................        255,807       (323,585)
    Accrued expenses............................         (3,091)         7,589
    Deferred revenues...........................         65,212       (135,163)
                                                      ---------      ---------
     Net cash provided by (used in) operating
      activities................................        301,459       (170,957)
                                                      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment..........................        (42,366)        (3,711)
                                                      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of note payable.....................        (89,033)             0
 Distributions to shareholders..................              0        (40,000)
                                                      ---------      ---------
     Net cash used in financing activities......        (89,033)       (40,000)
                                                      ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................        170,060       (214,668)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..         98,035        268,095
                                                      ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD........      $ 268,095      $  53,427
                                                      =========      =========


          Accompanying notes are an integral part of these statements.

                           DATA SERVICES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                      DECEMBER 31, 1995 AND JUNE 4, 1996

1. ORGANIZATION AND NATURE OF BUSINESS

  Data Services Corporation (the "Company") (a Georgia corporation) provides maintenance and technical support services and supplies, and specialized equipment, including ATMs, proof machines, teller equipment, vaults, and other security equipment.

  Effective June 4, 1996, the Company was merged with and into InterCept Holdings, Inc., subsequently renamed as The InterCept Group, Inc.
("InterCept"), whereby shareholders of the Company received 290,000 shares of no par value InterCept common stock in exchange for all the issued and outstanding shares of common stock of the Company as of June 4, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

  Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of respective assets are expensed in the current period. The estimated useful lives of the property and equipment range from five to ten years.

 Long-Lived Assets

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets to be held and used and for long-lived assets and certain identifiable intangible assets to be disposed of. The effect of adopting SFAS No. 121 was not material to the Company's consolidated financial statements.

  The Company reviews its long-lived assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management has determined that no impairment exists at June 4, 1996.

INCOME TAXES

  The Company is an S corporation for federal and state tax reporting purposes. As such, all taxable income and loss of the Company is included in the shareholders' tax returns. Distributions consist of recurring amounts to allow shareholders to satisfy their tax obligations. Accordingly, the Company has not recorded any provision for income taxes in the accompanying financial statements.

                           DATA SERVICES CORPORATION

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, and accounts payable, approximates carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt amounts is based on their effective interest rates compared to current market rates.

REVENUE RECOGNITION

  Maintenance fees are recognized ratably over the contract term. Equipment sales are recognized upon shipment of the product to customers, provided that there are no significant obligations remaining and collectibility of the revenue is probable.

3. COMMITMENTS AND CONTINGENCIES

LEASES

  The Company leases office space and equipment under operating lease agreements. Future minimum payments on these leases at June 4, 1996 are summarized as follows:

      1997............................................................. $ 54,000
      1998.............................................................   58,000
      1999.............................................................   19,000
                                                                        --------
                                                                        $131,000
                                                                        ========

  Rental expense was approximately $57,000 and $25,000 for the year ended December 31, 1995 and the period ended June 4, 1996, respectively.

4. RELATED-PARTY TRANSACTIONS

  During the year ended December 31, 1995 and the period from January 1, 1996 to June 4, 1996, the Company provided equipment maintenance services to The InterCept Group, a company related through common ownership. Revenues were $119,400 and $44,775 for these periods, respectively.

                              [INSIDE BACK COVER]

  Graphic display of the Company's frame relay network, indicating that electronic funds transfer, data communications management and core bank processing are performed through the network. Additional graphic picturing a bank and examples of services for which the bank can use the frame relay network, including ATM processing, bank branch management, POS and debit card transactions, remote banking and PCBancPac(TM) client/server software.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  UNTIL JULY 6, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company..............................................................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Dilution.................................................................  18
Capitalization...........................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Industry.................................................................  31
Business.................................................................  33
Management...............................................................  44
Principal and Selling Shareholders.......................................  51
Certain Transactions.....................................................  52
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  63
Experts..................................................................  63
Additional Information...................................................  64
Index to Consolidated Financial Statements............................... F-1

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                               2,387,500 SHARES

                                     LOGO
[Logo of The InterCept Group, Inc. Appears Here]

                                 COMMON STOCK

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                                  PROSPECTUS

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                              J.C. Bradford & Co.

                               Wheat First Union

                                 JUNE 9, 1998

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